UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Atmos Energy Corporation

(Name of Registrant as Specified In Its Charter)

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December 28, 2010

Dear Atmos Energy Shareholder:

You are cordially invited to attend the annual meeting of shareholders on Wednesday, February 9, 2011, at 9:30 a.m. Central Standard Time. The meeting will be held in the Pavilion Ballroom at the Belo Mansion, 2101 Ross Avenue, Dallas, Texas 75201.

The matters to be acted upon at the meeting are described in the Notice of Annual Meeting of Shareholders and Proxy Statement. In addition, we will review the affairs and progress of the Company during the past year and discuss the results of operations for the first quarter of our 2011 fiscal year.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials (“Notice”) or proxy card, over the Internet, by telephone or on the proxy card, as promptly as possible. If you received only a Notice in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet or by telephone because it is convenient and saves printing costs and postage fees, as well as natural resources.

On behalf of your Board of Directors, thank you for your continued support and interest in Atmos Energy Corporation.

Sincerely,

Robert W. Best	Kim R. Cocklin
Executive Chairman of the Board	President and Chief Executive Officer

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Our Shareholders:

The annual meeting of the shareholders of Atmos Energy Corporation will be held in the Pavilion Ballroom at the Belo Mansion, 2101 Ross Avenue, Dallas, Texas 75201 on Wednesday, February 9, 2011, at 9:30 a.m. Central Standard Time for the following purposes:

1.	To elect four directors for one-year terms expiring in 2012;

2.	To act upon a proposal to approve an amendment to our 1998 Long-Term Incentive Plan (“LTIP”) to provide for an increase of 2,200,000 shares in the number of shares of common stock reserved for issuance under the plan and an extension of the term of the plan for an additional five years;

3.	To act upon a proposal to approve an amendment to our Annual Incentive Plan for Management (“Incentive Plan”) to provide for an extension of the term of the plan for an additional five years;

4.	To ratify the Audit Committee’s appointment of Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent registered public accounting firm for fiscal 2011;

5.	To act upon a proposal for a non-binding, advisory vote by the shareholders to approve the compensation of the named executive officers of the Company for fiscal 2010 (“Say on Pay”);

6.	To act upon a proposal for a non-binding, advisory vote by the shareholders on the frequency of the advisory vote on Say on Pay in future years; and

7.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record of our common stock at the close of business on December 15, 2010 will be entitled to notice of, and to vote at, such meeting. The stock transfer books will not be closed. Your vote is very important to us. Regardless of the number of shares you own, please vote. All shareholders of record may vote (i) over the Internet, (ii) by toll-free telephone (please see the proxy card for instructions), (iii) by written proxy by signing and dating the proxy card and mailing it to us or (iv) by attending the annual meeting and voting in person. These various options for voting are described in the Notice or proxy card. For all shareholders who participate in our Retirement Savings Plan and Trust (“RSP”), your vote over the Internet, by telephone or on your proxy card will serve as voting instructions to the trustee of the RSP. If you have shares of our common stock issued to you under the RSP, only the trustee may vote your plan shares even if you attend the annual meeting in person.

All shareholders who hold their shares in “street name” in the name of a broker, bank or other nominee (“broker”) may submit their written votes through voting instruction forms provided by their brokers. If you hold your shares in street name, you may also generally vote your proxy over the Internet or by telephone, in accordance with voting instructions provided by your broker. Pursuant to recent amendments of the rules of the New York Stock Exchange (“NYSE”), brokers no longer have the discretion to vote the shares of customers who fail to provide voting instructions on any of the proposals listed above except the proposal to ratify the Audit Committee’s appointment of Ernst & Young to serve as the Company’s independent registered public accounting firm for fiscal 2011. Therefore, if you do not provide instructions to your broker to vote your shares, the broker may vote your shares only on that one proposal at our annual meeting. In addition, if you own your shares in street name and you intend to vote in person at the meeting, you must first obtain a legal proxy from your broker and bring that legal proxy to the annual meeting.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card or on our website at www.atmosenergy.com.

By Order of the Board of Directors,

DWALA KUHN
Corporate Secretary

December 28, 2010

i

ii

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

PROXY STATEMENT

for the

2011 ANNUAL MEETING OF SHAREHOLDERS

to be Held on February 9, 2011

GENERAL MEETING MATTERS

Date, Time, Place and Purpose of Meeting

Our 2011 annual meeting of shareholders will be held on Wednesday, February 9, 2011, at 9:30 a.m. Central Standard Time in the Pavilion Ballroom at the Belo Mansion, 2101 Ross Avenue, Dallas, Texas 75201. The purpose of the 2011 annual meeting is set forth in the Notice of Annual Meeting of Shareholders to which this proxy statement is attached. Atmos Energy Corporation is referred to as “Atmos Energy,” the “Company,” “our,” “us” or “we” in this proxy statement.

Internet Availability of Proxy Materials

Under rules of the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders primarily over the Internet, rather than mailing paper copies of the materials (including our Summary Annual Report and Annual Report on Form 10-K for fiscal 2010) to each shareholder. If you received only a Notice by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

We anticipate that the Notice will be mailed to our shareholders on or about December 28, 2010 and will be sent by electronic mail to our shareholders who have opted for such means of delivery on or about December 30, 2010.

Revocability and Voting of Proxies

Any shareholder of record giving a proxy has the power to revoke the proxy at any time prior to its exercise by (1) submitting a new proxy with a later date, including a proxy given over the Internet or by telephone; (2) notifying our Corporate Secretary in writing before the meeting; or (3) voting in person at the meeting. Any shareholder owning shares in street name who wishes to revoke voting instructions previously given to a broker should contact such broker for further instructions. An independent inspector will count the votes. Your vote will not be disclosed to us and will remain confidential except under special circumstances. For example, a copy of your proxy card will be sent to us if you add any written comments to the card. If you are a shareholder of record and give us your signed proxy, but do not specify how to vote on any particular proposal, we will vote your shares in favor of the nominees for election of directors (see “Proposal One—Election of Directors” beginning on page 16), in favor of the proposal to amend our LTIP (see “Proposal Two—Approval of Amendment to the 1998 Long-Term Incentive Plan” beginning on page 59), in favor of the proposal to amend our Annual Incentive Plan for Management (see “Proposal Three—Approval of Amendment to the Annual Incentive Plan for Management” beginning on page 64), in favor of the proposal to ratify the Audit Committee’s appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2011 (see “Proposal Four—Ratification of Appointment of Independent Registered Public Accounting Firm” on page 67), in favor of the advisory proposal to approve executive compensation for fiscal 2010 (see “Proposal Five—Non-Binding, Advisory Vote on Approval of Executive Compensation” beginning on page 68) and select the one-year vote frequency on the advisory proposal regarding the frequency of vote on the approval of executive compensation (see “Proposal Six–Non-Binding, Advisory Vote on Frequency of Advisory Vote on Approval of Executive Compensation” beginning on page 69).

Solicitation of Proxies

The proxy accompanying this statement is solicited by the management of the Company at the direction of our Board of Directors. It is expected that these materials will be first sent to our shareholders on or about December 28, 2010. We expect to solicit proxies primarily by mail, but our directors, officers, employees and agents may also solicit proxies in person or by telephone or other electronic means. We will pay for all costs of preparing, assembling and distributing the proxies and accompanying materials for the annual meeting of shareholders, including the costs of reimbursing brokers for forwarding proxies and proxy materials to their principals. We will ask brokers to prepare and send a Notice to customers or clients for whom they hold shares and forward copies of the proxy materials to such beneficial owners who request a paper copy. In addition, Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902 (“Morrow”) will assist us in the solicitation of proxies. We will pay approximately $7,500 in fees, plus expenses and disbursements, to Morrow for its proxy solicitation services.

Common Stock Information; Record Date

As of December 15, 2010, our record date, there were 90,639,048 shares of our common stock, no par value, issued and outstanding, all of which are entitled to vote. These shares constitute the only class of our stock issued and outstanding. As stated in the Notice, only shareholders of record at the close of business on December 15, 2010 will be entitled to vote at the meeting. Each share is entitled to one vote.

Quorum Requirement

Our bylaws provide that if the holders of a majority of the issued and outstanding shares of our common stock entitled to vote are present in person or represented by proxy, there will be a quorum. The aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the annual meeting, whether those shareholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, which are described below, will also be considered present for purposes of determining whether a quorum exists.

Broker Non-Votes and Vote Required

If a broker holds your shares and you have previously elected to receive a paper copy of your proxy materials, this proxy statement and other proxy materials have been sent to your broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. Rules of the NYSE determine whether proposals presented at shareholder meetings are considered “routine” or “non-routine.” If a proposal is routine, a broker holding shares for an owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Broker non-votes have no effect on the vote on such a proposal because they are not considered present and entitled to vote. Proposals One, Two, Three, Five and Six are considered non-routine proposals. Therefore, brokers may vote on these proposals only if voting instructions are provided by the owner of the shares. Only Proposal Four, the proposal to ratify the appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2011, is considered a routine proposal under the rules of the NYSE. As a result, brokers holding shares for an owner in street name may vote on Proposal Four, even if no voting instructions are provided by the owner of the shares.

For Proposals One through Five, the number of votes required for approval is a majority of the shares of our common stock present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as an “against” vote but, as discussed above, broker non-votes will have no effect on the vote for these proposals. For Proposal Six, the Non-Binding, Advisory Vote on Frequency of Advisory Vote on Approval of Executive Compensation, the selection of the frequency vote receiving the most votes will be considered as receiving approval. Abstentions and broker non-votes will have no effect on the vote for this proposal. If any other proposals are properly presented to the shareholders at the meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Texas and Virginia law and our bylaws, the number of votes required to approve a proposal is a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting. The proxy gives discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the shareholders at the meeting. The persons named as proxies on the proxy card are Robert W. Best, Executive Chairman, Charles K. Vaughan, Director and Lead Director and Richard W. Cardin, Director and Chairman of the Audit Committee.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

Corporate Governance

In accordance with, and pursuant to, the corporate governance-related listing standards of the NYSE, the Board has adopted and periodically updated our Corporate Governance Guidelines (“Guidelines”), which govern the structure and proceedings of the Board and contain the Board’s position on many governance issues. The Board has also adopted and periodically updated the Code of Conduct for our directors, officers and employees. The Code of Conduct provides guidance to the Board and management in areas of ethical business conduct and risk and provides guidance to employees and directors by helping them to recognize and deal with ethical issues including, but not limited to (i) conflicts of interest, (ii) gifts and entertainment, (iii) confidential information, (iv) fair dealing, (v) protection of corporate assets and (vi) compliance with rules and regulations. We have provided to our directors, officers and other employees a toll-free compliance hotline and a website by which they may report on an anonymous basis any observation of unethical behavior or suspected violation of our Code of Conduct. In addition, the Board has adopted and periodically updated the charters for each of its Audit, Human Resources and Nominating and Corporate Governance Committees. All of the foregoing documents are posted on the Corporate Governance page under the Investors tab of our website at www.atmosenergy.com.

Independence of Directors

The Board is comprised of a majority of independent directors in accordance with NYSE corporate governance-related listing standards. In accordance with rules of the SEC and the NYSE as well as our Guidelines, to be considered independent, a director must not have a direct or indirect material relationship with the Company or its management, other than as a director. To assist it in making its determination of the independence of each of its members, the Board has adopted its Categorical Standards of Director Independence (“Standards”). The Standards specify the criteria by which the independence of our directors will be determined and the types of relationships the Board has determined to be categorically immaterial, including relationships of directors and their immediate families with respect to past employment or affiliation with the Company, our management or our independent registered public accounting firm. For purposes of the Standards, the Board has adopted the definition of an “immediate family member” as set forth by the NYSE, which includes a director’s spouse, parents, children, siblings and in-laws of the director, as well as anyone else (other than domestic employees) who shares such director’s home. The Standards and our Guidelines are posted on the Corporate Governance page of our website.

Based on its review of the Standards, as well as applicable SEC and NYSE rules, and taking into consideration all business relationships between the Company and each non-employee director and non-employee director nominee, the Board has concluded that none of such relationships are material other than the relationship with Mr. Springer described below. Accordingly, the Board has affirmatively determined that Ms. Quinn, Dr. Meredith and Messrs. Cardin, Douglas, Esquivel, Gordon, Grable, Nichol, Vaughan and Ware are independent members of the Board. In addition, the Board has affirmatively determined that each member of the Audit, Human Resources and Nominating and Corporate Governance Committees are independent under the Standards, as well as applicable SEC and NYSE rules.

In recommending to the Board that each director and nominee be found independent, the Nominating and Corporate Governance Committee reviewed and considered the following transactions, relationships or arrangements during the past three fiscal years, as discussed below. All matters described below fall within the Standards, including the monetary thresholds set forth in such standards.

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Mr. Ware is president of Amarillo National Bank in Amarillo, Texas, which provides a $25 million short-term line of credit to the Company, serves as a depository bank for us and is the trustee for our LTIP.

•	Mr. Douglas is executive vice president of Jones Lang LaSalle LLC in Dallas, Texas, which has provided office leasing services to the Company from time to time.

•	Several of our other directors either are natural gas customers or are affiliated with businesses that are natural gas customers of the Company in the ordinary course of business.

Because Mr. Springer’s son-in-law is a partner with the firm of Ernst & Young, our independent registered public accounting firm, the Board has determined that Mr. Springer may not be considered independent from the Company under the Standards. However, Mr. Springer’s son-in-law is not involved in our audit and is not considered a “covered person” with respect to us, as defined under the SEC’s independence-related rules and regulations for auditors. Thus, this relationship has no effect on Ernst & Young’s independence as our independent registered public accounting firm. Further, Mr. Springer does not serve on our Audit, Human Resources or Nominating and Corporate Governance Committees.

Related Person Transactions

In accordance with applicable SEC rules and in recognition that transactions into which we enter with related persons may present potential or actual conflicts of interest, our Board has adopted written guidelines with respect to related person transactions. For purposes of these guidelines, a reportable “related person transaction” is a transaction between the Company and any related person (i) involving more than $120,000 when aggregated with all similar transactions during any fiscal year and (ii) where such “related person” has or will have a direct or indirect material interest in such transaction (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “related person” is any (a) person who is or was (since the beginning of the last fiscal year) an executive officer, director or nominee for election as a director of the Company; (b) person who beneficially owns more than five percent of the Company’s common stock or (c) immediate family member of any of the foregoing. An immediate family member includes a person’s spouse, parents, children, siblings, in-laws and anyone residing in such person’s home (other than domestic employees).

Under the guidelines, all executive officers, directors and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members that could reasonably be expected to give rise to a related person transaction. Executive officers, directors and director nominees are required to advise the Corporate Secretary of the Company promptly of any change in the information provided and are asked periodically to review and reaffirm this information.

The Nominating and Corporate Governance Committee reviews the material facts of all related person transactions and either approves or disapproves of the entry into any such transaction. However, if advance committee approval of a related person transaction is not feasible, then it shall be considered and, if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related person transaction, the committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

No director is allowed to participate in any discussion or approval of a related person transaction for which he or she is a related person, except that the director shall provide all material information concerning the transaction to the committee. If a related person transaction will be ongoing, the committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person. Thereafter, the committee, on at least an annual basis, shall review and assess ongoing relationships with the related person to see that they remain in compliance with the committee’s related person transaction guidelines and that the related person transaction remains appropriate. In addition, the committee will periodically review the related person guidelines to determine if changes or modifications may be appropriate.

The committee also makes a recommendation to the Board as to whether the committee determines that an identified transaction is required to be reported as a related person transaction under SEC rules. Under SEC rules, certain transactions are deemed not to involve a material interest and thus, not reportable (including transactions in which the amount involved in any 12-month period is less than $120,000 and transactions with entities where a related person’s interest is limited to service as a non-employee director). In determining materiality for this purpose, information is considered material if, in light of all the facts and circumstances of the transaction, there is a substantial likelihood a reasonable investor would consider the information important in deciding whether to buy, sell or vote shares of Company stock. Transactions within the categorical standards specified below, which are pre-approved by the committee, are presumed not to be material and therefore, not reportable.

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Transactions in the ordinary course of business with an entity for which a related person serves as an executive officer, provided (i) the affected director or executive officer does not participate in the decision on the part of the Company to enter into such transactions and (ii) the amount involved in any related category of transactions during any particular fiscal year is the lesser of (a) $1 million or (b) an amount which is less than one percent of the entity’s gross revenue for the most recently completed fiscal year for which data is publicly available;

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Charitable gifts made in the ordinary course of business to a foundation, university or other nonprofit organization, provided (i) the affected director or executive officer does not participate in the decision on the part of the Company to make such gifts and (ii) the amount of gifts during any particular fiscal year is the lesser of (a) $120,000 or (b) an amount which is less than one percent of the nonprofit entity’s gross revenues for the most recently completed fiscal year for which data is publicly available;

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Employment by the Company of a family member of an executive officer, provided the executive officer does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member; and

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Payments under the Company’s employee benefit plans and other programs that are available generally to the Company’s employees (including contributions under the Company’s educational matching gift programs and payments to providers under the Company’s health care plans).

The committee has reviewed the Company’s ordinary course of business transactions during fiscal 2010 with companies for which non-employee directors serve as executive officers and all other related person transactions and has determined that, in accordance with the categorical standards described on page 6, none of those transactions involved a material interest and thus are not reportable. In addition, the Company is not aware of any related person transactions required to be reported under applicable SEC rules since the beginning of the last fiscal year where our policies and procedures did not require review or where such policies and procedures were not followed.

Board Leadership Structure

The Company’s bylaws and Guidelines provide that our Board of Directors has the right to exercise its discretion to either separate or combine the offices of Chairman of the Board and Chief Executive Officer (“CEO”). This decision is based upon the Board’s determination of what is in the best interests of the Company and its shareholders, in light of the circumstances and taking into consideration succession planning, skills and experience of the individuals filling those positions and other relevant factors. Until October 1, 2010, the Board had historically determined that the offices of Chairman of the Board and CEO should be combined, primarily to provide unified leadership and direction for the Company. However, on September 30, 2010, Mr. Best retired as CEO of the Company, a position he had held since March 1997, and was appointed by the Board as Executive Chairman effective October 1, 2010. In addition, Mr. Cocklin was appointed by the Board as President and CEO also effective October 1, 2010. Considering the skills and experience of Mr. Best and Mr. Cocklin, the need to provide an orderly leadership transition from Mr. Best to Mr. Cocklin, and the completion of the execution of the Company’s succession planning process, the Board has determined that the Board and Company’s leadership structure that is most appropriate at this time is to have an Executive Chairman separate from its CEO. The current leadership structure is based on the experienced leadership provided by a full-time Executive Chairman (currently Mr. Best) and a full-time CEO (currently Mr. Cocklin), with both positions being subject to oversight and review by the Company’s independent directors. The Board recognizes that if the circumstances change in the future, other leadership structures might also be appropriate and it has the discretion to revisit this determination of the Company’s leadership structure. A combined Chairman and CEO Board leadership structure has previously worked well for the Company and its shareholders and may do so in the future.

The Board’s leadership structure is designed so that independent directors exercise oversight of the Company’s management and key issues related to strategy and risk. Only independent directors serve on the Audit Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee of the Board and all standing Board committees are chaired by independent directors. Additionally, independent directors regularly hold executive sessions of the Board outside the presence of the Executive Chairman, the President and CEO or any other Company employee and they generally meet in a private session with the Executive Chairman and the President and CEO at every regularly scheduled Board meeting.

Each year, the independent directors of the Board select an independent director to serve as a lead director (the “Lead Director”). The Lead Director performs the following duties: (i) convenes and chairs meetings of the non-management directors in executive sessions as may be necessary; (ii) coordinates and develops the agenda for executive sessions of the non-management directors; (iii) coordinates feedback to the Executive Chairman and the President and CEO on behalf of the non-management directors regarding business, management or other issues; (iv) collaborates with the

Executive Chairman and the President and CEO in developing the agenda for meetings of the Board; (v) consults with the Executive Chairman and the President and CEO on related information that is sent to the Board; (vi) discusses the results of the performance evaluation of both the Executive Chairman and the President and CEO with the Chair of the Human Resources Committee; (vii) reports to the Executive Chairman and President and CEO the results of their respective performance evaluations and (viii) identifies and develops with the Executive Chairman and the President and CEO along with the Chair of the Nominating and Corporate Governance Committee, the Board’s compositional needs and criteria for the selection of candidates to serve as directors. In performing the duties described above, the Lead Director is expected to consult with the chairs of the appropriate Board committees and solicit their participation. The Lead Director also performs such other duties as may be assigned to the Lead Director by the Board of Directors, the independent directors, the Executive Chairman or the President and CEO.

Risk Oversight Process

Our Board of Directors has the primary responsibility for risk oversight of the Company as a whole. However, the Board has delegated primary oversight responsibility to the Audit Committee. The Audit Committee is responsible for overseeing risks associated with financial and accounting matters, including compliance with all legal and regulatory requirements and internal control over financial reporting. In addition, the Audit Committee has oversight responsibility for the Company’s overall business risk management process, which includes the identification, assessment, mitigation and monitoring of key business risks on a company-wide basis. To assist the Audit Committee in performing this function, for the last several years, the Audit Committee has engaged the firm of KPMG LLP (“KPMG”), which also serves as the Company’s internal auditor, to perform an annual enterprise risk assessment, upon which KPMG reports to the Audit Committee at its meeting each spring. For fiscal 2010, 14 key business risks were assessed by KPMG, including physical infrastructure, gas supply, credit, liquidity, regulatory and compliance. The Chairman of the Audit Committee then reports to the Board at its next meeting on such risk assessment and the overall effectiveness of the key business risk processes and controls. In addition, KPMG presents a report on its internal audit activities during the prior quarter to the Audit Committee at its regularly-scheduled quarterly meetings. The report includes the audit activities performed the previous quarter, which address the key business risks previously identified during the annual enterprise risk assessment, including evaluations and assessments of internal controls and procedures.

In addition, at each quarterly Audit Committee meeting, the Audit Committee reviews with management the steps taken by management to ensure compliance with established risk management policies and procedures relating to the Company’s marketing and trading subsidiary, Atmos Energy Marketing, LLC (“AEM”). Compliance with these risk management policies and procedures is monitored on a monthly basis by the AEM Risk Management Committee, which is comprised of officers of the Company and AEM along with other key employees. Such risk management policies and procedures address credit risk, liquidity risk, operational risk and legal/contract/regulatory risks. If appropriate, the Chairman of the Audit Committee then reports to the Board on any significant deviations from the risk management policies and procedures.

The Board has also charged the Human Resources Committee (“HR Committee”) with ensuring that our executive compensation policies and practices support the retention and development of executive talent with the experience required to manage risks inherent to our business and do not encourage or reward excessive risk-taking by our executives. See the discussion in “Compensation

Risk Assessment” beginning on page 14 for more information on the specific processes used by the HR Committee to assess the risk profiles of our compensation programs. The Board believes that the current leadership structure of the Board supports effective oversight of the Company’s risk management processes described above by providing independent leadership at the Board committee level, with ultimate oversight by the full Board as led by the Executive Chairman, the President and CEO and the Lead Director.

Lead Director and Communications with Directors

In accordance with the corporate governance-related listing standards of the NYSE, the independent directors of the Board have designated Charles K. Vaughan as the Lead Director at all meetings of non-management directors during fiscal 2011, which meetings will continue to be held by the Board on a regular basis. In addition, all independent members of the Board meet as a group at least once annually. Shareholders and other interested parties may communicate with Mr. Vaughan, individual non-management directors, or the non-management directors as a group, by writing to Board of Directors, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas, 75265-0205 or by electronic mail at boardofdirectors@atmosenergy.com. Our Senior Vice President and General Counsel, Louis P. Gregory, receives all such communications initially and forwards the communications to Mr. Vaughan or another individual non-management director, if applicable, as he deems appropriate. Interested parties may also contact our directors who are members of management, Robert W. Best, Executive Chairman (robert.best@atmosenergy.com) and Kim R. Cocklin, President and CEO (kim.cocklin@atmosenergy.com); by mail at Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205, or by telephone at 972-934-9227.

Committees of the Board of Directors

Standing Committees.    We have certain standing committees, each of which is described below. The Executive Committee consists of the chairpersons of each of our standing committees and our Lead Director, Mr. Vaughan. Current members of the Executive Committee are Dr. Meredith and Messrs. Cardin, Gordon, Nichol and Vaughan. Mr. Vaughan, as Lead Director, serves as chairman of the committee. In accordance with our bylaws, the Executive Committee has, and may exercise, all of the powers of the Board of Directors during the intervals between the Board’s meetings, subject to certain limitations and restrictions as set forth in the bylaws or as may be established by resolution of the Board from time to time. The Executive Committee held no meetings during fiscal 2010.

The Board has established a separately-designated standing Audit Committee in accordance with applicable provisions of the Securities Exchange Act of 1934 (“Exchange Act”). The Audit Committee consists of Ms. Quinn and Messrs. Cardin, Esquivel, Grable, Ware and Dr. Meredith. Mr. Cardin serves as chairman of the committee. As discussed in “Independence of Directors” on page 4, the Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC. The Audit Committee oversees our accounting and financial reporting processes and procedures; reviews the scope and procedures of the internal audit function; appoints our independent registered public accounting firm and is responsible for the oversight of its work and the review of the results of its independent audits. The Audit Committee held five meetings during the last fiscal year and has adopted a charter, which it follows in conducting its activities. The committee’s charter is available on the Corporate Governance page of our website.

The Human Resources Committee consists of Messrs. Douglas, Esquivel, Gordon, Grable and Nichol. Mr. Gordon serves as chairman of the committee. As previously discussed, the Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC. This committee reviews and makes recommendations to the Board regarding executive compensation policy and strategy and specific compensation recommendations for the CEO as well as our other officers and division presidents. This committee retained the worldwide consulting firm of Towers Watson, formerly Towers Perrin, during fiscal 2010 from October 1, 2009 through June 30, 2010 to serve as its executive compensation consultant, which was directly accountable to the committee for the performance of its consulting services. In addition, the committee determines, develops and makes recommendations to the Board regarding severance agreements, succession planning and other related matters concerning our CEO as well as other officers and division presidents. This committee also administers our LTIP and Incentive Plan. During the last fiscal year, the committee held six meetings. The committee has adopted a charter, which it follows in conducting its activities. The committee’s charter is available on the Corporate Governance page of our website.

The Nominating and Corporate Governance Committee consists of Ms. Quinn and Messrs. Cardin, Gordon, Nichol, Ware and Dr. Meredith. Mr. Nichol serves as chairman of the committee. As previously discussed, the Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC. This committee makes recommendations to the Board regarding the nominees for director to be submitted to our shareholders for election at each annual meeting of shareholders, selects candidates for consideration by the full Board to fill any vacancies on the Board, which may occur from time to time, and oversees all of our corporate governance matters. The committee held three meetings during the last fiscal year. The committee has adopted a charter, which it follows in conducting its activities. The committee’s charter is available on the Corporate Governance page of our website.

The Work Session/Annual Meeting Committee consists of Dr. Meredith and Messrs. Douglas, Nichol, Springer and Ware. Dr. Meredith serves as chairman of the committee. This committee selects the site and plans the meeting and agenda for the work session meeting of the Board held each year for the purpose of focusing on long-range planning and corporate strategy issues and selects the site for the annual meeting of shareholders. During the last fiscal year, the Work Session/Annual Meeting Committee held two meetings.

Other Board and Board Committee Matters

Human Resources Committee Interlocks and Insider Participation.    As discussed above, the members of the HR Committee during the last fiscal year were Messrs. Douglas, Esquivel, Gordon, Grable and Nichol. None of the committee members were, during fiscal 2010 or previously, an officer or employee of the Company or any of our subsidiaries. In addition, there were no interlocking relationships between any executive officer of the Company and any other corporation during fiscal 2010.

Attendance at Board Meetings.    During fiscal 2010, our Board held twelve meetings and each director attended at least 75 percent of the aggregate of (a) all meetings of the Board and (b) all meetings of the committees of the Board on which such director served. In addition, all members of our Board attended the 2010 annual meeting of shareholders held in Dallas, Texas on February 3, 2010. We strongly support and encourage each member of our Board to attend our annual meeting of shareholders.

AUDIT COMMITTEE MATTERS

Independence of Audit Committee Members, Financial Literacy and Audit Committee Financial Experts

In addition to being declared as independent under the NYSE listing standards, applicable NYSE and SEC rules and regulations require that each member of an audit committee satisfy additional independence and financial literacy requirements and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied if the Board determines that at least one Audit Committee member is an “audit committee financial expert”, within the meaning of applicable SEC rules and regulations. Generally, the additional independence requirements provide that (i) a member of the Audit Committee, or his or her immediate family members, are prohibited from receiving any direct or indirect compensation or fee from the Company or its affiliates and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. An “immediate family member” is defined by applicable NYSE rules to include a director’s spouse, parents, children, siblings and in-laws of the director, as well as anyone else (other than domestic employees) who shares the director’s home.

Generally, the financial literacy requirements provide that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member’s education, experience and ability to read and understand financial statements of public companies. Audit committee financial experts must have the following five additional attributes: (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal control over financial reporting and (v) an understanding of how an audit committee functions.

Based on its review of the independence, financial literacy and audit committee financial expert requirements previously discussed, as well as its review of their individual backgrounds and qualifications, the Board has determined that all members of the Audit Committee satisfy the additional independence and financial literacy requirements required by the SEC and NYSE for members of an audit committee. The Board has also designated Ms. Quinn and Messrs. Cardin and Ware each as an “audit committee financial expert,” as such term is defined by applicable rules and regulations of the SEC. As provided by the safe harbor contained in applicable SEC rules and regulations, our audit committee financial experts will not be deemed “experts” for any purpose as a result of being so designated. In addition, such designation does not impose on such persons any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such persons as members of the Audit Committee or the Board in the absence of such designation. This designation also does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a pre-approval policy relating to the provision of both audit and non-audit services by Ernst & Young. Our Audit Committee Pre-Approval Policy provides for the pre-approval of audit, audit-related, tax and other services specifically described in appendices to the policy on an annual basis. Such services are pre-approved up to a specified fee limit. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require separate approval by the Audit Committee must be submitted to the Audit Committee by both our Chief Financial Officer and our independent registered public accounting firm and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee did not delegate any such pre-approval authority in fiscal 2010 and it pre-approved all of the audit, audit-related and tax fees for services performed by Ernst & Young in fiscal 2010 in accordance with such pre-approval policy. The Audit Committee further concluded that the provision of these services by Ernst & Young was compatible with maintaining its independence. The Audit Committee Pre-Approval Policy is available on the Corporate Governance page of our website.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of six directors who are independent directors as required by and in compliance with all applicable listing standards of the NYSE as well as all applicable rules and regulations of the SEC, as discussed above. The Audit Committee acts under a written charter adopted by the Board of Directors, which sets forth its detailed responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. A copy of the charter is available on the Corporate Governance page of the Company’s website.

The primary purpose of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the financial reporting process, including systems of internal control over financial reporting and disclosure controls and procedures. Ernst & Young is responsible for (i) expressing an opinion, based on its audit, as to the conformity of the audited financial statements with generally accepted accounting principles and (ii) expressing an opinion, based on its audit, on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s 2010 Annual Report on Form 10-K with both management and Ernst & Young, which included a discussion of the critical accounting policies and practices used by the Company, and alternative treatments of financial information within generally accepted accounting principles, if any, and their effects, including the treatments preferred by the independent registered public accounting firm, if applicable. In addition, the Audit Committee reviewed all other material communications between the Company and Ernst & Young.

Management has represented to the Audit Committee that the Company’s internal control over financial reporting is effective. The Audit Committee then reviewed and discussed management’s assessment with management and Ernst & Young. The Audit Committee also discussed with Ernst & Young its report on the Company’s internal control over financial reporting as well as the matters required to be discussed under generally accepted auditing standards, including those matters set forth in Statement on Auditing Standards No. 61, (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in its Rule 3200T.

In addition, the Audit Committee has received and reviewed the written disclosures and letter from Ernst & Young, which are required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Ernst & Young the firm’s independence, as well as those disclosures related to the independence of the Company’s independent registered public accounting firm required by the provisions of the Sarbanes-Oxley Act of 2002 and related rules and regulations of the SEC. The Audit Committee has also considered the fees paid to Ernst & Young during the last fiscal year for audit and non-audit services and has determined that the non-audit services provided are compatible with the firm’s independence and are in compliance with applicable law.

The Audit Committee has also discussed with KPMG, which provides internal audit services to the Company, and Ernst & Young, the overall scope and plans for their respective audits. The Audit Committee periodically meets with both firms, with and without management present, to discuss the results of their examinations, the assessments of the Company’s internal control over financial reporting, as well as the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (which the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2010 for filing with the SEC. The Audit Committee has also appointed Ernst & Young as the Company’s independent registered public accounting firm for the 2011 fiscal year, which appointment is being submitted to our shareholders for their ratification at our 2011 annual meeting of shareholders.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Richard W. Cardin, Chairman

Ruben E. Esquivel

Robert C. Grable

Dr. Thomas C. Meredith

Nancy K. Quinn

Richard Ware II

HUMAN RESOURCES COMMITTEE MATTERS

Compensation Risk Assessment

The HR Committee engaged Pay Governance LLC, an executive compensation consulting firm, to conduct an assessment of the risk profile of the compensation program of the Company during 2010. The purpose of the study was to review all of the compensation arrangements of the Company and to gauge whether any compensation arrangement encouraged employees to engage in excessively risky behaviors detrimental to the Company and its shareholders. Pay Governance evaluated our two annual incentive compensation plans, the Variable Pay Plan (“VPP”) and the Incentive Plan. The VPP provides an annual incentive compensation opportunity for all employees who do not participate in the Incentive Plan or the incentive plan of Atmos Energy Holdings, Inc. (“AEH”), and allows participants to earn an award ranging from zero percent to three percent of salary earned for the fiscal year. The plan is funded based upon our earnings per share (“EPS”) performance and individual contributions to safety, environmental and other factors are also considered in determining eligibility for awards. The Incentive Plan is similar to the VPP in that it measures the Company’s EPS performance using the same annual incentive scale as the VPP and individual contributions to safety, environmental and other factors are also considered in determining eligibility for awards.

Pay Governance also evaluated our long-term incentive plan, the LTIP, which includes grants of both time-lapse restricted share units and performance-based restricted share units. The performance-based restricted share units are tied to a three-year cumulative EPS goal. The review by Pay Governance of these incentive plans included an evaluation of the plans’ design features and provisions, including such provisions as the establishment of target levels, the determination of awards, the types of performance criteria measured, the capping of maximum award opportunities, the balance between annual and long-term opportunities, the role of the HR Committee in its governance and oversight and other issues. Based upon this review, Pay Governance concluded that the following features help to mitigate any excessive risk-taking on the part of the Incentive Plan’s participants:

•	Both the Incentive Plan and VPP annual plans place an appropriate cap of 200 percent on the size of any cash awards earned.

•

The Company has a policy for the recoupment of executive compensation (“clawback policy”) that provides for the repayment or forfeiture of any incentive awards earned due to fraud, misconduct or misstatement of financial results, described in “Executive Compensation Recoupment Policy” on page 41.

•	Long-term incentives are granted each year to approximately 165 key executives and management employees to appropriately balance short-term interests with long-term value creation.

•	Key executives are subject to share ownership guidelines which encourage the executives to align their interests with the long-term interest of shareholders and all other constituents.

•

Fifty percent of the long-term awards are performance-based restricted stock units, which are tied to both three-year EPS performance and the return to shareholders (share price plus accrued dividends) for our named executive officers.

•

A key feature of the Incentive Plan is the plan’s provision to allow for a voluntary conversion of annual cash awards, in 25 percent increments, to three-year time-lapse restricted stock units with a 50 percent premium value.

•

Once the threshold levels are achieved, both the annual and long-term performance incentive plans use mathematical interpolation to calculate payouts between performance levels, thereby removing any payout cliffs.

In addition, during fiscal 2009, Towers Watson (then known as Towers Perrin) was engaged by the HR Committee to review the competitiveness of the compensation program for AEH. Towers Watson was asked to comment upon the alignment of the AEH compensation program with the risk profile of the trading/marketing company in relation to the overall energy marketing and trading spectrum, and to recommend enhancements to the compensation program that better aligned compensation with the Company’s business strategy. In its review, Towers Watson determined that AEH’s compensation program contained risks that are appropriate to the nature, size and scope of its operations. In its assignment, Towers Watson developed separate compensation plans for the front office trading and marketing personnel (including a new approach to an incentive pool plan) and the back office and mid-office personnel (a traditional goal-based plan). Based upon the changes recommended by Towers Watson and implemented by AEH during fiscal year 2010, the AEH compensation program is better aligned with the business strategy of the Company and better balances the risk and reward opportunities for AEH personnel.

Human Resources Committee Report

The Human Resources Committee of the Board of Directors has the responsibility for reviewing and recommending to the full Board of Directors, the Company’s executive compensation programs. The committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE.

In this context, the committee has met, reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Respectfully submitted by the members of the Human Resources Committee of the Board of Directors:

Richard K. Gordon, Chairman

Richard W. Douglas

Ruben E. Esquivel

Robert C. Grable

Phillip E. Nichol

PROPOSAL ONE—ELECTION OF DIRECTORS

Background

Pursuant to an amendment to our Articles of Incorporation that was approved by our shareholders at our annual meeting of shareholders in February 2010, as of February 2010, the Board of Directors is no longer divided into three classes. Beginning with the 2011 annual meeting of shareholders, and at each annual meeting thereafter, all directors elected at the annual meeting shall be elected for a one-year term expiring at the next annual meeting thereafter. However, this change to a declassified Board will not affect the unexpired terms of directors elected prior to the change. The Board is nominating Messrs. Cocklin, Douglas, Esquivel and Gordon to continue serving as directors whose one-year terms will expire in 2012. Mr. Cocklin was last elected to a one-year term by the shareholders at the 2010 annual meeting, while Messrs. Douglas and Gordon were last elected to three-year terms by the shareholders at the 2008 annual meeting and Mr. Esquivel was last elected to a two-year term by the shareholders at the 2009 annual meeting. All nominees were recommended for nomination by the Nominating and Corporate Governance Committee of the Board. We did not pay a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for the Board. In addition, the Nominating and Corporate Governance Committee did not receive any recommendations from a shareholder or a group of shareholders who, individually or in the aggregate, beneficially owned greater than five percent of our common stock for at least one year.

The other directors listed under “Directors Continuing in Office,” beginning on page 20, will continue to serve in their positions for the remainder of their current terms, except for Messrs. Cardin and Nichol, who will be retiring from the Board immediately following the annual meeting, in accordance with the Company’s bylaws. The names, ages, biographical summaries and qualifications of (i) the persons who have been nominated to serve as our directors are set forth under “Nominees for Director,” beginning on page 18 and (ii) the directors who are continuing in office until the expiration of their terms are set forth in “Directors Continuing in Office,” beginning on page 20. Each of the nominees has consented to be a nominee and to serve as a director if elected. If we receive proxies that are signed but do not specify how to vote, we will vote those shares FOR all of the nominees. To be elected as a director, our bylaws require a nominee to receive the vote of a majority of all outstanding shares of our common stock entitled to vote and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

Procedures for Nomination of Candidates for Director

According to our bylaws, any shareholder may make nominations for the election of directors if notice of such nominations is delivered to, or mailed and received by the Corporate Secretary of the Company at our principal executive offices, not less than 60 days nor more than 85 days prior to the date of the originally scheduled meeting. However, if less than 75 days’ notice or prior public disclosure of the date of the meeting is given by the Company, notice of such nominations must be so received no later than the close of business on the 25th day following the earlier of the day on which notice of the meeting was sent or the day on which such public disclosure was made. Since we are providing less than 75 days’ notice or prior public disclosure of the date of the 2011 annual meeting, shareholders may make nominations for the election of directors at the 2011 annual meeting, if notice of such nominations is delivered to, or mailed and received by the Corporate Secretary of the Company at our principal executive offices no later than the close of business on January 22, 2011, the 25th day following the day on which notice of the meeting is to be sent, December 28, 2010. If no nominations are so made, only the nominations made by the Board of Directors may be voted upon at the 2011 annual meeting.

There are no differences in the manner in which the committee evaluates nominees for director based on whether or not the nominee is presented by a shareholder. All director candidates shall, at a minimum, possess the qualifications for director discussed below. Such notices should include the following: (i) name, address and number of shares owned by the nominating shareholder, (ii) the nominee’s name and address, (iii) a listing of the nominee’s background and qualifications, (iv) a description of all arrangements between such shareholder and each nominee and any other person and (v) all other information relating to such person that is required to be disclosed in the solicitations for proxies for election of directors under applicable SEC and NYSE rules and regulations. A signed statement from the nominee should accompany the notice of nomination indicating that he or she consents to being considered as a nominee and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director.

Qualifications for Directors

The Nominating and Corporate Governance Committee uses a variety of methods to identify nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, shareholders or other persons. Nominees for director must possess, at a minimum, the level of education, experience, sophistication and expertise required to perform the duties of a member of the board of directors of a public company of our size and scope. Once a person is nominated, the committee will assess the qualifications of the nominee, including an evaluation of his or her judgment and skills. The Board has adopted guidelines outlining the qualifications sought when considering non-employee director nominees, which are discussed in our Guidelines posted on the Corporate Governance page of our website.

Based on the Guidelines, the specific qualifications and skills the Board seeks across its membership to achieve a balance of experiences important to the Company include, but are not limited to, outstanding achievement in personal careers; prior board experience; wisdom, integrity and ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. Other required specific qualifications and skills include a basic understanding of principal operational and financial objectives and plans and strategies of a corporation or organization of our stature, results of operations and financial condition of an organization and of any significant subsidiaries or business segments and a relative understanding of an organization and its business segments in relation to its competitors.

The Board is committed to diversified membership. The Board does not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. Although the Board has not established a formal policy on diversity, the Board and the committee believe it is important that our directors represent diverse viewpoints and backgrounds. Our Guidelines provide that the committee shall evaluate each director’s continued service on the Board, at least annually, by considering the appropriate skills and characteristics of members of the Board of Directors in the context of the then current makeup of the Board. This assessment includes the following factors: diversity (including diversity of skills, background and experience); age; business or professional background; financial literacy and expertise; availability and commitment; independence; and other criteria that the committee or the full Board finds to be relevant. It is also the practice of the committee to consider these factors when screening and evaluating candidates for nomination to the Board.

Nominees for Director

Each of the following four current directors has been nominated to serve an additional one-year term on the Board of Directors with such term expiring in 2012.

Kim R. Cocklin, President and Chief Executive Officer of Atmos Energy since October 2010; formerly President and Chief Operating Officer of Atmos Energy from October 2008 through September 2010 and Senior Vice President, Regulated Operations of Atmos Energy from June 2006 through September 2008; formerly Senior Vice President, General Counsel and Chief Compliance Officer of Piedmont Natural Gas Company in Charlotte, North Carolina from February 2003 through May 2006. Mr. Cocklin, 59, has been a director of Atmos Energy since 2009.

Mr. Cocklin was promoted to lead Atmos Energy as President and Chief Executive Officer in October 2010 and has been on the Company’s senior management team since June 2006. Mr. Cocklin has over 29 years of experience in the natural gas industry, most of that serving in senior management positions at Atmos Energy, Piedmont Natural Gas Company and The Williams Companies. Mr. Cocklin has a strong background in the natural gas industry, including interstate pipeline companies, local distribution companies and gas treatment facilities. He also has extensive experience in rates and regulatory matters, business development and Sarbanes-Oxley compliance matters. Mr. Cocklin has held leadership roles within leading natural gas industry associations, including the Southern Gas Association and American Gas Association. As a result of such professional experience and leadership abilities, as well as those demonstrated attributes discussed in the “Qualifications for Directors” section above, the Board has nominated Mr. Cocklin to continue to serve as a director of Atmos Energy.

Richard W. Douglas, Executive Vice President for Jones Lang LaSalle LLC in Dallas, Texas since July 2008; formerly Executive Vice President with The Staubach Company in Dallas, Texas from October 2004 to July 2008, having served in numerous other executive officer positions with the Staubach Company from February 1999 to October 2004. Mr. Douglas, 63, has been a director of Atmos Energy since 2007.

Mr. Douglas gained leadership experience with Jones Lang LaSalle LLC, a global real estate management and investment firm and developed business and strategic planning expertise while at The Staubach Company, a nationally renowned real estate brokerage and services firm with international partnerships. Mr. Douglas also possesses outside board experience on numerous civic and nonprofit boards such as the United Way of Metropolitan Dallas. Mr. Douglas also has experience as a leader in community organizations such as the Greater Dallas Chamber of Commerce. As a result of his professional experience and leadership abilities, as well as those demonstrated attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Douglas to continue to serve as a director of Atmos Energy.

Ruben E. Esquivel, Vice President for Community and Corporate Relations for UT Southwestern Medical Center in Dallas, Texas since December 1995; formerly President and Chief Executive Officer of AVO International (formerly known as Multi-Amp Corporation). Mr. Esquivel, 67, has been a director of Atmos Energy since 2008.

Mr. Esquivel has led the community and corporate relations efforts for The University of Texas Southwestern Medical Center at Dallas, one of the nation’s leading academic medical and research institutions, for the past 15 years. During his 34-year career with AVO International, Mr. Esquivel gained valuable leadership and managerial experience. Mr. Esquivel also has served as a leader on the boards of numerous publicly-held and non-profit organizations, including his past appointment as chairman of the Texas Guaranteed Student Loan Corporation, and chairman of several boards including the Dallas County Hospital District, North Texas Commission and YMCA of Metropolitan Dallas. As a result of his professional experience and leadership abilities, as well as those demonstrated attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Esquivel to continue to serve as a director of Atmos Energy.

Richard K. Gordon, General Partner of Juniper Energy LP in Houston, Texas since 2005 and General Partner of Juniper Capital LP in Houston, Texas since 2003; and formerly Vice Chairman Investment Banking for Merrill Lynch & Co. in Houston, Texas from 1994 to 2003. Mr. Gordon, 61, has been a director of Atmos Energy since 2001.

Mr. Gordon is the General Partner of Juniper Capital LP and Juniper Energy LP. For those entities, Mr. Gordon has been responsible for the past nine years for managing a portfolio comprised of approximately $2 billion of power generation, mineral, oil and gas, natural gas gathering and oilfield services assets. Prior to working with Juniper Capital and Juniper Energy, Mr. Gordon spent 29 years working with such financial services firms as Dillon, Read & Co. Inc., The First Boston Corporation and Merrill Lynch & Co. At such firms, Mr. Gordon was responsible for investment banking activities related to energy and power companies, including natural gas distribution companies. Based on his extensive business experience, as well as his demonstrated attributes as discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Gordon to continue to serve as a director of Atmos Energy.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS

VOTE “FOR” EACH OF THE ABOVE NOMINEES FOR DIRECTOR.

Directors Continuing in Office

The following directors will continue to serve until the expiration of their terms as noted below.

Robert W. Best, Executive Chairman of the Board of Atmos Energy since October 2010; formerly Chairman of the Board and Chief Executive Officer of Atmos Energy from October 2008 to September 2010 and Chairman of the Board, President and Chief Executive Officer from March 1997 to September 2008; currently a director of Associated Electric & Gas Insurance Limited. Mr. Best, 64, has been a director of Atmos Energy since 1997. Term expires in 2013.

Mr. Best led the senior management team of the country’s largest natural-gas-only distributor, Atmos Energy, for the past 13 years until his retirement as Chief Executive Officer effective September 30, 2010. Prior to joining Atmos Energy, Mr. Best had an extensive background in the natural gas industry, especially in the interstate pipeline, gas marketing and gas distribution segments of the industry, while serving in leadership roles at Consolidated Natural Gas Company, Transco Energy Company and Texas Gas Transmission Corporation during his 36-year career. Mr. Best also has outside board experience as a member of the boards of Maguire Energy Institute in the Cox School of Business at Southern Methodist University, Associated Electric & Gas Insurance Services Limited and the Gas Technology Institute, with leadership experience as chairman of the boards of Atmos Energy, American Gas Association, Southern Gas Association and Dallas Regional Chamber of Commerce. As a result of his professional experience and leadership abilities, as well as those demonstrated attributes discussed in the “Qualifications for Directors” section, the Board has determined that Mr. Best should serve as a director of Atmos Energy.

Richard W. Cardin, Retired as partner with Arthur Andersen LLP in 1995, after having been with the firm since 1958; currently a director of United States Lime and Minerals, Inc. and formerly a director of Integraph Corporation until November 2006. Mr. Cardin, 75, has been a director of Atmos Energy since 1997. Although Mr. Cardin’s term does not expire until 2012, in accordance with the bylaws of the Company, Mr. Cardin will retire from the Board of Directors immediately following the annual meeting of shareholders on February 9, 2011.

The Board has benefitted from Mr. Cardin’s leadership experience as a partner of an international public accounting firm, his experience in auditing and financial reporting matters, his outside board experience as a past member of the boards of Integraph Corporation and United Cities Gas Company, his current membership of the board of United States Lime and Mineral, Inc., and his leadership experience in corporate governance as chairman of the audit committees of Atmos Energy, United States Lime and Mineral, Inc. and Integraph Corporation.

Robert C. Grable, Founding Partner, Kelly Hart & Hallman LLP, Fort Worth, Texas, since April 1979. Mr. Grable, 64, has been a director of Atmos Energy since 2009. Term expires in 2013.

Mr. Grable possesses advanced leadership skills developed as partner and one of seven founders of Kelly Hart & Hallman LLP, a large regional law firm. Mr. Grable has extensive experience in representing companies in the oil and gas industry, having represented oil and gas producers, pipelines and utilities in transactions, regulatory matters and litigation for over 30 years. Mr. Grable also has outside board experience as Trustee of the University of Texas Law Foundation and as an advisory board member for the local division of a global financial services firm. Mr. Grable is also a member of the McDonald Observatory and Astronomy Board of Visitors at the University of Texas at Austin. As a result of his professional experience and leadership abilities, as well as those demonstrated attributes discussed in the “Qualifications for Directors” section, the Board has determined that Mr. Grable should serve as a director of Atmos Energy.

Thomas C. Meredith, Ed.D, Retired, formerly Commissioner of Mississippi Institutions of Higher Learning in Jackson, Mississippi from October 2005 until November 2008; formerly served as Chancellor of the University System of Georgia in Atlanta, Georgia from January 2002 through September 2005. Dr. Meredith, 69, has been a director of Atmos Energy since 1995. Term expires in 2012.

Dr. Meredith exhibited leadership skills over the past 11 years as Commissioner of Mississippi Institutions of Higher Learning, Chancellor of the University System of Georgia and Chancellor of the University of Alabama System. He also led an economic development task force for the State of Alabama, which led to the implementation of a major economic development plan for that state. Dr. Meredith is a recognized consultant in executive leadership and board development matters and he has experience in supervising executive level accounting staff, which has added to his financial and macroeconomic knowledge and related skills. As a result of his professional experience and leadership abilities, as well as those demonstrated attributes discussed in the “Qualifications for Directors” section, the Board has determined that Dr. Meredith should serve as a director of Atmos Energy.

Phillip E. Nichol, Retired, formerly Senior Vice President of Central Division Staff of UBS Paine Webber Incorporated in Dallas, Texas from July 2001 through July 2003. Mr. Nichol, 75, has been a director of Atmos Energy since 1985. Although Mr. Nichol’s term does not expire until 2013, in accordance with the bylaws of the Company, Mr. Nichol will retire from the Board of Directors immediately following the annual meeting of shareholders on February 9, 2011.

The Board has benefitted from Mr. Nichol’s many attributes and experience, including his leadership experience gained in management positions with UBS Paine Webber Incorporated and Kidder Peabody, his experience in the financial services industry, his outside board experience as chairman of the NASD-DBCC Committee, and his leadership in corporate governance matters as chairman of the Company’s Nominating and Corporate Governance Committee since 1986.

Nancy K. Quinn, Principal of Hanover Capital, LLC in New York, New York since July 1996; currently a director of Endeavour International Corporation and Helix Energy Solutions Group, Inc. Ms. Quinn, 57, has been a director of Atmos Energy since 2004. Term expires in 2012.

Ms. Quinn is a principal in Hanover Capital, LLC, a privately-owned advisory firm providing senior financial and strategic expertise, primarily to clients in the energy and natural resources industries. Prior to Hanover Capital, Ms. Quinn held a senior advisory role with the Beacon Group, focusing on energy industry private equity opportunities and merger and acquisition transactions. Ms. Quinn gained extensive experience in independent exploration and production, as well as in diversified natural gas and oilfield service sectors, while holding leadership positions at such firms as PaineWebber Incorporated and Kidder, Peabody & Co. Incorporated. Ms. Quinn has corporate governance leadership experience as chairperson of the audit committee of Endeavor International and has outside board experience as a member of the boards of Endeavour International and Helix Energy Solutions Group. Ms. Quinn was also previously a member of the boards of Louis Dreyfus Natural Gas and DeepTech International. As a result of her professional experience and leadership abilities, as well as those demonstrated attributes discussed in the “Qualifications for Directors” section, the Board has determined that Ms. Quinn should serve as a director of Atmos Energy.

Stephen R. Springer, Retired, formerly Senior Vice President and General Manager of the Midstream Division of The Williams Companies, Inc. in Tulsa, Oklahoma from January 1999 to February 2002; currently a director of DCP Midstream Partners, LP. Mr. Springer, 64, has been a director of Atmos Energy since 2005. Term expires in 2012.

Mr. Springer’s professional career includes 32 years in the regulated and nonregulated energy industry, while holding leadership roles at Texas Gas Transmission Corporation, Williams Field Services Company and The Williams Companies’ Midstream Division. Mr. Springer’s vast knowledge of the natural gas industry, including natural gas transmission, marketing, storage and distribution and gathering and processing segments of the industry. Mr. Springer also has outside board experience as a member of the boards of DCP Midstream Partners LP and the Indiana University Foundation. As a result of his professional experience and leadership abilities, as well as those demonstrated attributes discussed in the “Qualifications for Directors” section, the Board has determined that Mr. Springer should serve as a director of Atmos Energy.

Charles K. Vaughan, Retired, formerly Chairman of the Board of Atmos Energy from October 1983 until March 1997. Mr. Vaughan, 73, has been a director of Atmos Energy since 1983 and Lead Director of Atmos Energy since 2003. Term expires in 2013.

Mr. Vaughan has been involved in some capacity with Atmos Energy for over 53 years. His leadership experience as former Chairman, President and Chief Executive Officer of the Company, his vision for strategic development and his leadership in the successful implementation of multiple acquisitions for the Company have greatly contributed to the Company’s success. Mr. Vaughan’s outside board experience on the boards of Texas Gas Association, Southern Gas Association and American Gas Association, and his affiliations in gas industry, business and community organizations have benefited not only the Company but the entire natural gas distribution industry. As a result of his professional experience and leadership abilities, as well as those demonstrated attributes discussed in the “Qualifications for Directors” section, the Board has determined that Mr. Vaughan should serve as a director of Atmos Energy.

Richard Ware II, President of Amarillo National Bank in Amarillo, Texas since 1981. Mr. Ware, 64, has been a director of Atmos Energy since 1994. Term expires in 2012.

Mr. Ware has developed substantial knowledge of the financial services industry during his 35-year career with a nationally recognized banking institution. Mr. Ware’s strong background in assessing and overseeing complex financial matters, his leadership experience in supervising principal financial officers and his experience on the audit or finance committees of Atmos Energy, Southwest Coca Cola Bottling Company and the board of trustees of Southern Methodist University is a valuable asset to the Company. As a result of his professional experiences and leadership abilities, as well as those demonstrated attributes discussed in the “Qualifications for Directors” section, the board has determined that Mr. Ware should serve as a director of Atmos Energy.

DIRECTOR COMPENSATION

Annual Compensation

As compensation for serving as a director during fiscal 2010, each of our non-employee directors received an annual retainer of $75,000 payable in advance on a quarterly basis. Since June 1, 2007, our Lead Director, Mr. Vaughan, has received an annual fee of $25,000 for additional services he has performed in connection with being the Lead Director. Committee chairpersons are also paid an additional annual fee of $5,000 for additional services performed in connection with their committee duties and responsibilities.

The Company also provides our non-employee directors the option to receive all or part of their director fees (in 10 percent increments) in Atmos Energy common stock through the Atmos Energy Corporation Outside Directors Stock-for-Fee Plan (“Stock-for-Fee Plan”). The purpose of this plan is to increase the proprietary interest of our non-employee directors in the Company’s long-term prospects and the strategic growth of our business. The common stock portion of the payment of the fee earned in each quarter is issued as soon as possible following the first business day of each quarter. The number of shares issued is equal to the amount of the fee that would have been paid to the none-employee director during a quarter divided by the fair market value (mean of the highest and lowest prices as reported on the NYSE Consolidated Tape) on the first business day of such quarter. Only whole numbers of shares of common stock may be issued; fractional shares are paid in cash.

With respect to other director compensation matters, all directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. A director who is also an officer or employee receives no compensation for his or her service as a director. We provide business travel accident insurance for non-employee directors and their spouses. The policy provides $100,000 coverage to directors and $50,000 coverage to their spouses per accident while traveling on Company business.

Long-Term Compensation

Each non-employee director participates in the Atmos Energy Corporation Equity Incentive and Deferred Compensation Plan for Non-Employee Directors (“Directors Plan”). This plan allows each non-employee director to defer receipt of his or her annual retainer fee or other director fees and to invest such deferred fees in either a cash account or a stock account (in 10 percent increments). Each non-employee director also receives an annual grant of share units under the LTIP for each year he or she serves on the Company’s Board of Directors. The grants occur on the 30th day following the Company’s annual meeting of shareholders each plan year. The Directors Plan is intended to encourage qualified individuals to accept nominations as directors of the Company and to better align the interests between the non-employee directors and the Company’s other shareholders.

The amount of the fee allocated as a credit to the cash account is converted to a cash balance as of the first business day of each quarter to be credited with interest at a rate equal to 2.5 percent plus the annual yield reported on a 10-year Treasury Note for the first business day of January for each plan year. The amount of the fee allocated as a credit to the stock account is converted to share units. The fee payable for the quarter is converted to a number of whole and, if applicable, fractional share units on the first business day of that quarter. Share units are also credited with dividend equivalents as and when dividends are declared on shares of the Company’s common stock. Such dividend equivalent credits are converted to whole and, if applicable, fractional share units on the last business day of the month in which such dividends are paid. At the time of a participating director’s retirement, plan benefits paid from the cash account are paid in the form of cash. Plan benefits paid from the stock account are paid in the form of shares of common stock equal in number to whole share units in the director’s stock account. Any fractional share units are rounded up to a whole share unit prior to distribution.

Summary of Cash and Other Compensation

The following table sets forth all compensation paid to our non-employee directors for fiscal 2010.

Director Compensation for Fiscal Year 2010(a)

Name	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Travis W. Bain II (f)	27,332	131,117	9,039	13,212	180,700
Richard W. Cardin	80,000	125,610	—	—	205,610
Richard W. Douglas	75,018	100,551	—	—	175,569
Ruben E. Esquivel	75,000	91,826	1,200	—	168,026
Thomas J. Garland	25,625	97,436	—	14,368	137,429
Richard K. Gordon	80,000	111,722	—	—	191,722
Robert C. Grable	56,329	112,441	—	—	168,770
Dr. Thomas C. Meredith	80,800	125,795	1,508	—	208,103
Phillip E. Nichol	80,000	137,830	—	12,011	229,841
Nancy K. Quinn	52,500	134,407	2	—	186,909
Stephen R. Springer	75,000	101,806	—	—	176,806
Charles K. Vaughan	105,000	138,598	—	—	243,598
Richard Ware II	18,798	191,317	—	—	210,115

(a)	No options were awarded to our directors and no non-equity incentive plan compensation was earned by our directors in fiscal 2010.

(b)	Non-employee directors may defer all or a part of their annual cash retainer under our Directors Plan. During fiscal 2010, $52,543 of the total amount payable for directors’ fees was deferred, at the election of two of our directors, under our Directors Plan. Ms. Quinn and Mr. Esquivel elected to defer all or a portion of their director fees in fiscal 2010, as described in the table immediately below. Deferred amounts are invested, at the election of the participating director, either in a stock account or a cash account. Amounts in a cash account earn interest at a rate equal to the 10-year U.S. Treasury Note rate on the first day of the plan year (January 1) plus 250 basis points. Although Mr. Bain and Dr. Meredith did not participate in the deferred compensation feature of the Directors Plan in fiscal 2010, their respective accumulated balances associated with participation in previous years have continued to earn interest payable monthly.

(c)	The amounts in this column reflect the fair value on the date of grant, calculated in accordance with FASB ASC Topic 718, of the share units awarded to our directors under our LTIP for service on our Board in fiscal 2010. The share units do not contain restrictions and are valued at $28.48 per share, which was the fair market value (mean of the highest and lowest prices as reported on the NYSE Consolidated Tape) on the date of grant on March 5, 2010.

The amounts described above also reflect the fair value of shares of stock issued under our Stock-for-Fee Plan to Messrs. Douglas, Grable and Ware, who elected to receive all or a portion of their director’s fees in the form of shares of stock in lieu of cash retainers for service on our Board in fiscal 2010. These shares also do not contain any restrictions. The Stock-for-Fee Plan was amended effective October 1, 2009. As a result, shares were issued to Messrs. Douglas, Grable and Ware on the following dates during fiscal 2010: (i) October 1, 2009, with a value of $28.18 per share on September 30, 2009, the closing price as reported on the NYSE Consolidated Tape on the final trading day of the fiscal quarter in which such fees were earned; (ii) January 4, 2010, with a value of $29.40 per share, the closing price on December 31, 2009; (iii) January 4, 2010, with a value of $29.60 per share on January 4, 2010, the fair market value (mean of the highest and lowest prices as reported on the NYSE Consolidated Tape) on the first trading day of the fiscal quarter in which such fees were earned; (iv) April 1, 2010, with a value of $28.85 per share, the fair market value on April 1, 2010 and (v) July 1, 2010, with a value of $27.03 per share, the fair market value on July 1, 2010.

(d)	The amounts in this column represent the amount of above-market portion of interest earned during fiscal 2010 on the accumulated amount of Board fees deferred to cash accounts. Interest considered above-market is the incremental rate of interest earned above 120 percent of the 10-year U.S. Treasury Note rate, which is reset on January 1 each year.

(e)	No director received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2010 other than Messrs. Bain, Garland and Nichol. Messrs. Bain and Garland received perquisites and other benefits primarily relating to retirement gifts and related items in recognition of their respective service on the Board of Directors for more than 20 years. Such perquisites and other benefits were valued at the aggregate incremental cost to the Company. Messrs. Bain and Garland served as directors during fiscal 2010 until their retirement on February 3, 2010, following our 2010 annual meeting of shareholders. Mr. Nichol’s amount includes perquisites and other benefits primarily relating to personal use of tickets to major league sporting events in Dallas, Texas, which are generally available to all our directors, officers and other employees of the Company, along with travel and other costs for his spouse related to the annual Board off-site strategic work session meeting. Such perquisites and other benefits were valued at the aggregate incremental cost to the Company.

(f)	Upon his retirement on February 3, 2010, Mr. Bain elected to receive distributions of his deferred cash account and shares from his stock account under the Directors Plan in five annual installments. The first installment from his deferred cash account was $113,705 and the first installment from his stock account was 7,719 shares, with a value of $211,848. These distributions are not reflected in this table or in any other director-related compensation table for fiscal 2010.

Director Deferred Board Fees

The following table sets forth, for each participating non-employee director, the amount of director compensation deferred during fiscal 2010 and cumulative deferred compensation as of September 30, 2010.

Director Deferred Board Fees for Fiscal Year 2010

Director	Board Fees Deferred to Stock Account in 2010 ($)(a)	Dividend Equivalents Earned on Stock Account and Reinvested in 2010 ($)(b)	Cumulative Board Fees Deferred to Stock Account at September 30, 2010 ($)	Board Fees Deferred to Cash Account in 2010 ($)	Interest Earned on Cash Account in 2010 ($)(c)	Cumulative Board Fees Deferred to Cash Account at September 30, 2010 ($)(c)
Travis W. Bain II	—	—	—	—	29,543	474,466
Ruben E. Esquivel	—	—	—	30,000	4,048	80,399
Dr. Thomas C. Meredith	—	2,258	41,604	27	5,004	86,135
Nancy K. Quinn	22,488	1,119	33,843	28	6	113

(a)	Deferrals of amounts in the stock account are treated as though the deferred amounts are invested in our common stock at the fair market value of the shares (mean of the highest and lowest prices as reported on the NYSE Consolidated Tape) on the date earned. Shares of our common stock equal to the number of share units in a director’s stock account are issued to such director on the last day of the director’s service or a later date selected by the director.

(b)	Dividend equivalents earned on amounts of share units in the stock account are reinvested in additional share units based on the fair market value of the shares (mean of the highest and lowest prices as reported on the NYSE Consolidated Tape) on the last trading day of each quarter. Such stock prices for fiscal 2010 were as follows: $29.70 on December 31, 2009, $28.77 on March 31, 2010, $27.30 on June 30, 2010 and $29.34 on September 30, 2010.

(c)	The amounts in this column represent interest earned on accumulated amount of Board fees deferred to the cash account, including deferrals made to the cash account in fiscal 2010, at a rate equal to the 10-year U.S. Treasury Note rate on the first day of each plan year (January 1) plus 250 basis points.

Director Share Units and Stock-for-Fee Awards

The following table sets forth the number of share units issued to our non-employee directors during fiscal 2010 for service on our Board or a Board committee, the number of share units earned as dividend equivalents during fiscal 2010 on the accumulated balances of share units for each director and the aggregate number of share units awarded to each director. The table also shows the amount of shares granted to directors in fiscal 2010 who elected to take all or a portion of their directors’ fees in stock under our Stock-for-Fee Plan along with the total number of outstanding shares received by participating directors as of September 30, 2010.

Director Share Units and Stock-for-Fee Awards for Fiscal Year 2010

Director	Share Units Awarded(a)	Share Units Earned as Dividend Equivalents (#)(b)	Shares Received as Stock-for-Fee Awards (#)(c)	Aggregate Grant Date Fair Value ($)	Aggregate Share Units Awarded (#)	Outstanding Shares Received as Stock-for-Fee Awards (#)
Travis W. Bain II(d)	3,000	1,557	—	131,117	32,035	—
Richard W. Cardin	3,000	1,368	—	125,610	31,710	—
Richard W. Douglas	3,000	321	179	100,551	8,583	819
Ruben E. Esquivel	3,000	193	—	91,826	5,756	—
Thomas J. Garland(e)	3,000	375	—	97,436	36,586	1,890
Richard K. Gordon	3,000	885	—	111,722	21,040	—
Robert C. Grable	3,000	71	844	112,441	3,071	963
Dr. Thomas C. Meredith	3,000	1,375	—	125,795	31,907	9,073
Phillip E. Nichol	3,000	1,794	—	137,830	41,097	—
Nancy K. Quinn	3,000	695	—	134,407	17,232	—
Stephen R. Springer	3,000	540	—	101,806	13,423	—
Charles K. Vaughan	3,000	1,820	—	138,598	41,688	—
Richard Ware II	3,000	1,308	2,359	191,317	30,368	16,130

(a)	This amount represents annual grants of share units awarded to each non-employee director under our LTIP on the thirtieth calendar day following our annual meeting. The share units are converted to common stock on a one-for-one basis at the time of retirement from our Board and directors have the option to take distribution in a single lump sum or in up to five annual installments.

(b)	Share units earned as dividend equivalents are calculated based on the fair market value of the shares on the last trading day of each quarter. See footnote (b) to “Director Deferred Board Fees for Fiscal Year 2010” table on page 25.

(c)	As discussed in footnote (c) to “Director Compensation for Fiscal Year 2010” table, beginning on January 1, 2010, shares received as Stock-for-Fee awards are issued on the first trading day of the quarter in which they are earned and the number of shares awarded equals the amount of fees divided by the fair market value (mean of the highest and lowest prices as reported on the NYSE Consolidated Tape) on that date. Only whole shares are issued; fractional shares are paid in cash. See footnote (c) to “Director Compensation for Fiscal Year 2010” table on page 25. Prior to January 1, 2010, shares received as Stock-for-Fee awards were issued in arrears of the quarter in which they were earned on the first day of the following quarter based on the closing price of the shares on the last trading day of the previous quarter in which they were earned. The number of shares awarded equaled the amount of fees divided by the closing price as reported on the NYSE Consolidated Tape on that date.

(d)	Upon his retirement from the Board of Directors, Mr. Bain elected to take distribution of shares in five annual installments. The first installment of 7,719 shares was issued on February 3, 2010, the total value of which was $211,848. The value was determined on February 3, 2010, based on the fair market value of the shares (mean of the highest and lowest prices as reported on the NYSE Consolidated Tape) of $27.45 per share.

(e)	Upon his retirement from the Board of Directors, Mr. Garland received distribution of these shares, the total value of which was $1,004,103. The value was determined on February 3, 2010, based on the fair market value of the shares (mean of the highest and lowest prices as reported on the NYSE Consolidated Tape) of $27.45 per share.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table lists the beneficial ownership, as of December 1, 2010, with respect to each person known by us to be the beneficial owner of more than five percent of any class of our voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common stock	BlackRock, Inc.(a) 40 East 52nd Street New York, NY 10022	10,993,720	12.13	(b)

(a)	Based solely upon information contained in the most recently filed Schedule 13G with the SEC on January 8, 2010, which was filed by BlackRock, Inc. on behalf of its subsidiary, BlackRock Institutional Trust Company, N.A., reflecting beneficial ownership of 10,993,720 shares of common stock as of December 31, 2009. According to this Schedule 13G, the reporting group possessed sole voting power over 10,993,720 of these shares with no shared voting power and sole dispositive power over 10,993,720 shares with no shared dispositive power. BlackRock, Inc. has not subsequently filed any Schedules 13G or amendments thereto with respect to its subsidiary’s beneficial ownership of the Company’s common stock.

(b)	The percent of voting securities is based on the number of outstanding shares of our common stock as of December 1, 2010.

Security Ownership of Management and Directors

The following table lists the beneficial ownership, as of December 1, 2010, of our common stock, the only class of securities issued and outstanding, with respect to all our directors and nominees for director, our chief executive officer, chief financial officer and our three other most highly compensated executive officers (our “named executive officers”) and all our directors and named executive officers as a group. Except as otherwise noted, the directors, nominees and named executive officers, individually or as a group, have sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)	Percent of Class(a)
Robert W. Best	565,605(b)
Richard W. Cardin	35,210(c)
Kim R. Cocklin	185,903
Richard W. Douglas	10,641(c)
Ruben E. Esquivel	6,756(c)
Richard K. Gordon	31,040(c)
Robert C. Grable	5,305(c)
Louis P. Gregory	78,226
Michael E. Haefner	41,367
Fred E. Meisenheimer	66,873
Dr. Thomas C. Meredith	43,365(c)
Phillip E. Nichol	49,097(c)
Nancy K. Quinn	19,232(c)
Stephen R. Springer	14,423(c)(d)
Charles K. Vaughan	81,397(c)
Richard Ware II	62,349(c)
All directors, nominees and named executive officers as a group (16 individuals)(b)(c)(d)	1,296,789	1.43

(a)	The percentage of shares beneficially owned by any individual does not exceed one percent of the class so owned.

(b)	Includes 62,900 shares issuable upon the exercise of options held by Mr. Best under our LTIP within 60 days of December 1, 2010.

(c)	Includes cumulative share units credited to the following directors under our Directors Plan and LTIP in the following respective amounts: Mr. Cardin, 31,710 units; Mr. Douglas, 8,583 units; Mr. Esquivel, 5,756 units; Mr. Gordon, 21,040 units; Mr. Grable, 3,071 units; Dr. Meredith, 31,907 units; Mr. Nichol, 41,097 units; Ms. Quinn, 17,232 units; Mr. Springer, 13,423 units; Mr. Vaughan, 41,688 units and Mr. Ware, 30,368 units.

(d)	Includes 1,000 shares owned by Mr. Springer’s spouse with whom voting and investment power are shared.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in their ownership in our common stock. Directors, certain executive officers and greater-than-ten-percent beneficial shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to us, we believe that, during fiscal 2010, all of our directors, named executive officers and greater-than-ten-percent beneficial owners were in compliance with the Section  16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview.    In this section, we discuss our executive compensation objectives and strategy, the elements of compensation that we provide to our named executive officers, and the analysis we employed in reaching the decisions to pay the specific amounts and types of executive compensation discussed. Later, under the heading “Named Executive Officer Compensation,” beginning on page 43, we present a series of tables containing specific information about the compensation paid to or earned by our named executive officers in fiscal 2010, as well as more information about the elements of our executive officer compensation programs. The discussion below is intended to assist you in understanding the information provided in the tables and in putting that information into context.

Our executive compensation programs are built upon the strategy of “Total Rewards,” which we adopted for all employees in 1998. The Total Rewards strategy allows us to take a comprehensive view of the various compensation plans and employee benefits that comprise the total package of compensation that is offered to all our officers, including the named executive officers in this proxy statement, division presidents and other key employees. The Total Rewards strategy is based on the payment of (i) total cash compensation, composed of base salary and annual incentive compensation and (ii) total direct compensation, composed of total cash compensation and the annualized expected value of long-term incentive compensation awards, being targeted at the 50th percentile of such compensation for equivalent positions at companies of comparable size in the natural gas distribution industry, represented by companies in our proxy peer group and in an energy services industry database, as discussed below. We believe this strategy also fosters a philosophy of “pay for performance” through the use of both annual and long-term incentive plans.

Our Total Rewards strategy, in which we limit the use of executive benefits and perquisites, is reviewed each year and updated as needed by our HR Committee with assistance from its independent executive compensation consultant. Our executive compensation programs do not permit or include problematic pay practices such as (i) the re-pricing of “underwater” stock options without shareholder approval, (ii) excessive perquisites or tax gross-ups, and (iii) change in control severance payments that (a) exceed three times base salary and most recent bonus, (b) are triggered without an involuntary job loss or substantial diminution of duties (“single triggers”) or (c) contain excise tax gross-up payments. We believe that our executive compensation programs provide our executive officers with a balanced compensation approach each year by providing a reasonable base salary along with reasonable annual and long-term incentive compensation programs. These incentive programs are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals, the attainment of which do not require the taking of an unreasonable amount of risk, as discussed in “Compensation Risk Assessment” beginning on page 14.

Overview of Annual Incentive Compensation Paid for Fiscal 2010 Financial Performance.    The Company achieved its budgeted EPS goal of $2.20 per diluted share in fiscal 2010, representing about a six percent increase over fiscal 2009. The Company’s target EPS amount under the Incentive Plan was also $2.20 for fiscal 2010. Because the Company actually earned an EPS of $2.20, this performance attainment resulted in the named executive officers, and the other participants in the Incentive Plan, receiving awards equal to 100 percent of their respective target awards (as a specified percentage of base salary). See “Annual Incentive Compensation” beginning on page 33.

Overview of Long-Term Incentive Compensation Paid for Fiscal 2008-2010 Financial Performance.    With respect to the Company’s actual financial performance during the three-year performance period ended September 30, 2010 (fiscal 2008-2010), for the grants of performance-based restricted stock units awarded in May 2008, the Company achieved a cumulative EPS amount of $6.28, compared to the cumulative EPS target amount of $6.12. Since the performance level attained was between target and maximum, straight-line interpolation was used to compute the actual number of performance-based restricted stock units earned. Therefore, the participants, including the named executive officers, earned a total number of performance-based restricted stock units equal to 138 percent of the target plus dividend equivalents, in the form of shares of common stock issued in November 2010. See “Long-Term Incentive Compensation” beginning on page 35.

Recently Adopted Limitations on Executive Compensation.    During both fiscal 2009 and 2010, the HR Committee, with the assistance of its former executive compensation consultant, Towers Watson, along with the executive compensation consulting firm, Pay Governance LLC, completed a review of the Company’s overall approach to executive benefits and perquisites, which it undertakes periodically, to ensure that the Company’s current benefits, perquisites, policies and practices have continued to be in line with best practices of other companies in the natural gas distribution industry as well as other Fortune 500 companies. As a result of that review, the HR Committee approved several changes to the Company’s benefits, perquisites, policies and practices that should maintain the alignment of the Company’s executive compensation programs with best practices both with other companies in our industry peer group as well as other Fortune 500 companies in general and reduce the overall cost of executive compensation for all of the Company’s officers and division presidents. These changes, which were approved by our Board of Directors, include the specific limitations discussed below. The recently adopted practices include the:

•

Imposition of limit on the amount of awards earned as annual incentive compensation by our named executive officers with respect to the payouts under the Incentive Plan beginning in fiscal 2010. If the total increase in the price of a share of Company common stock and the cumulative amount of dividends paid (“Total Shareholder Return”) during the fiscal year is negative, the payout of the award for each named executive officer will be reduced to the amount awarded at the target level of the applicable incentive opportunity for each named executive officer should the Company’s performance exceed the performance target and fall between the target and maximum levels of performance. See the discussion under “Annual Incentive Compensation” beginning on page 33;

•

In addition, any distributions of awards of performance-based restricted stock units that have been granted to our named executive officers during fiscal 2010 or thereafter under our LTIP shall be reduced to the amount awarded at the target level of performance, unless the Total Shareholder Return during the three-year performance period is positive. See “1998 Long-Term Incentive Plan” beginning on page 45;

•

Elimination of payment by the Company in the event that excise taxes will be due on the payment of severance benefits to our named executive officers in the case of a change in control (“tax gross-up payment”), beginning in fiscal 2010. See the discussion under “Change in Control Benefits” beginning on page 36;

•

Adoption of clawback policy, known as the Executive Compensation Recoupment Policy, which provides for the recoupment by the Company under certain circumstances of incentive compensation, including annual incentive awards, stock-based awards, performance-based compensation and any other forms of cash or equity compensation other than salary, beginning in fiscal 2011. See the discussion under “Executive Compensation Recoupment Policy” on page 41;

•

Enforcement of restricted period through the end of the relevant three-year restricted period on all grants of time-lapse restricted stock units and performance-based restricted stock units, even past the effective date of retirement, for all grantees who retire prior to the expiration of such restricted periods, beginning in fiscal 2009; and

•

Adoption of policy that prohibits hedging transactions in our common stock by any employee or director of Atmos Energy through the purchase of any financial instruments that establish a short position in our common stock and are designed to hedge or offset any decrease in the market value of our common stock, beginning in fiscal 2011. See the discussion under “Policy Prohibiting Hedging-Related Transactions” beginning on page 41.

Executive Compensation Objectives and Strategy

Our executive compensation programs are designed to ensure that the interests of our executive officers are closely aligned with those of our shareholders and that our executive officers are paid an appropriate amount of incentive compensation only when the Company’s performance warrants the payment of such compensation. At the same time, and in consideration of our ownership of regulated natural gas distribution properties and related nonregulated operations, our executive compensation programs consider the interests of both our regulated and nonregulated customers. We believe that our executive compensation programs are effective in allowing the organization to attract and retain highly-qualified senior management who can deliver outstanding performance.

As discussed above, our executive compensation programs are built on the Total Rewards strategy and are founded upon the following principles:

•

Our compensation strategy should be aligned with the overall business strategy of providing quality service to our customers, seeking ongoing improvements in operating efficiencies and focusing upon growth opportunities in both our regulated and nonregulated business operations.

•

Overall pay targets should reflect the intent to pay executive base salaries at the 50th percentile of the competitive market practice with targeted total cash compensation and targeted total direct compensation to be paid at the 50th percentile of competitive market practice, if established performance targets are reached.

•

Key executives charged with the responsibility for establishing and executing business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value and include upside potential with commensurate downside risk.

•

Incentive compensation plans, to the extent practical and consistent with our overall corporate business strategy, should comply with Section 162(m) of the Internal Revenue Code (the “Code”) so that full income tax deductions for executive compensation may be realized by the Company.

•

Stock ownership is an important component of our executive compensation strategy and should closely align executives’ interests with those of our shareholders. To facilitate stock ownership for executives, stock-based incentive programs should be utilized, along with share ownership guidelines.

•	Our compensation strategy should have limited emphasis upon perquisites and other personal benefits.

Elements of Executive Compensation

The following discussion describes the various elements of executive compensation that we have provided to our named executive officers, as well as a discussion of why we pay each element, how we determine the amount we pay under each element and how each element fits into our overall compensation objectives.

Base Salary.    The amount of base salary paid to each named executive officer is a major determinant of the amounts of all other elements of compensation paid to our named executive officers. For example, the annual awards under the Incentive Plan are based on a percentage of base salary. See “Annual Incentive Compensation” beginning on page 33. In addition, our long-term incentive compensation that the HR Committee grants ranges from 80 percent to 150 percent of each named executive officer’s midpoint of his respective salary range. See “Long-Term Incentive Compensation” on page 35. Base salaries represent a small percentage of total compensation (approximately 21 percent in fiscal 2010). Positions are compared on the basis of job content to similar positions in companies in the proxy peer group and the energy services industry database. Salary ranges are reviewed on an annual basis and proposed salary ranges are reviewed and considered by the HR Committee in October of each year. The midpoint of each salary range is designed to approximate the 50th percentile of base salaries of such comparable companies. Our CEO provided the committee with an oral presentation discussing his individual performance and contributions, along with a performance evaluation of each named executive officer (other than himself) that reflected individual goals and areas of accountability. Each named executive officer’s final base salary for calendar year 2010 was established by the committee after considering the competitive benchmarking data for each position, as discussed above, the committee’s subjective evaluation of the performance of each named executive officer, the Company’s overall salary increase budget and related salary increase guidelines established by the Company as well as current economic conditions. Generally, the base salary for each named executive officer, as finally determined by the committee for 2010, was established at or near the salary range midpoint for his pay grade, based upon the factors discussed above. To reach the committee’s objective of establishing the base salaries of each of the named executive officers at or near their respective salary range midpoints, the committee granted the named executive officers the following percentage increases in base salaries, resulting in the following base salaries as of January 1, 2010: Mr. Best, a 3 percent increase to $882,689; Mr. Cocklin, a 3 percent increase to $557,312; Mr. Meisenheimer, a 9.3 percent increase to $382,500; Mr. Gregory, a 3 percent increase to $324,446 and Mr. Haefner, a 4.7 percent increase to $292,500. The base salary increases were higher for Messrs. Meisenheimer and Haefner because their salaries were further below the midpoint of their salary ranges than those of the remaining three executive officers. The committee believes that the base salaries as finally determined for each of the named executive officers were appropriate and competitive with salaries offered for similar positions by companies in our proxy peer group and the energy services industry database and are consistent with our Total Rewards strategy.

Annual Incentive Compensation.    We believe it is important to provide our named executive officers with a reasonable financial incentive to maximize the Company’s financial performance each year. Through our Incentive Plan, we provide our named executive officers, along with other officers, division presidents and other key management employees, an opportunity to earn an annual incentive award based upon the Company’s actual financial performance each year. The Incentive Plan, which has been designed to comply with Section 162(m) of the Code, is based on our ability to achieve a target level of EPS each year. The EPS performance measurement is the lynchpin of both our short-term (annual) and long-term compensation programs. The HR Committee believes that EPS is the most appropriate measurement of our financial performance both on an annual and long-term basis, because it reflects the growth of both our regulated and nonregulated operations. EPS is also one of the most well-known measurements of overall financial performance, which is widely used by financial analysts as well as the investing public. The committee believes that using this measurement as the basis for our incentive compensation programs aligns the interests of the participants in the Incentive Plan and the LTIP, including our named executive officers, with the interests of our shareholders.

For fiscal 2010, the HR Committee reviewed competitive compensation benchmarking data, as discussed below, to establish an annual target opportunity expressed as a percentage of base salary for each participant in the Incentive Plan. The committee has historically used varying percentages for annual target incentive award opportunities for all our officers, based on each officer’s particular pay grade, which range from Grades 11-14 for our named executive officers. Our pay grades are based on competitive market data, as well as the job content and responsibility of each officer position, and the potential impact that each officer could have on the operations and financial performance of the Company. The target incentive award opportunities for each officer are reviewed each year and benchmarked against the 50th percentile as described above.

The Incentive Plan targets for fiscal 2010 for each of the named executive officers were as follows:

Name	Fiscal Year 2010 Incentive Plan Target as % of Base Salary
Robert W. Best	80
Kim R. Cocklin	65
Fred E. Meisenheimer	60
Louis P. Gregory	55
Michael E. Haefner	55

At its meeting in October 2009, the HR Committee established the threshold, target and maximum performance levels of EPS presented below, upon which the Incentive Plan’s awards would be based for fiscal 2010. The target EPS goal was based on our annual business plan and budget and took into account such factors in our regulated operations as the allowed rates of return in our established service areas, natural gas pricing and volatility, budgeted capital expenditures, expected growth within our service areas, competitive factors from other service providers and other business considerations embedded in the annual business planning process. The target EPS goal also took into account earnings expected from our nonregulated operations, including earnings from the provision of natural gas management and marketing services to municipalities, other local gas distribution companies and industrial customers as well as the provision of natural gas transportation and storage services to certain of our natural gas distribution divisions and third parties.

The Company’s target level of EPS was $2.20 for fiscal 2010 and the HR Committee adopted this level as the Incentive Plan’s target goal. A threshold level of performance was established at an EPS amount of $1.95. If we had earned an EPS less than $1.95, no awards would have been paid to any participant under the Incentive Plan. For fiscal 2010, we earned an EPS of $2.20. This performance attainment resulted in the named executive officers, and the other participants in the Incentive Plan, receiving awards equal to 100 percent of their respective target awards (as a specified percentage of base salary). The maximum payout opportunity under the Incentive Plan would have resulted in our named executive officers receiving an award equal to 200 percent of their target award, or a total of 110 percent to 160 percent of their respective base salaries, depending on each officer’s pay grade. To achieve a maximum award under the Incentive Plan, we would have had to earn an equivalent of $2.46 in EPS.

The HR Committee has the discretion under the Incentive Plan to make downward adjustments to earned awards but may not make upward adjustments. For fiscal 2010, the committee did not use its discretion to make negative adjustments to any awards for any participant in the Incentive Plan, including the named executive officers. However, the committee did decide to place a limit under certain conditions on the amount of earned awards for all members of the Management Committee, which is composed of all our named executive officers, beginning in fiscal 2010. If the Total Shareholder Return during the fiscal year is negative, the earned award for each such officer for that fiscal year will be limited to the amount earned at the target level of performance. This limitation was not operative in fiscal 2010 both because compensation was paid at the target level of performance, as discussed above, and the Total Shareholder Return was positive for the fiscal year.

For two of the last three fiscal years prior to fiscal 2010, we exceeded our target level of performance based on EPS, with the payouts to participants averaging 110 percent of their target awards each year. Our EPS target levels under the plan have historically increased between 4 and 6 percent each year and typically have been within the range of announced EPS guidance provided to the public in October or November of each year. The following table summarizes the performance targets and actual performance attainment for the Incentive Plan for fiscal 2010:

Performances	Company EPS Performance		Percent (%) of Target Award Earned
Below Threshold	Less than $	1.95	No award
Threshold		$1.95	50
Actual EPS Earned		$2.20	100
Target		$2.20	100
Maximum		$2.46	200

Long–Term Incentive Compensation.    From fiscal 2004 through fiscal 2008, we used time-lapse shares of restricted stock with a three-year cliff vesting period and performance-based restricted stock units that were subject to a three-year performance criteria expressed as a cumulative EPS target amount, as our two forms of long-term incentive compensation under our LTIP. See “1998 Long-Term Incentive Plan” beginning on page 45 for further information about the LTIP. In May 2009, the HR Committee began its current program of awarding grants that are structured with 50 percent of the targeted long-term value in the form of time-lapse restricted stock units with three-year cliff vesting (as distinct from shares) with the remaining 50 percent in the form of performance-based restricted stock units. The committee decided to grant time-lapse restricted stock units (as distinct from shares) primarily because their terms are more aligned with the terms of the performance-based restricted stock units. Typically, the value of the long-term compensation that the committee grants ranges from 80 percent to 150 percent of each named executive officer’s midpoint of his respective salary range. All such grants in fiscal 2010 fell within that range for all named executive officers. We based the actual number and value of awards granted on the competitive compensation benchmarking of grants made by the companies in our proxy peer group and the energy services industry database, as discussed below.

The HR Committee believes that the payment of long-term incentive compensation in the form of grants of time-lapse restricted stock units promotes and encourages long-term retention and service to the Company and better aligns the interests of our named executive officers with those of our shareholders through increased share ownership. The committee also believes that an equal amount of grants of performance-based restricted stock units, as measured by cumulative EPS over a three-year performance period, provide a balanced approach to long-term compensation by rewarding our named executive officers for improved financial performance of the Company, thereby giving them an incentive to enhance long-term shareholder value. This approach should also better align the interests of our named executive officers with those of our shareholders through promoting improved financial performance of the Company, increased shareholder value and increased share ownership.

With respect to the Company’s actual performance during the three-year performance period ended September 30, 2010, for the grants of performance-based restricted stock units awarded in May 2008 for the fiscal 2008-2010 performance period, the Company achieved a cumulative EPS amount of $6.28, compared to the cumulative EPS target amount of $6.12. Since the performance level attained was between target and maximum, straight-line interpolation was used to compute the actual number of performance-based restricted stock units earned. Therefore, the participants, including the named executive officers, earned a total number of performance-based restricted stock units equal to 138 percent of the target plus dividend equivalents, in the form of shares of common stock issued in November 2010.

The committee also awarded grants of new performance-based restricted stock units in May 2010 for the fiscal 2010-2012 performance period. The following table shows the three-year performance criteria for fiscal 2010-2012:

Performance-Based Restricted Stock Units Grants in May 2010

Fiscal Years 2010-2012 Cumulative EPS Targets

	Below Threshold	Threshold	Target	Maximum
Three-Year Cumulative EPS	<$6.70	$6.70	$6.94	$7.18
Percent of Award Earned	None	50%	100%	150%

Retirement Benefits.    Our Pension Account Plan (“PAP”) serves as the foundation of retirement benefits for our named executive officers. It is a qualified, cash balance defined benefit pension plan. Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2010” beginning on page 43 would be considered eligible compensation in determining benefits.

Our named executive officers (as well as most of our other officers, division presidents and other employees designated by the Board) also participate in one of two supplemental retirement plans, which provide retirement benefits (as well as supplemental disability and death benefits). Each participant in these supplemental plans who has been a participant for at least two years and has attained age 55 is entitled to an annual supplemental pension in an amount that, when added to his or her annual pension payable under the PAP, equals 60 percent of his compensation, which will be generally equal to the sum of the amount of the participant’s last annual base salary and the amount of his or her last award under the Incentive Plan (75 percent of compensation in the case of Mr. Best), subject to reductions for less than ten years of participation in the plan and for retirement prior to age 62. In addition, all officers who were appointed by the Board on or after August 5, 2009 participate in a supplemental account balance retirement plan that provides retirement benefits to the participants. The HR Committee believes that these retirement benefits at the amounts provided are an important component of the total compensation and benefits that we provide under our Total Rewards strategy and are required to ensure that our overall executive compensation package remains competitive with packages offered by other major public companies in our industry. See the discussion under “Retirement Plans” beginning on page 51 for more information on our retirement benefits.

Change in Control Benefits.    We have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally in “Change in Control Severance Agreements” beginning on page 52). The severance agreement for each named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times his total compensation (annual base salary and average amount of annual incentive compensation received under the Incentive Plan) and (b) the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under our PAP (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under our RSP and (iii) an amount that is generally actuarially equivalent to an additional three years of health and welfare benefits. If such lump sum severance payment results in the imposition of excise taxes imposed by Section 4999 of the Code, the officer has the ability to elect to have the payment reduced to a level that will result in no payment of such excise tax. In lieu of reducing the severance payments under the agreement, each participant may elect to have the Company pay the full severance amount, thereby leaving the participant responsible for personally paying the excise tax penalties imposed for “excess parachute payments.” The Board and the HR Committee modified the severance agreements for each of the named executive officers during fiscal 2009 to this “best-net” approach, so that the Company would no longer be liable for tax gross-up payments on behalf of those individuals whose severance payments would have triggered excise tax penalties.

Additional Information on Executive Compensation

The compensation of our former chief executive officer, Mr. Best, was higher in fiscal 2010 than that of any of our other named executive officers, primarily in recognition of his level of responsibility and the competitive market data for chief executive officers of comparably sized companies in our proxy peer group and the energy services industry database. However, Mr. Best, as the chief executive officer, participated in all the same compensation plans as the other officers and division presidents and was subject to the same performance measurement determinations under the incentive compensation plans. We do not have any individual compensation policies or plans that are not applied consistently to all of our officers and division presidents. We also do not have a policy under which the annual levels of compensation, and the grant of both Incentive Plan and LTIP awards, are adjusted each year to reflect the projected gains that may be realized by an executive officer from stock-based compensation. Each year, we set our target opportunities in incentive compensation based solely upon competitive market conditions and the other factors discussed below.

Competitive Compensation Benchmarking

Like all major corporations, we operate in a competitive environment for talented executives. Towers Watson, while it served as the independent compensation consultant to the HR Committee, provided a comprehensive review of the compensation program elements and pay levels for companies similar to us and of comparable size as measured by financial measures and market capitalization for fiscal 2010. The competitive compensation benchmarking included assessments of all elements of compensation for the named executive officers, as well as the compensation program for the non-employee directors serving on the Board.

The competitive compensation benchmarking data reviewed by the HR Committee included base salary, annual incentive compensation and long-term incentive compensation found in the proxy statements filed by companies in the proxy peer group. This set of proxy peer group companies was also used to benchmark annual share utilization data, stock overhang and market capitalization data for long-term incentive compensation analysis. The companies in the proxy peer group were selected because they represent those companies considered by the committee to be the most comparable to the Company in terms of business operations, market capitalization and overall financial performance. The annual revenue for the companies in the proxy peer group ranged from $1.27 billion to $11.11 billion, with the average being $4.54 billion for the most recent year reported, while the Company reported revenue of $4.97 billion for the year ended September 30, 2009. The market capitalization for the companies in the proxy peer group ranged from $1.8 billion to $6.26 billion, with the average being $3.69 billion as of April 2010, while the market capitalization for the Company was $2.75 billion. The companies in the proxy peer group are selected annually by the committee, after its review of the recommendation of Towers Watson. The companies in the proxy peer group selected for the 2010 fiscal year were as follows:

AGL Resources Inc.	Nicor, Inc.
CenterPoint Energy Resources Corporation	NiSource, Inc.
CMS Energy Corporation	ONEOK, Inc.
EQT Corporation	Piedmont Natural Gas Company, Inc.
Integrys Energy Group, Inc.	Vectren Corporation
National Fuel Gas Corporation	WGL Holdings, Inc.

To supplement the executive compensation information derived from its study of the proxy peer group, the HR Committee also considered executive compensation benchmarking data from the latest Towers Watson Energy Services Executive Compensation Database (“energy services industry database”). The companies in this database constitute a more diverse set of companies, including companies in the gas, nuclear and electric utilities industries. To adjust for size differences, Towers Watson employed a statistical analysis (single regression analysis) based on relative total annual revenues to determine competitive pay rates for our named executive officers based upon the data derived from all companies in the energy services industry database. The companies in this database are as follows:

AEI Services

AGL Resources Inc.

Allegheny Energy

Allete

Alliant Energy

Ameren

American Electric Power

Areva NP

ATC Management

Atmos Energy

Avista

BG US Services

Black Hills Power and Light

California Independent System

    Operator

Calpine

CenterPoint Energy Resources     Corporation

Cleco

CMS Energy Corporation

Colorado Springs Utilities

Consolidated Edison

Constellation Energy

CPS Energy

DCP Midstream

Dominion Resources

DPL

Duke Energy

Dynegy

E.ON U.S.

Edison International

El Paso

Electric Power Research Institute

Enbridge Energy

Energen

Energy Future Holdings

Energy Northwest

Entergy

EPCO

ERCOT

Exelon

First Energy

FPL Group

Garland Power & Light

GDF SUEZ Energy North America

Hawaiian Electric

IDACORP

Integrys Energy Group, Inc.

ISO New England

Knight

Lower Colorado River Authority

MDU Resources

MGE Energy

Midwest Independent Transmission     System Operator

Mirant

New York Independent System     Operator

New York Power Authority

Nicor, Inc.

Northeast Utilities

NorthWestern Energy

NRG Energy

NSTAR

NV Energy

NW Natural

OGE Energy

Oglethorpe Power

Omaha Public Power

Otter Tail

Pacific Gas & Electric

Pepco Holdings

Pinnacle West Capital

PJM Interconnection

PNM Resources

Portland General Electric

PPL

Progress Energy

Public Service Enterprise

    Group

Puget Energy

Regency Energy Partners LP

Reliant Energy

Salt River Project

SCANA

Sempra Energy

Southern Company Services

Southern Union Company

Southwest Power Pool

Spectra Energy

STP Nuclear Operating

TECO Energy

Tennessee Valley Authority

TransCanada

UIL Holdings

Unisource Energy

Unitil

Westar Energy

Westinghouse Electric

Williams Companies

Wisconsin Energy

Wolf Creek Nuclear

Xcel Energy

As a secondary source of more general information to assist in its deliberations on executive compensation level (rather than for compensation benchmarking purposes), the HR Committee also considered and reviewed proprietary executive compensation information found in the Watson Wyatt 2009 American Gas Association Executive Compensation Survey. The 62 companies in this survey include companies in the natural gas distribution industry as well as companies in the nuclear and electric utilities industries that also have natural gas distribution operations. The companies in this database are as follows:

AGL Resources Inc.

Alabama Gas Corporation

Allete

Ameren

Atmos Energy Corporation

Avista Corporation

Black Hills Corporation

Cascade Natural Gas Corporation

CenterPoint Energy Resources     Corporation

Central Hudson Gas & Electric

Chesapeake Utilities Corporation

Citizens Energy Group

City of Richmond, Department of     Public Utilities

CMS Energy Corporation

Colorado Springs Utilities

Consolidated Edison Company of     New York, Inc.

Delta Natural Gas Company, Inc.

Dominion Resources, Inc.

DTE Energy

Entergy Corporation

E.ONU.S.

EQT Corporation

Gainesville Regional Utilities

Integrys Energy Group, Inc.

Intermountain Gas Company

Knoxville Utilities Board

Laclede Gas Company

Memphis Light Gas & Water Division

Metropolitan Utilities District of Omaha

Mountaineer Gas Company

National Fuel Gas Corporation

National Gas & Oil Cooperative dba The Energy Cooperative

New Mexico Gas Company

Nicor, Inc.

NiSource, Inc.

NJR Services Corporation

Northwest Natural Gas Company

NorthWestern Energy LLC

Okaloosa Gas District

ONEOK, Inc.

Pepco Holdings

Philadelphia Gas Works

Piedmont Natural Gas Company, Inc.

Puget Sound Energy

Questar Corporation

San Diego Gas & Electric

SEMCO Energy

Source Gas LLC

South Jersey Gas Company

Southern California Gas Company

Southern Star Central Gas Pipeline, Inc.

Southern Union Company

Southwest Gas Corporation

TransCanada PipeLines Limited

UOI Utilities, Inc.

Vectren Corporation

Vermont Gas Systems, Inc.

WGL Holdings, Inc.

We Energies

Westfield Gas & Electric

Williams Companies

Xcel Energy, Inc.

As another source of information to assist in its executive compensation deliberations, the HR Committee also considered and reviewed proprietary executive compensation information found in the latest Towers Watson General Industry Executive Compensation Database, comprised of general industry compensation data gathered by Towers Watson from more than 750 participant companies.

Using primarily the proxy peer group compensation analysis, along with the data from the energy services industry database, the targeted level of compensation for each named executive officer that represented the 50th percentile level for each position was determined. A named executive officer’s base salary, total cash compensation (base salary plus annual incentive award) and total direct compensation (base salary plus annual incentive award plus annualized long-term incentive compensation) were considered competitive if his targeted level of compensation (for each element as well as total compensation) fell within 15 percent above or below the 50th percentile competitive benchmark amount. For fiscal 2010, the targeted level of compensation of each of our named executive officers fell within such range.

Executive Compensation Consultants

The HR Committee has been granted in its charter the sole authority from the Board of Directors for the appointment, compensation and oversight of the Company’s outside compensation consultant. The committee retained the worldwide consulting firm of Towers Watson during the first nine months of the 2010 fiscal year (October 2009 through June 2010) as its consultant to assist the committee with its responsibilities related to the Company’s compensation programs for its executives and board of directors. Specifically, the committee directed Towers Watson to (i) regularly attend meetings of the committee, (ii) conduct studies of competitive compensation practices and (iii) develop conclusions and recommendations related to the executive compensation plans of the Company for consideration by the committee. Towers Watson prepared reports and analyses and assisted with (i) the identification of the Company’s proxy peer group, (ii) an assessment of competitive compensation for non-employee directors, and (iii) a review of base salary, annual incentives and long-term incentive compensation opportunities relative to competitive practices. A senior consultant from Towers Watson generally attended most HR Committee meetings, which occurred six times in fiscal 2010. In its role as advisor to the committee, Towers Watson presented annual reports to the committee on the executive compensation matters discussed above. The committee paid Towers Watson a total of $116,708 in fees for executive and director compensation consulting during fiscal 2010.

During the fiscal year, Towers Watson was also retained by the Company’s management to provide services unrelated to executive compensation, including (i) compensation outsourcing services, (ii) workers compensation actuarial and brokerage services, (iii) compensation outsourcing services relating to non-executive employees and (iv) actuarial services relating to the Company’s pension and other benefit plans. The aggregate fees paid for these other services in fiscal 2010 were $1,185,623. The committee did not review or approve the other services provided by Towers Watson to the Company, because those services were approved by management in the normal course of business. Based on policies and procedures implemented by the committee and by Towers Watson to ensure the objectivity of Towers Watson’s individual executive compensation consultant, the Committee believes that the consulting advice it received during the fiscal year from Towers Watson was objective and not influenced by any other relationships Towers Watson had with the Company.

From July through September 2010, the executive compensation consulting firm of Pay Governance LLC, which is not affiliated with Towers Watson, performed services for the committee on a project basis, including preparing a report on emerging trends and developments in executive compensation, providing recommendations regarding our 2011 executive compensation strategy and performing an assessment of the risks contained in the Company’s incentive compensation plans. Pay Governance provided no additional services to the Company during fiscal 2010. In addition, the committee engaged Pay Governance LLC as its independent executive compensation consultant for fiscal 2011 to perform the executive and director compensation consulting services formerly provided by Towers Watson.

Management’s Role in Setting Executive Compensation

The HR Committee and Robert W. Best, our Executive Chairman since October 1, 2010, who served as our Chairman and Chief Executive Officer during fiscal 2010, met with representatives of Towers Watson at the beginning of fiscal 2010 to review and discuss the compensation of all other named executive officers. However, at no time did Mr. Best meet with representatives of Towers Watson regarding his own compensation. The only other executive officer of the Company who regularly worked with Towers Watson is the senior vice president, human resources. For fiscal 2010, Mr. Best recommended to the committee compensation for Messrs. Cocklin, Meisenheimer, Gregory and Haefner, while Towers Watson provided to the committee general guidance and competitive compensation data for Mr. Best.

Mr. Best may be present during a portion of the committee’s meetings on executive compensation. However, Mr. Best and any other members of management in attendance at committee meetings are excused when Mr. Best’s compensation is discussed and decisions regarding his compensation are reached by the committee. Messrs. Cocklin, Meisenheimer, Gregory and Haefner attend the committee’s meetings except when compensation of the executive officers is discussed. All decisions by the committee concerning executive compensation levels to be paid to the CEO and named executive officers are approved by the Board.

Executive Compensation Recoupment Policy

Our Board of Directors recently adopted our clawback policy which provides for the recoupment by the Company under certain circumstances of incentive compensation, including annual cash bonuses, stock-based awards, performance-based compensation and any other forms of cash or equity compensation other than salary (“awards”). This policy applies to any current or former employee holding (or who held) a position of division president or corporate vice president or above. In the event of an accounting restatement of the Company’s previously issued financial statements due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, the Company will seek recovery from any current or former officer who received the amount or portion of any awards paid or granted during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid or granted to the officer under the accounting restatement.

In addition, in the event of an accounting restatement as a result of errors, omission, fraud or other causes, the HR Committee shall review the facts and circumstances underlying the restatement (including any potential wrongdoing and whether the restatement was the result of negligence or intentional or gross misconduct) and may, in its discretion, direct that the Company recover all or a portion of any award from one or more officers with respect to any fiscal year in which the Company’s financial results are negatively affected by such restatement. If (a) the payment, grant or vesting of any award(s) is based upon the achievement of financial results that are subsequently restated or (b) a lower payment, award value or vesting would have occurred based upon the restated financial results, the Committee may seek to recoup, and such officer shall forfeit or repay, all or any portion of such excess compensation as the Committee deems appropriate. Finally, if the Committee determines that an officer engaged in an act of fraud or misconduct that contributed to the need for a financial restatement, the Committee may, in its discretion, recover and the officer shall forfeit or repay, all of the officer’s awards for the relevant period, plus a reasonable rate of interest. This policy, however, does not affect the Company’s ability to recoup executive compensation under any other applicable law or regulation, including but not limited to the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Policy Prohibiting Hedging-Related Transactions

Our Board of Directors also recently adopted a policy prohibiting hedging transactions in our common stock as an amendment to our Insider Trading Policy, which provides that no employee of Atmos Energy or member of our Board of Directors may purchase any financial instruments (including, without limitation, prepaid variable forward contracts, equity swaps, collars and exchange funds) that establish a short position in our common stock and are designed to hedge or offset any decrease in the market value of our common stock granted by Atmos Energy as part of compensation to employees or directors or our common stock already held by them. In addition, the following transactions are prohibited: (i) “short sales,” which are sales of our common stock that are not then owned, (ii) trading of put options, call options or other derivatives of our common stock and (iii) purchases of our common stock on margin, or holding our common stock in a margin account, borrowing against any account in which our common stock is held or otherwise pledging our common stock as collateral for a loan. However, any such arrangements already in existence as of November 3, 2010 may continue, provided that the employee or director has disclosed or promptly discloses the arrangement to the General Counsel or Corporate Secretary.

Share Ownership Guidelines

We have adopted share ownership guidelines for our named executive officers, and for other officers and division presidents, which are voluntary and are intended to be achieved by each such executive over the course of five years. The HR Committee believes that executive share ownership promotes better alignment of the interests of our executives with those of our shareholders and it monitors compliance with the ownership guidelines each year. The executive chairman and the chief executive officer each have a guideline to reach a share ownership position of five times his base salary, with each of the remaining named executive officers having a guideline to reach a share ownership position of 2.5 times base salary. The share ownership positions include shares of unvested time-lapse restricted stock and time-lapse restricted stock units but do not include stock options or unvested performance-based restricted stock units. Each of the named executive officers has achieved his individual ownership objective.

NAMED EXECUTIVE OFFICER COMPENSATION

Summary of Cash and Other Compensation

The following table provides information concerning compensation we paid to or accrued on behalf of our Principal Executive Officer, our Principal Financial Officer and the three other most highly compensated executive officers serving as such on September 30, 2010.

Summary Compensation Table for Fiscal Year 2010(a)

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Robert W. Best(f) Chairman of the Board and Chief Executive Officer	2010 2009 2008	875,372 848,844 820,354	1,577,951 1,655,960 1,705,008	706,152 657,000 835,200	197,486 3,549,649 819,121	168,529 202,323 212,634	3,525,490 6,913,776 4,392,317

Kim R. Cocklin(g) President and Chief Operating Officer	2010 2009 2008	552,692 537,328 398,000	916,414 2,258,079 626,058	362,253 337,000 278,600	783,815 705,159 345,303	155,888 202,833 114,067	2,771,062 4,040,399 1,762,028

Fred E. Meisenheimer(h) Senior Vice President, Chief Financial Officer and Treasurer	2010 2009 2008	373,250 309,522 —	590,861 558,812 —	229,500 184,500 —	1,446,042 1,334,277 —	63,366 46,064 —	2,703,019 2,433,175 —

Louis P. Gregory Senior Vice President and General Counsel	2010 2009 2008	321,757 312,006 301,534	410,744 363,411 337,373	178,445 135,900 172,700	329,305 852,591 206,753	66,941 74,959 66,526	1,307,192 1,738,867 1,084,886

Michael E. Haefner(i) Senior Vice President, Human Resources	2010 2009 2008	288,786 — —	403,048 — —	160,875 — —	228,141 — —	40,511 — —	1,121,361 — —

(a)	No bonuses, as defined by applicable SEC rules and regulations, were paid or options awarded to any named executive officers in fiscal years 2010, 2009 or 2008.

(b)	In accordance with applicable SEC rules, the valuation of stock awards in this table is based upon the grant date fair value of time-lapse restricted stock and time-lapse restricted stock units granted during fiscal 2008-2010 along with performance-based restricted stock units granted during fiscal 2008-2010 and excludes any estimate of forfeitures related to service vesting conditions. Note that due to a change in applicable SEC rules, the valuation of stock awards is no longer based on the compensation cost of awards recognized for financial statement purposes but instead are valued at the grant date fair value calculated in accordance with FASB ASC Topic 718. As a result, the amounts shown for fiscal years 2009 and 2008 have been changed to comply with the requirements of the new rules. The valuation also includes the fair value of the time-lapse restricted stock units converted from the portion of incentive compensation elected to be converted by the named executive officers in the prior fiscal year. In our financial statements, we use an estimated forfeiture rate of two percent (2%) of each grant (other than special one-time grants). The fair value of time-lapse-restricted stock, time-lapse restricted stock units and performance-based restricted stock units was determined based on the mean of the highest and lowest prices of our common stock on the grant date as reported on the NYSE Consolidated Tape, plus the value of the dividend equivalents for performance-based restricted stock units.

The fair value of the stock awards of restricted stock, restricted stock units and performance-based restricted stock units at the grant date are shown in the following table at their maximum value, assuming the highest level of performance conditions will be achieved during the performance period of the performance-based restricted stock units:

	Year	Stock Awards ($)
Robert W. Best	2010	1,973,666
	2009	2,066,759
	2008	2,149,877
Kim R. Cocklin	2010	1,114,271
	2009	2,463,478
	2008	767,463
Fred E. Meisenheimer	2010	722,766
	2009	690,855
	2008	—
Louis P. Gregory	2010	501,429
	2009	436,768
	2008	410,459
Michael E. Haefner	2010	493,733
	2009	—
	2008	—

(c)	The amounts reflect the payments attributable to performance achieved at the level of 100 percent of target EPS in fiscal 2010 under our Incentive Plan. For a discussion of the performance criteria established by our HR Committee for awards in fiscal 2010 under our Incentive Plan, see “Elements of Executive Compensation” beginning on page 32. Awards under the Incentive Plan are paid in cash and are based on the participant’s annual salary as of the grant date of the award. However, participants may elect prior to the beginning of each fiscal year to convert all or a portion of their awards either to bonus stock, with a premium equal to 10 percent of the total amount converted, or to time-lapse restricted stock units, with a premium equal to 50 percent of the amount converted, with such units being awarded under our LTIP. The amounts shown above do not include incentive compensation that was converted through an election by participating named executive officers prior to the beginning of fiscal 2010 to time-lapse restricted stock units, as shown in the table below. Such Incentive Plan payments include a premium of 50 percent of the value associated with the conversion in November 2010 to shares of time-lapse restricted stock units, which will be reflected in the Grants of Plan-Based Awards table for fiscal 2011. These units vest three years following the date of grant. The conversion elections are reflected in the table below.

	Incentive Plan Award ($)	Cash (%)	Amount ($)	Restricted Stock Units Elected (%)	Value of Restricted Stock Units ($)	Units (#)
Robert W. Best	706,152	75	529,614	25	264,807	8,895
Kim R. Cocklin	362,253	50	181,127	50	271,690	9,126
Fred E. Meisenheimer	229,500	—	—	100	344,250	11,564
Louis P. Gregory	178,445	—	—	100	267,668	8,991
Michael E. Haefner	160,875	—	—	100	241,313	8,106

Mr. Best elected to convert to time-lapse restricted stock units 25 percent of his Incentive Plan payment attributable to fiscal 2010. Accordingly, in November 2010, Mr. Best received 75 percent of his total Incentive Plan payment of $706,152 in cash or $529,614, while he received 25 percent in the form of time-lapse restricted stock units valued at $264,807 (reflecting a 50 percent premium on the remaining $176,538 of his total Incentive Plan payment). Such units were issued on November 2, 2010, based on the mean of the highest and lowest prices of our common stock that day, as reported on the NYSE Consolidated Tape, of $29.77 per share or 8,895 units.

Mr. Cocklin elected to convert to time-lapse restricted stock units 50 percent of his Incentive Plan payment attributable to fiscal 2010. Accordingly, in November 2010, Mr. Cocklin received 50 percent of his total Incentive Plan payment of $362,253 in cash or $181,127, while he received 50 percent in the form of time-lapse restricted stock units valued at $271,690 (reflecting a 50 percent premium on the remaining $181,126 of his total Incentive Plan payment). Such units were issued on November 2, 2010 also at $29.77 per share or 9,126 units.

Messrs. Meisenheimer, Gregory and Haefner elected to convert 100 percent of their respective Incentive Plan payments attributable to fiscal 2010 to time-lapse restricted stock units. Accordingly, in November 2010, Mr. Meisenheimer received time-lapse restricted stock units valued at $344,250 or 11,564 units; Mr. Gregory received time-lapse restricted stock units valued at $267,668 or 8,991 units and Mr. Haefner received time-lapse restricted stock units valued at $241,313 or 8,106 units (with all such grants reflecting a 50 percent premium). Each of such units were issued on November 2, 2010 also at $29.77 per share.

(d)	The amounts reflect the aggregate current year increase in pension values for each named executive officer based on the change in the present value of the benefit as presented in the “Pension Benefits for Fiscal Year 2010” table beginning on page 50. The present value is based on the earliest age for which an unreduced benefit is available and assumptions from the September 30, 2009 and September 30, 2010 measurement dates for our Pension Account Plan.

(e)	The components of “All Other Compensation” are reflected in the table to follow.

(f)	Subsequent to the end of the 2010 fiscal year, Mr. Best was appointed Executive Chairman of the Company, effective October 1, 2010.

(g)	Subsequent to the end of the 2010 fiscal year, Mr. Cocklin was appointed President and CEO of the Company, effective October 1, 2010.

(h)	Effective February 4, 2009, Mr. Meisenheimer was appointed Senior Vice President and Chief Financial Officer of the Company and was not a named executive officer prior to that time. Accordingly, no compensation information is presented for Mr. Meisenheimer in fiscal 2008.

(i)	Mr. Haefner joined the Company on June 2, 2008. However, he did not become one of the top three named executive officers other than the Principal Executive Officer or the Principal Financial Officer until October 1, 2009. Accordingly, no compensation information is presented for Mr. Haefner in fiscal 2009 or 2008.

All Other Compensation

for Fiscal Year 2010

Name	Company Contributions to Retirement Savings Plan ($)	Cost of Premiums for Company- Paid Term Life Insurance ($)	Dividends/ Dividend Equivalents Paid on Restricted Stock/Unit Awards ($)(a)	Financial Planning ($)(b)	Perquisites ($)(c)	Total ($)
Robert W. Best	9,423	2,184	147,706	9,216	—	168,529
Kim R. Cocklin	9,423	2,184	140,561	3,720	—	155,888
Fred E. Meisenheimer	9,434	2,184	51,748	—	—	63,366
Louis P. Gregory	9,423	2,008	53,510	2,000	—	66,941
Michael E. Haefner	9,800	1,802	24,409	4,500	—	40,511

(a)	The amounts represent the dividends paid on unvested time-lapse restricted stock awards or dividend equivalents paid on time-lapse restricted stock units. Dividends are paid on shares of unvested restricted shares of common stock at the same rate as on non-restricted shares of common stock. Dividend equivalents are also paid on unvested time-lapse restricted stock units at the same rate as dividends on non-restricted shares of common stock.

(b)	We provide financial planning services to our named executive officers, which benefit is valued at the actual charge for the services.

(c)	No named executive officer received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2010.

1998 Long-Term Incentive Plan

To provide our named executive officers, other officers, division presidents and other key management employees with the incentive to achieve our long-term growth and profitability goals as well as to focus upon the creation of shareholder value, the HR Committee makes recommendations to the Board concerning grants of long-term incentive awards under our LTIP.

The HR Committee recommends all annual long-term incentive grants at its regularly scheduled March meeting, which are then approved by the Board at its regularly scheduled April or May meeting. In addition, when an award is granted in connection with a pre-established performance goal, the committee approves the performance goal and the related compensation formula within the first 90 days of the fiscal year. Each year, prior to making grants, the committee establishes a target long-term incentive value for the LTIP participants, including the named executive officers. The actual value of grants ultimately received by participants may differ from the intended value or target long-term incentive value granted, depending upon share price performance and any performance considerations imposed upon such awards.

No options have been granted to any participants since fiscal 2003 although they may still be granted under the terms of the LTIP. However, some participants did receive options in fiscal 2004 and 2005 pursuant to their election to convert all or a portion of their incentive compensation received under the Incentive Plan in those years, which election is no longer allowed under the Incentive Plan. Options may be exercisable in full at the time of grant or may become exercisable in one or more installments. Options are exercisable for a period of ten years after the date of grant of the option. Since October 1, 2007, under the LTIP, at least 25 percent of the number of shares of common stock acquired through the exercise of any options granted after that date may not be sold or otherwise transferred by the participant for at least one year after the date of exercise. In the event of a participant’s termination of service, the options lapse 90 days after said termination, except in the case of retirement, in which case the retiring participant may exercise the options at any time within three years from the date of retirement. In the event of death, the options may be exercised by the personal representative of the optionee at any time within three years from the date of death.

As discussed above, in “Long-Term Incentive Compensation” on page 35, from fiscal 2004 through fiscal 2008, we used shares of time-lapse restricted stock and performance-based restricted stock units as our form of long-term incentive compensation. All restrictions lapse on time-lapse restricted stock at the conclusion of the third year following the date of grant, except for any grants that may be made by our Board in connection with the appointment of an officer. Dividends are paid on all time-lapse restricted stock after the date of grant during the period before the restrictions have lapsed at the same rate as other shares. Dividend equivalents are paid on the time-lapse restricted stock units at the same time and at the same rate as dividends are paid on time-lapse restricted stock and unrestricted shares of common stock. Once the restrictions have lapsed, the shares are issued to the participant by the Company, net of shares withheld for taxes, provided that he or she is an employee of the Company at that time.

Performance-based restricted stock units are subject to a three-year performance criterion expressed as a cumulative EPS target amount. The EPS target is derived from our annual business plan and represents the same EPS target at the time of grant as that used under the Incentive Plan; the EPS targets added to the Incentive Plan’s target EPS for the second and third years have historically represented a growth in EPS of 4 percent to 6 percent each year, on average. At the conclusion of the three-year performance period, the total number of performance-based restricted stock units to be issued is determined by a formula with an established threshold, target and maximum number of restricted stock units earned, ranging from 0 percent to 150 percent of the value of the performance-based restricted stock units granted, based on the cumulative amount of EPS achieved over the three-year performance period. Although our LTIP provides that cash, shares of our common stock or a combination thereof may be issued to participants in payment for their units, we have always paid participants for their units in the form of shares of our common stock at the end of each three-year performance period. In addition, dividend equivalents are credited to each participant’s account with respect to the performance-based restricted stock units beginning at the date of grant, with the payment of such dividend equivalents in the form of additional shares of stock not occurring until the three-year cumulative EPS performance targets are measured and vesting is completed. Beginning with grants made to our named executive officers during fiscal 2010, any distributions of awards of performance-based restricted stock units that have been granted to our named executive officers during fiscal 2010 or thereafter will be reduced to the amount awarded at the target level of performance, unless the Total Shareholder Return during the three-year performance period is positive.

Grants of Plan-Based Awards

The following table shows the grants of executive compensation plan-based awards to the named executive officers during fiscal 2010.

Grants of Plan-Based Awards for Fiscal Year 2010(a)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(b)			Estimated Future Payouts Under Equity Incentive Plan Awards(c)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert W. Best
Incentive Plan	10/01/09	350,149	700,298	1,400,595	—	—	—	—		—
Restricted Stock Units	11/10/09	—	—	—	—	—	—	8,472	(d)	246,375	(d)
Restricted Stock Units	05/04/10	—	—	—	—	—	—	24,000		704,400
PBR Stock Units	05/04/10	—	—	—	12,000	24,000	36,000	—		704,400

Kim R. Cocklin
Incentive Plan	10/01/09	182,388	359,250	718,500	—	—	—	—		—
Restricted Stock Units	11/10/09	—	—	—	—	—	—	17,383	(d)	505,500	(d)
Restricted Stock Units	05/04/10	—	—	—	—	—	—	12,000		352,200
PBR Stock Units	05/04/10	—	—	—	6,000	12,000	18,000	—		352,200

Fred E. Meisenheimer
Incentive Plan	10/01/09	111,975	223,950	447,900	—	—	—	—		—
Restricted Stock Units	11/10/09	—	—	—	—	—	—	9,517	(d)	276,750	(d)
Restricted Stock Units	05/04/10	—	—	—	—	—	—	8,000		234,800
PBR Stock Units	05/04/10	—	—	—	4,000	8,000	12,000	—		234,800

Louis P. Gregory
Incentive Plan	10/01/09	90,092	176,966	353,933	—	—	—	—		—
Restricted Stock Units	11/10/09	—	—	—	—	—	—	7,010	(d)	203,850	(d)
Restricted Stock Units	05/04/10	—	—	—	—	—	—	5,500		161,425
PBR Stock Units	05/04/10	—	—	—	2,750	5,500	8,250	—		161,425

Michael E. Haefner
Incentive Plan	10/01/09	80,860	158,832	317,665	—	—	—	—		—
Restricted Stock Units	11/10/09	—	—	—	—	—	—	6,216	(d)	180,750	(d)
Restricted Stock Units	05/04/10	—	—	—	—	—	—	5,500		161,425
PBR Stock Units	05/04/10	—	—	—	2,750	5,500	8,250	—		161,425

(a)	No options were awarded to any named executive officer in fiscal 2010.

(b)	The amounts reflect the estimated payments which could have been made under our Incentive Plan, based upon the participant’s annual salary as of the date presented. The plan provides that our officers may receive annual cash incentive awards based on the performance and profitability of the Company. The HR Committee establishes annual target awards for each officer. The actual amounts earned by the named executive officers in fiscal 2010 under the plan are set forth under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table for Fiscal Year 2010” beginning on page 43.

(c)	The amounts reflect the performance-based restricted stock units (“PBR stock units”) granted under our LTIP, which vest three years from the beginning of the performance measurement period (October 1, 2009), at which time the holder is entitled to receive a percentage of the PBR stock units granted, based on our cumulative EPS performance over the period October 1, 2009 to September 30, 2012, payable in shares of our common stock including credited dividend equivalents. The grant date fair value of $29.35, which is the mean of the highest and lowest prices of the stock on the date of grant on May 4, 2010, as reported on the NYSE Consolidated Tape, is reflected at the target level of performance.

(d)	The amounts reflect the incentive compensation received under the Incentive Plan for fiscal 2009 attributable to conversions to shares of time-lapse restricted stock units issued under our LTIP. Such shares were granted at the mean of the highest and lowest prices of our common stock of $29.08 on the date of grant on November 10, 2009, as reported on the NYSE Consolidated Tape. The grant date fair value is the value of the shares attributable to the original amount of incentive compensation converted plus the 50 percent value premium received in connection with such conversion.

Outstanding Equity Awards

The following table shows the outstanding equity awards held by the named executive officers at September 30, 2010.

Outstanding Equity Awards at Fiscal Year-End for 2010(a)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units of Stock That Have Not Vested (#)(c)	Market Value of Shares of Stock or Units of Stock That Have Not Vested ($)(d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
Robert W. Best					109,228	3,194,919	52,000	1,521,000
	75,000	(b)	23.56	03/06/2011
	62,282	(b)	21.30	11/06/2011
	100,000	(b)	22.68	03/07/2012
	48,310	(b)	21.58	11/12/2012
	62,900		21.23	03/11/2013
Kim R. Cocklin	—		—	—	106,846	3,125,246	26,000	760,500
Fred E. Meisenheimer	—		—	—	41,618	1,217,327	17,000	497,250
Louis P. Gregory	—		—	—	40,583	1,187,053	10,500	307,125
Michael E. Haefner	—		—	—	20,966	613,256	10,500	307,125

(a)	There were no securities underlying either unexercised options, which were unexercisable or unexercised unearned options granted under any equity incentive plan at the end of fiscal 2010. This table does not include amounts of time-lapse restricted stock units that were issued in November 2010 as a result of elections by the named executive officers to convert all or a portion of incentive compensation.

(b)	Mr. Best exercised these options to acquire a total of 285,592 shares subsequent to September 30, 2010.

(c)	Time-lapse restricted stock and time-lapse restricted stock units generally vest three years from the date of grant, as reflected in the next table.

(d)	Market value is based on the closing price of our common stock of $29.25, as reported on the NYSE Consolidated Tape on September 30, 2010.

(e)	See footnote (c) to the “Grants of Plan-Based Awards for Fiscal Year 2010” table beginning on page 47 for a discussion of the vesting terms of our performance-based restricted stock units. Based on our projected performance at September 30, 2010, performance-based restricted stock units, at the target level of performance, will vest as indicated in the “Performance-Based Restricted Stock Units Vesting Schedule” on page 49.

Time-Lapse Restricted Stock and Time-Lapse Restricted Stock Units Vesting Schedule(a)

	10-01-10 (b)	11-06-10 (c)	04-29-11 (d)	06-02-11 (e)	11-11-11 (c)	05-05-12 (d)	11-10-12 (c)	05-04-13 (d)	Total
Robert W. Best	—	9,428	26,000	—	13,328	28,000	8,472	24,000	109,228
Kim R. Cocklin	25,000	12,580	8,100	—	17,783	14,000	17,383	12,000	106,846
Fred E. Meisenheimer	—	5,429	2,000	—	7,672	9,000	9,517	8,000	41,618
Louis P. Gregory	—	7,800	4,250	—	11,023	5,000	7,010	5,500	40,583
Michael E. Haefner	—	—	—	4,250	—	5,000	6,216	5,500	20,966

(a)	This table does not include amounts of time-lapse restricted stock units that were issued in November 2010 as a result of elections by the named executive officers to convert all or a portion of incentive compensation.

(b)	The amount reflects a grant of time-lapse restricted stock granted under our LTIP in connection with Mr. Cocklin’s appointment as President and Chief Operating Officer on October 1, 2008.

(c)	The amounts represent time-lapse restricted stock units issued under our LTIP as a result of the participant’s election to convert all or a portion of his Incentive Plan payment.

(d)	The amounts represent time-lapse restricted stock units granted under our LTIP. These units vest three years from the date of grant.

(e)	The amount reflects a grant of time-lapse restricted stock units granted under our LTIP in connection with Mr. Haefner’s appointment as Senior Vice President, Human Resources on June 2, 2008. These units vest three years from the date of grant.

Performance-Based Restricted Stock Units Vesting Schedule

	9-30-11	9-30-12	Total
Robert W. Best	28,000	24,000	52,000
Kim R. Cocklin	14,000	12,000	26,000
Fred E. Meisenheimer	9,000	8,000	17,000
Louis P. Gregory	5,000	5,500	10,500
Michael E. Haefner	5,000	5,500	10,500

Option Exercises and Stock Vested

The following table sets forth the exercises of stock options and vested stock received by the named executive officers during fiscal 2010.

Option Exercises and Stock Vested for Fiscal Year 2010

Name	Option Awards		Stock Awards(a)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(b)	Value Realized on Vesting ($)(c)
Robert W. Best	50,000	649,260	71,687	2,102,458
Kim R. Cocklin	—	—	44,944	1,288,716
Fred E. Meisenheimer	—	—	4,928	144,786
Louis P. Gregory	—	—	17,085	498,735
Michael E. Haefner	—	—	—	—

(a)	The named executive officers elected to have vested shares withheld, in each case, to cover applicable state and federal taxes incurred, upon receipt of their vested shares. The net shares received and the related net value realized appear in the following table.

(b)	Includes shares received during fiscal 2010 of vested time-lapse restricted stock and performance-based restricted stock units, including shares received as dividend equivalents on performance-based restricted stock units over the three fiscal-year performance period.

(c)	The value received on vesting represents the market value of the shares received based on the mean of the highest and lowest prices of our common stock as reported on the NYSE Consolidated Tape on the vesting dates as follows: $28.11 on October 1, 2009; $28.90 on November 6, 2009; $29.08 on November 10, 2009 and $29.82 on April 30, 2010.

Name	Net Shares Acquired on Vesting (#)	Net Value Realized on Vesting ($)
Robert W. Best	48,157	1,413,641
Kim R. Cocklin	30,622	878,274
Fred E. Meisenheimer	3,332	97,983
Louis P. Gregory	11,277	329,456
Michael E. Haefner	—	—

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer under our PAP and Supplemental Plans, along with the total amount of payments made during fiscal 2010. See the discussion under “Pension Account Plan” on page 51 and “Supplemental Plans” beginning on page 51 for more information on these plans. We used the following assumptions in calculating the present value of accumulated benefits for the PAP and Supplemental Plans:

Pension Benefits for Fiscal Year 2010

• Retirement age:

(a) 65, or current age if later, for the PAP (62, or current age if later, for Mr. Best, since he was a participant in the Company’s retirement plan in 1998 at the time of the adoption of the PAP and thus is eligible for “grandfathered benefits”)

(b) 62, or current age if later, for the Company’s Supplememental Executive Benefits Plan (“SEBP”) and the Company’s Supplemental Executive Retirement Plan (“SERP”)

• Discount Rate:	5.38 percent
• Postretirement mortality:	Use of the applicable mortality table for 2010, as defined in Code Section 417(e)(3)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert W. Best(a)	Pension Account Plan	13.500	494,458	—
	Supplemental Executive Benefits Plan	13.500	15,917,617	—
Kim R. Cocklin(b)	Pension Account Plan	4.333	64,391	—
	Supplemental Executive Retirement Plan	4.333	2,112,542	—
Fred E. Meisenheimer(c)	Pension Account Plan	10.167	193,432	—
	Supplemental Executive Retirement Plan	10.167	4,255,956	—
Louis P. Gregory(d)	Pension Account Plan	10.000	154,512	—
	Supplemental Executive Retirement Plan	10.000	2,383,676	—
Michael E. Haefner(e)	Pension Account Plan	2.250	22,581	—
	Supplemental Executive Retirement Plan	2.250	364,540	—

(a)	Mr. Best is currently eligible for retirement in each plan.

(b)	Mr. Cocklin is eligible for early retirement with an immediate PAP benefit and a reduced benefit under the SERP.

(c)	Mr. Meisenheimer is currently eligible for retirement in each plan.

(d)	Mr. Gregory is currently eligible for early retirement with an immediate PAP benefit and a reduced benefit under the SERP.

(e)	Upon attainment of age 55, Mr. Haefner will be eligible for early retirement with an immediate PAP benefit and a reduced benefit under the SERP.

Retirement Plans

Pension Account Plan.    Our PAP is a qualified, cash balance defined benefit pension plan under both the Code and the Employee Retirement Income Security Act of 1974, as amended. The plan covers substantially all of our employees (other than employees of AEH), including all named executive officers. Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. Under the terms of the PAP, a vested participant receives a benefit based on the value of the cash balance account at termination or retirement from the Company. Participants retiring on or after age 65 receive 100 percent of their accrued monthly benefit, which may be reduced depending on the optional form of payment elected at retirement. Benefits payable under our retirement plan are not offset by Social Security benefits. Under the Code, the annual compensation of each employee to be taken into account under our retirement plan for 2010 cannot exceed $245,000.

The earnings utilized in the PAP includes W-2 earnings, 401(k) deferrals and Code Section 125 (“cafeteria plan”) reductions, while it excludes all incentive pay and expense reimbursements. All participants are fully vested in their account balances after three years of eligible service and may choose to receive their account balances in the form of a lump sum or an annuity. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2010” beginning on page 43 would be considered eligible compensation in determining benefits, subject to applicable limitations under the Code.

Supplemental Plans.    Mr. Best also participates in the Company’s SEBP, while Messrs. Cocklin, Meisenheimer, Gregory and Haefner participate in the Company’s SERP, (collectively, the “Supplemental Plans”), which provide retirement benefits (as well as supplemental disability and death benefits) to all officers, division presidents and other employees, all as approved by the Board. For any participant in the SERP prior to November 2008, the SERP provides that an officer or division president (or any other employee selected by the Board) who has participated in the SERP for at least two years and has attained age 55 is entitled to an annual supplemental pension in an amount that, when added to his or her annual pension payable under the PAP, equals 60 percent of his compensation, subject to reductions for less than ten years of participation in the plan and for retirement prior to age 62. Mr. Best is entitled to 75 percent of his compensation under the SEBP. The Board amended the SERP to provide that any participant who begins participation in the SERP beginning in November 2008 must have participated in the SERP for at least three years and attained age 55 to receive the same benefits.

The Supplemental Plans cover compensation in an amount equal to the sum of (a) the greater of the participant’s annual base salary at the date of termination of employment or the average of the participant’s annual base salary for the highest of three calendar years (whether or not consecutive) of employment with the Company and (b) the greater of the amount of the participant’s last award under any of the Company’s annual performance bonus or incentive plans or the average of the participant’s highest three performance awards under such plans (whether or not consecutive). The amount of current compensation covered by the Supplemental Plans as of the end of fiscal 2010 for each of the named executive officers listed in the Summary Compensation Table is as follows: Robert W. Best, $1,629,223; Kim R. Cocklin, $919,612; Fred E. Meisenheimer, $612,000, Louis P. Gregory, $502,846 and Michael E. Haefner, $453,400.

Each of the named executive officers has also entered into a participation agreement with the Company as required by the Supplemental Plans. Each of the Supplemental Plans provides that the accrued benefits, as calculated pursuant to the plan, of each participant will vest if: (a) the plan is terminated by the Company; (b) the plan is amended by the Company, resulting in a decrease in the benefits otherwise payable to the participant; (c) the participant’s employment is terminated by the Company for any reason other than “cause”; (d) the participant’s participation in the plan is terminated by the Company for any reason other than “cause” prior to the participant’s termination of employment; (e) within any time during the three-year period following a “change of control” of the Company (as such term is defined in the plan), (i) the participant’s employment is terminated involuntarily by the Company for any reason other than “cause” or (ii) the participant is demoted or reassigned to a position that would cause him to cease to be eligible for participation in the plan; or (f) in anticipation of a “change in control” (whether or not a “change in control” ever occurs), if (i) the participant’s employment is terminated involuntarily by the Company for any reason other than “cause” at the request of a party to a pending transaction that would constitute a “change in control,” if and when the transaction were consummated or (ii) the participant’s participation in the plan is terminated for any reason other than “cause” prior to the participant’s termination of employment. The participation agreements set forth the specific rights of the participants to their accrued benefits upon the occurrence of the events described above and constitute enforceable contracts separate from the provisions of the Supplemental Plans.

Change in Control Severance Agreements

We have entered into severance agreements with each of the current named executive officers to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally below). In addition, such executive officer will be entitled to all rights and benefits, if any, provided under any other plan or agreement between him and the Company.

The severance agreement for each named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times his total compensation (annual base salary and average amount of annual incentive compensation received under the Incentive Plan) and (b) the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under the PAP and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP. The Company is also obligated to provide the officer with all medical, dental, vision and any other health benefits which qualify for continuation coverage under Code Section 4980B, for a period of 18 months from the date of termination. In addition, following the end of the 18-month period, the Company is to pay such officer a lump sum amount equal to the present value of the cost to the Company of providing those benefits to him for an additional 18-month period. Also, the Company must pay the officer a lump sum amount equal to the present value of the cost to the Company of providing accident and life insurance benefits as well as disability benefits for a period of 36 months from his date of termination, equal to such benefits in effect for the officer at the time of the change in control.

However, if an executive officer is terminated by the Company for “cause” (as defined in the severance agreement), or his employment is terminated by retirement, death or disability, the Company is not obligated to pay such officer the lump sum severance payment. Further, if an executive officer voluntarily terminates his employment except for “constructive termination” (as defined in the severance agreement), the Company is not obligated to pay such officer the lump sum severance payment. The Company has eliminated the payment of any excise tax gross-up payments which may be due on the payment of severance benefits to our named executive officers. As a result, if such lump sum severance benefit payments result in the imposition of excise taxes imposed by Section 4999 of the Code, for which the officer is now responsible for paying, the officer will have the option to elect to have the payment reduced to a level that will result in no payment of such excise tax by such officer.

For the purposes of these agreements, a “change in control” will generally be deemed to have occurred at any one of the following times:

•

on the date any person acquires ownership of stock, that together with stock already held by such person, results in the person having beneficial ownership of 50 percent or more of the total fair market value or total voting power of our stock;

•	on the date that a person acquires or has acquired over a 12-month period ownership of our stock possessing 30 percent or more of the total voting power of our stock;

•	on the date a majority of the members of our Board is replaced during any 12-month period by directors whose election is not endorsed by a majority of the Board before the date of the election; or

•

on the date that a person acquires at least 40 percent of the total gross fair market value of our assets over a 12-month period immediately before such acquisition, except if such sale is to a person or entity owning, directly or indirectly, at least 50 percent of the total value or voting power of our stock before such acquisition.

For the purposes of these severance agreements, “cause” means (i) the willful and continued failure by the employee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the employee by the Board that specifically identifies the manner in which the Board believes that the employee has not substantially performed his duties or (ii) an employee’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. No act, or failure to act, on an employee’s part shall be deemed “willful” unless done, or omitted to be done, by the employee not in good faith and without a reasonable belief that the action or omission was in the best interests of the Company. Notwithstanding the foregoing, the employee shall not be deemed to have been terminated for cause unless approved by an affirmative vote of not less than three-quarters (3/4) of the entire membership of our Board at a meeting called and held for such determination.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Any Termination.    Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive the following amounts earned during his term of employment. Such amounts include:

•	amount of accrued but unpaid salary;

•	amounts contributed under, or otherwise vested in our RSP;

•	amounts accrued and vested through our PAP and Supplemental Plans; and

•	amounts attributable to the exercise of rights with respect to each outstanding and vested stock option granted under our LTIP.

Payments Made Upon Retirement.    In the event of the retirement of a named executive officer, in addition to the items identified above, such named executive officer will:

•

be entitled to receive a pro rata portion, at the end of the three-year performance period, based on the number of months completed of such performance period, of each outstanding grant of performance-based restricted stock units under our LTIP, at a value equal to the actual level of performance achieved during the period;

•

be entitled to receive, upon the termination of the restricted period, all shares of outstanding time-lapse restricted stock granted under our LTIP or issued as a result of an election to convert all or a portion of an Incentive Plan payment; and

•

be entitled to receive, upon the termination of the restricted period, shares of stock equal to the number of time-lapse restricted stock units granted under our LTIP or issued as a result of an election to convert all or a portion of an Incentive Plan payment.

Payments Made Upon Death or Disability.    In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings, “Payments Made Upon Any Termination” and “Payments Made Upon Retirement”, the named executive officer or designated beneficiary will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.

Payments Made Upon a Change in Control.    As discussed in “Change in Control Severance Agreements” beginning on page 52, we have also entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of the termination or “constructive termination” of their employment within three years following a “change in control” of the Company, as such terms are defined in the agreements. As discussed in “Change in Control Benefits” on page 36, the severance agreements for each of the named executive officers were modified during fiscal 2009 to the “best net” approach, so that the Company would no longer be liable for the tax gross-up payments on behalf of those individuals whose severance payments would have triggered excise tax penalties. The severance agreement for each such executive officer provides that the Company will pay such executive officer a lump sum severance payment equal to (i) 2.5 times such executive officer’s total compensation, as such term is defined in the agreements; (ii) an amount actuarially equivalent to three years of additional age and service credits under the PAP and three years of matching contributions under the RSP, subject to certain conditions and adjustments, as described above; (iii) continuation of all medical, dental, vision and any other health benefits which qualify for continuation coverage under Code Section 4980B (“COBRA coverage”), for a period of 18 months from the date of termination; (iv) an amount actuarially equivalent to an additional 18-month period of COBRA coverage and (v) and an amount actuarially equivalent to 36 months of accident and life insurance benefits coverage, along with disability benefits coverage.

In the tables below, “Potential Post-Employment Payment Tables” beginning on page 56, we have shown the severance compensation and employee benefits to be provided in the aggregate to each named executive officer in the event of each of five termination scenarios. In each scenario, there are differences in how retirement benefits and health and welfare benefits are determined. The following discussion provides more specific information on the retirement benefits and health and welfare benefits under each of the various scenarios:

Termination Upon Death.    The SEBP/SERP benefit is the sum of the following:

•	two times final average earnings (base salary plus annual payment under the Incentive Plan) less the amount paid through the Company’s group life insurance plan;

•	a life annuity benefit of 50 percent of final average earnings (base salary plus annual payment under the Incentive Plan) payable to the surviving spouse;

•	a temporary life annuity benefit of 25 percent of final average earnings (base salary plus annual payment under Incentive Plan) payable to dependent children until children reach the age of 18 years;

•	the PAP plan benefit equal to the account balance at the time of death; and

•	the RSP plan benefit equal to the account balance at the time of death.

Termination Upon Disability.    The SERP/SEBP benefit is the sum of the following:

•

a monthly benefit based on 60 percent of compensation (base salary plus annual payment under the Incentive Plan) less the amount paid from the Company’s group disability plan, with this net benefit payable as a temporary benefit until the age of 65 years;

•	regular retirement benefit (see following description of “Termination Upon Retirement”) payable after age of 65 years;

•	the PAP plan benefit equal to the account balance at the time of disability; and

•	the RSP plan benefit equal to the account balance at the time of disability.

Termination Upon Retirement.    For Mr. Best, the SEBP/SERP benefit at retirement is the lump sum benefit equal to a target benefit of 75 percent of final average earnings (base salary plus annual payment under the Incentive Plan) less an offset for the benefits to be paid from the tax-qualified PAP. For the other four named executive officers, their SEBP/SERP benefit at retirement is the lump sum benefit equal to a target benefit of 60 percent of final average earnings (base salary plus annual payment under the Incentive Plan) less an offset for the benefits to be paid from the tax-qualified PAP. In addition, the following benefits are payable at retirement:

•	the PAP plan benefit equal to the account balance at the time of retirement; and

•	the RSP plan benefit equal to the account balance at the time of disability.

Termination Without Cause.    The retirement benefits for a termination without cause are equal to the same retirement benefits as described above with respect to termination upon retirement.

Termination Upon Change in Control.    The SEBP/SERP benefit upon termination pursuant to a change in control is equal to the same retirement benefits as described above with respect to termination upon retirement with the following additional provisions:

•	there is no reduction applied to the earned benefit in the event that the executive has less than 10 years of service;

•	there is no reduction applied to the earned benefit for early commencement prior to age 62;

•	the executive officer is immediately vested in the accrued benefit;

•	in addition, the PAP benefit includes the accrued benefit at the time of termination plus an additional three years of earned compensation credits; and

•	in addition, the RSP benefit includes the accrued benefit at the time of termination plus an additional three years of Company matching contributions.

Health and Welfare Benefits.    The Company only provides supplemental benefits in the form of health and welfare benefits in the event of the termination of a named executive officer pursuant to a change in control. The supplemental health and welfare benefit reported in the following table represents the benefits described above under “Payments Made Upon a Change in Control” beginning on page 54.

Potential Post-Employment Payment Tables.    The following tables reflect estimates of the total amount of compensation due each named executive officer in the event of such executive’s termination of employment by reason of death, disability or retirement, termination of employment without cause, or termination of employment following a change in control. The amounts shown below assume that such termination was effective as of September 30, 2010 and are estimates of the amounts which would be paid out to the executives upon such termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

In addition to the amounts set forth in the following table, in the event of his termination of employment for any reason, Mr. Best would receive a total of $2,453,888 in exercisable options which had been earned as of September 30, 2010.

Robert W. Best	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination Without Cause ($)	Termination Upon a Change in Control ($)
Cash Severance	—	—	—	—	4,073,018
Equity
Time-Lapse Restricted Stock/Restricted Stock Units	3,194,919	3,194,919	3,194,919	2,919,150	3,194,919
Performance-Based Restricted Stock Units	845,392	845,392	845,392	845,392	845,392
Total	4,040,311	4,040,311	4,040,311	3,764,542	4,040,311
Retirement Benefits
Pension Account Plan	475,209	510,668	475,209	475,209	540,009
Supplemental Executive Benefits Plan	12,620,377	14,653,156	15,029,790	15,029,790	15,012,493
Retirement Savings Plan	1,557,369	1,557,369	1,557,369	1,557,369	1,583,868
Total	14,652,955	16,721,193	17,062,368	17,062,368	17,136,370
Other Benefits
Health & Welfare	—	—	—	—	38,715
Total	18,693,266	20,761,504	21,102,679	20,826,910	25,288,414

Kim R. Cocklin	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination Without Cause ($)	Termination Upon a Change in Control ($)
Cash Severance	—	—	—	—	2,112,613
Equity
Time-Lapse Restricted Stock/Restricted Stock Units	3,125,246	3,125,246	3,125,246	2,757,281	3,125,246
Performance-Based Restricted Stock Units	425,823	425,823	425,823	425,823	425,823
Total	3,551,069	3,551,069	3,551,069	3,183,104	3,551,069
Retirement Benefits
Pension Account Plan	64,243	169,561	64,243	64,243	119,608
Supplemental Executive Retirement Plan	7,208,118	4,132,480	2,919,659	2,919,659	7,301,436
Retirement Savings Plan	124,503	124,503	124,503	124,503	151,002
Total	7,396,864	4,426,544	3,108,405	3,108,405	7,572,046
Other Benefits
Health & Welfare	—	—	—	—	38,715
Total	10,947,933	7,977,613	6,659,474	6,291,509	13,274,443

Fred E. Meisenheimer	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination Without Cause ($)	Termination Upon a Change in Control ($)
Cash Severance	—	—	—	—	1,528,750
Equity
Time-Lapse Restricted Stock/Restricted Stock Units	1,217,327	1,217,327	1,217,327	1,058,528	1,217,327
Performance-Based Restricted Stock Units	276,657	276,657	276,657	276,657	276,657
Total	1,493,984	1,493,984	1,493,984	1,335,185	1,493,984
Retirement Benefits
Pension Account Plan	193,820	193,820	193,820	193,820	258,620
Supplemental Executive Retirement Plan	4,026,493	4,017,658	4,017,658	4,017,658	4,017,658
Retirement Savings Plan	215,309	215,309	215,309	215,309	241,808
Total	4,435,622	4,426,787	4,426,787	4,426,787	4,518,086
Other Benefits
Health & Welfare	—	—	—	—	38,714
Total	5,929,606	5,920,771	5,920,771	5,761,972	7,579,534

Louis P. Gregory	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination Without Cause ($)	Termination Upon a Change in Control ($)
Cash Severance	—	—	—	—	1,257,228
Equity
Time-Lapse Restricted Stock/Restricted Stock Units	1,187,053	1,187,053	1,187,053	958,903	1,187,053
Performance-Based Restricted Stock Units	164,464	164,464	164,464	164,464	164,464
Total	1,351,517	1,351,517	1,351,517	1,123,367	1,351,517
Retirement Benefits
Pension Account Plan	158,706	335,824	158,706	158,706	218,795
Supplemental Executive Retirement Plan	3,823,851	3,219,470	2,872,165	2,872,165	3,771,415
Retirement Savings Plan	374,774	374,774	374,774	374,774	401,273
Total	4,357,331	3,930,068	3,405,645	3,405,645	4,391,483
Other Benefits
Health & Welfare	—	—	—	—	51,314
Total	5,708,848	5,281,585	4,757,162	4,529,012	7,051,542

Michael E. Haefner	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination Without Cause ($)	Termination Upon a Change in Control ($)
Cash Severance	—	—	—	—	1,133,438
Equity
Time-Lapse Restricted Stock/Restricted Stock Units	613,256	613,256	613,256	613,256	613,256
Performance-Based Restricted Stock Units	164,464	164,464	164,464	164,464	164,464
Total	777,720	777,720	777,720	777,720	777,720
Retirement Benefits
Pension Account Plan	—	226,335	—	—	46,627
Supplemental Executive Retirement Plan	—	1,554,257	—	—	2,743,586
Retirement Savings Plan	68,815	68,815	68,815	68,815	95,314
Total	68,815	1,849,407	68,815	68,815	2,885,527
Other Benefits
Health & Welfare	—	—	—	—	50,760
Total	846,535	2,627,127	846,535	846,535	4,847,445

PROPOSAL TWO—APPROVAL OF AMENDMENT TO

THE 1998 LONG-TERM INCENTIVE PLAN

Description of Plan

Background and Purpose.    Our shareholders are being asked to approve an amendment to our LTIP to (i) increase the number of shares reserved for issuance thereunder by 2,200,000, bringing the cumulative total number of shares of common stock reserved for issuance under the LTIP to 8,700,000 and (ii) extend the term for an additional five-year period, which if approved, will mean that the LTIP will expire on September 30, 2016. The LTIP is an integral part of our overall compensation program. The proposed amendment would provide the additional shares necessary to continue to attract, retain and reward the best available personnel for our positions of substantial responsibility. Accordingly, the Board believes that approval of the amendment to increase the number of shares of common stock reserved for issuance under the LTIP by 2,200,000 shares and extend the term of the plan for an additional five-year period is advisable and is in our best interests and the best interests of our shareholders.

Regulations promulgated under Section 162(m) of the Code provide that in order for us to continue to fully deduct for federal income tax purposes compensation paid under the LTIP to our five most highly compensated officers, we must seek approval of the terms of the LTIP every five years, as well as whenever we increase the shares reserved for issuance under the LTIP or make certain other material amendments to the LTIP. Approval of the amendment to the LTIP to increase the number of shares reserved for issuance under the LTIP by 2,200,000 will also constitute reapproval of the terms of the LTIP for purposes of Section 162(m) of the Code. The complete text of the LTIP, as amended, is set forth in Appendix A to this proxy statement. The summary of the LTIP provided herein is qualified in its entirety by reference to Appendix A.

The LTIP represents a part of our total rewards compensation program, which we developed as a result of a study we conducted of all employee, executive and non-employee director compensation and benefits. The Board of Directors originally adopted the LTIP in August 1998, which our shareholders approved in February 1999. Our shareholders also approved an amendment to the LTIP in February 2002, primarily to add 2,500,000 shares to the total number of shares available for issuance under the plan. Our shareholders also approved an amendment to the LTIP in February 2007, primarily to add 2,500,000 shares to the total number of shares available for issuance under the plan and to extend the term of the plan for an additional three years. The LTIP is a comprehensive, long-term incentive compensation plan, providing for discretionary awards of incentive stock options, non-qualified stock options, stock appreciation rights, bonus stock, restricted stock and performance-based stock to help attract, retain and reward our key employees and non-employee directors. Any of our employees, including any employee who is also a director or officer, and any non-employee director is eligible to participate in the LTIP. However, since the LTIP was approved in February 1999, only our officers, division presidents and other key employees (approximately 165 employees during the last fiscal year) as well as non-employee directors have participated in the LTIP. The LTIP is intended to motivate our employee participants using performance-related incentives linked to longer range performance goals and the interests of our shareholders. These incentives and long-range performance goals have increased and should continue to increase the interests of employees in our overall performance and encourage such persons to continue their services for us.

Summary of LTIP Features Favorable to Shareholders.    The LTIP, as proposed to be amended, includes the following features that help protect the interests of our shareholders:

•	an independent committee of the Board administers the plan;

•	dilution from the LTIP is approximately 5 percent;

•	annual “burn rate”(defined as the annual amount of equity granted divided by the number of shares outstanding) over the last three years has averaged less than 2 percent per year;

•	no awards may be granted below fair market value on the date of grant;

•	dividends cannot be paid out on performance-based awards until the shares are earned; and

•	nearly all time-based awards have been granted with three-year cliff vesting requirements.

Administration.    The LTIP is administered and interpreted by the HR Committee. Actions taken by the committee with respect to the LTIP have been and will continue to be taken by those members who are non-employee directors and who qualify as “outside directors” under Section 162(m) of the Code and as “non-employee directors” under the rules promulgated under Section 16 of the Exchange Act, insofar as such actions are affected by Section 162(m) or Section 16. The committee determines eligible persons to whom awards will be granted, as well as all terms, conditions, performance criteria and restrictions applicable to each award. In addition to any other powers, and subject to the provisions of the LTIP, the committee (i) interprets the LTIP, (ii) prescribes, amends and rescinds any rules and regulations necessary or appropriate for the administration of the LTIP and (iii) makes such other determinations and takes other actions as it deems necessary or advisable in the administration of the LTIP. Any interpretation, determination or action made or taken by the committee is binding and conclusive on all interested parties.

General Description of Plan.    The LTIP, which became effective as of October 1, 1998, has a termination date of October 1, 2011, subject to earlier termination under certain circumstances pursuant to the provisions of the LTIP. In the event of a change in control (as defined in the text of the LTIP attached hereto as Appendix A), all unmatured installments of any awards outstanding shall automatically be accelerated and exercisable in full and all restrictions on any award shall be automatically terminated. The Board may amend, suspend or terminate the LTIP, in whole or in part, at any time; provided, however, that any amendment shall be made only with shareholder approval when such approval is necessary to comply with Section 162(m) of the Code.

Assuming our shareholders approve this proposal to amend the LTIP to increase the number of shares reserved for issuance under the LTIP by a total of 2,200,000 shares, the maximum aggregate number of shares that may by issued under the LTIP shall not exceed 8,700,000 shares of common stock, plus shares of common stock previously subject to awards which are forfeited, terminated, cancelled or rescinded, settled in cash in lieu of common stock or exchanged for awards that do not involve common stock, or expire unexercised. Shares of common stock may be available from authorized but unissued shares of common stock or common stock we may purchase on the open market or otherwise. The LTIP allows us to enter into award agreements that will permit the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock/restricted stock units, tandem awards, performance units, performance shares, bonus stock and other stock unit awards or stock-based forms of awards.

Restricted Stock/Restricted Stock Units.    The committee may grant shares of restricted stock or restricted stock units to participants in such amounts and for such duration as it shall determine. Each restricted stock/restricted stock unit grant shall be evidenced by an award agreement specifying the number of shares of common stock and/or the number of restricted stock units awarded, the period of restriction, as well as the conditions and performance goals of us, our subsidiary or any of our divisions that must be satisfied prior to removal of the restriction and such other provisions as the committee shall determine. The participants receiving restricted stock/restricted stock unit awards generally are not required to pay for them (except applicable tax withholding) other than by rendering services to us.

The restriction period of restricted stock and/or restricted stock units shall commence on the date of grant and shall expire upon satisfaction of the conditions set forth in the award agreement. Such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business objectives, (iii) increases in performance compared to specified indices, (iv) attainment of specified growth rates or (v) other comparable performance measurements, as may be determined by the committee in its sole discretion. During the restriction period, participants in whose name restricted stock/restricted stock units are granted under the Plan may exercise full voting rights with respect to those shares and shall be entitled to receive all dividends and other distributions paid with respect to those shares or units.

Section 162(m) Restrictions.    To the extent that any performance-based award other than a stock option or stock appreciation right (“SAR”) is intended to comply with Section 162(m) (such as performance-based restricted stock or restricted stock units, performance units, performance shares, or other performance-based stock awards), then (i) the performance criteria will be established by the committee in writing prior to the beginning of the performance period or by the Section 162(m) deadline for the same; (ii) the performance goals will be one or more of the business or financial criteria specified below; (iii) the payment of the award will be contingent upon the attainment of the performance goal; (iv) the committee shall certify in writing the achievement of such goal before any payout; and (v) the maximum award to any one covered participant in any one year shall be $1,000,000 (if payable in cash) and 500,000 shares (if payable in shares). In addition, no one participant can receive, during any fiscal year, awards of stock options and SARs covering more than 500,000 shares.

Other than for stock options and SARs, the performance goals for Section 162(m)-qualifying grants shall consist of one or more of the following criteria, in either absolute or relative terms, for the Company or any subsidiary: (i) total shareholder return; (ii) return on assets, equity, capital or investment; (iii) pre-tax or after-tax profits, including EPS, EBITDA, etc.; (iv) cash-flow and cash-flow return on investment; (v) economic value added and economic profit; (vi) growth in EPS; (vii) levels of operating expense or other expense items; or (viii) measures of customer satisfaction and customer service. The committee may make adjustments in these goals to take into account (A) extraordinary or non-recurring items; (B) changes in tax laws; (C) changes in accounting rules; (D) changes related to restructured or discontinued operations; (E) restatement of prior financial statements; and (F) any other unusual, non-recurring gain or loss separately identified and quantified in the Company’s financial statements.

Performance-Based Awards.    The committee may issue performance awards in the form of either performance units or performance shares, subject to the performance goals and performance period it determines. The extent to which performance measures are met will determine the value of each performance unit or the number of performance shares earned by the participant. The terms and conditions of each performance award will be set forth in an award agreement. Payment of the amount due upon settlement of a performance award shall be made in a lump sum or installments in cash, shares of common stock or a combination thereof as determined by the committee.

Bonus Stock.    The committee may award shares of bonus stock to participants under the LTIP without cash consideration. In the event the committee assigns restrictions on the shares of bonus stock awarded under the LTIP, then such shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated if the restrictions have not lapsed or vested. If any vesting condition is not met on the shares, then such shares must be returned to us, without any payment from us, within 60 days.

Stock Options.    Although the committee has not granted stock options under the LTIP since March 2003, it may still grant stock options under the existing provisions of the LTIP, including non-qualified stock options (“NQSOs”) and incentive stock options (“ISOs”) to employees and directors; provided, however, that non-employee directors may receive only NQSOs. The terms applicable to each option grant, including the exercise prices, expiration dates and other material conditions upon which the options may be exercised, shall be detailed in an award agreement. We do not require any consideration to be paid by a recipient to us in exchange for the granting or extension of stock options. We require consideration to be paid by a recipient only at the time of the exercise of the option in the amount of the exercise price. Stock option grants entitle the participant to purchase stock at prices not less than 100 percent of the fair market value on the date of grant. The committee may not grant ISOs under the LTIP to any employee which would permit the aggregate fair market value of the common stock with respect to which ISOs are exercisable for the first time during any calendar year to exceed $100,000. Any stock option granted under the LTIP which is designated as an ISO that exceeds this limit or otherwise fails to qualify as an ISO shall be a NQSO. If an option qualifies as either an ISO or NQSO, there will generally be no federal income tax consequences to either the recipient or us upon the issuance of such options. In the case of an ISO, there should also be no federal income tax consequences to either the recipient or us upon its exercise. However, if a stock option is categorized as a NQSO, the recipient must recognize compensation income in the year of exercise equal to the difference between the fair market value of the common stock on the date of exercise and the exercise price, while we will receive a corresponding deduction for compensation paid for the same amount.

Stock Appreciation Rights.    An SAR entitles the participant at his election to surrender to us the SAR, or portion thereof, and to receive from us in exchange therefor, cash or shares in an amount equal to the excess of the fair market value per share over the SAR price per share specified in such SAR, multiplied by the total number of shares of the SAR being surrendered. We may satisfy our obligation upon exercise of an SAR by the distribution of that number of shares of common stock having an aggregate fair market value equal to the amount of cash otherwise payable to the participant. A cash settlement would be made for any fractional share interests. In addition, the committee may grant two or more incentives in one award in the form of a “tandem award,” so that the right of the participant to exercise one incentive shall be cancelled if, and to the extent, the other incentive is exercised.

Other Stock-Based Awards.    The committee may issue to participants, either alone or in addition to other awards made under the LTIP, stock unit awards, which may be in the form of common stock or other securities. The value of such award shall be based, in whole or in part, on the value of the underlying common stock or other securities. The committee, in its sole and complete discretion, may determine that an award may provide to the participant (i) dividends or dividend equivalents (payable on a current or deferred basis) and (ii) cash payments in lieu of or in addition to an award. Subject to the provisions of the LTIP, the committee shall determine the terms, restrictions, conditions, vesting requirements and payment rules of the award that shall be specified in an award agreement.

Issuances of Securities under the Plan.    Since the LTIP was approved by our shareholders in February 1999, and amended by our shareholders in February 2002 and February 2007 to increase by an aggregate amount of 5,000,000 shares the total number of shares available under the plan, options to purchase a total of 2,304,483 shares have been granted through September 30, 2010. As of that date, there were options outstanding to purchase a total of 434,962 shares, with 1,466,305 shares of common stock having been issued upon the exercise of options, while options to purchase a total of 403,216 shares had been forfeited. We have not granted stock options under the LTIP since our 2003 fiscal year, with only a limited number of options being issued pursuant to participants’ elections to convert a portion of their bonus awards under our Incentive Plan to stock options granted under the LTIP. Beginning in our 2004 fiscal year, the committee has granted only shares of time-lapse restricted stock, time-lapse restricted stock units or performance-based restricted stock units to participants in the LTIP. From the inception of the plan through September 30, 2010, a total of 3,398,420 shares of time-lapse restricted stock, time-lapse restricted stock units and performance-based restricted stock units (substantially all with three-year vesting) had been granted or issued pursuant to participants’ elections to convert a portion of their bonus awards, with a total of 129,278 shares and units having been forfeited. In addition, as of September 30, 2010, a total of 224,703 shares of bonus stock had been issued pursuant to participants’ elections to convert a portion of their bonus awards. Finally, beginning in our 2004 fiscal year, the non-employee members of our Board of Directors have received their annual grant of share units under the LTIP, with a total of 255,955 share units having been granted through September 30, 2010.

The total amount of incentive compensation that will be awarded during the 2011 fiscal year to each of the executive officers listed in the “Summary Compensation Table for Fiscal Year 2010” on page 43, all current executive officers as a group, all current directors who are not executive officers as a group, all employees including all current officers who are not executive officers, nominees for director, any associates of any director, executive officer or nominees for director or any person who may receive a total of five percent of compensation granted under the LTIP is not determinable at this time.

The total amount of incentive compensation that was awarded during the 2010 fiscal year under the LTIP to each of the groups specified below is as follows: (a) each of the named executive officers received shares of time-lapse restricted stock units and performance-based restricted stock units under the plan as reported in the Summary Compensation Table; in addition, all of our named executive officers elected to convert a portion of the compensation they received under the Incentive Plan into awards under the LTIP, as reported in the Summary Compensation Table; (b) all named executive officers as a group received 55,000 shares of time-lapse restricted stock units and 55,000 performance-based restricted stock units under the LTIP, not including any awards under the LTIP pursuant to the decision by many executive officers to convert a portion of their compensation received under the Incentive Plan; (c) all current non-employee directors as a group received a total grant of 36,000 share units under the LTIP; (d) all employees including all current officers who are not executive officers received 112,700 time-lapse restricted stock units and 107,700 performance-based restricted stock units under the LTIP; (e) no nominee for director received any compensation under the LTIP, other than incumbent directors who each received an annual grant of 3,000 share units; (f) no associate of any such directors, executive officers or nominees received any compensation under the LTIP; and (g) no other person received a total of five percent of securities granted under the LTIP. No other incentive compensation was awarded under the LTIP during the 2010 fiscal year. The total amount of incentive compensation that was awarded during the 2010 fiscal year to these groups of individuals under the LTIP would not have changed had the amendment increasing the number of shares reserved for issuance under the LTIP been already approved prior to the beginning of the 2010 fiscal year.

Securities Registration.    We intend to register the shares of common stock available for issuance under the LTIP under a registration statement on Form S-8 to be filed with the SEC upon approval of the amendment to the LTIP by our shareholders.

Board Recommendation to Approve Amendment to the 1998 Long-Term Incentive Plan

On August 3, 2010, the Board of Directors approved and adopted the amendment to the LTIP, which is subject to the approval of our shareholders at the annual meeting of shareholders on February 9, 2011. The Board of Directors believes that the LTIP will continue to accomplish its primary purpose of motivating employees using performance-related incentives linked to longer-range performance goals and the interests of our shareholders.

The amendment to the LTIP is being submitted to our shareholders for their approval pursuant to the provisions of the LTIP, as well as to comply with the rules of the NYSE and Section 162(m) of the Code. According to our bylaws, this proposal to adopt the amendment to the LTIP requires the affirmative vote of the holders of a majority of the shares of common stock entitled to vote on the matter and present or represented by proxy at a meeting at which a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE

AMENDMENT TO THE 1998 LONG-TERM INCENTIVE PLAN.

PROPOSAL THREE—APPROVAL OF AMENDMENT TO

THE ANNUAL INCENTIVE PLAN FOR MANAGEMENT

Description of Plan

Our shareholders are also being asked to approve an amendment to our Annual Incentive Plan to extend the term for an additional five years, which if approved, will mean that the Incentive Plan will expire September 30, 2016. Along with the LTIP, the Incentive Plan represents an integral part of our overall compensation program. The Board of Directors believes that the Incentive Plan has been and will continue to be effective in maintaining a balanced and competitive overall compensation program. Accordingly, the Board believes that approval of the amendment to extend the term of the Incentive Plan for an additional five-year period is advisable and is in our best interests and the best interests of our shareholders. Regulations promulgated under Section 162(m) of the Code provide that in order for us to continue to fully deduct for federal income tax purposes compensation paid under the Incentive Plan to our five most highly compensated officers, we must seek approval of the terms of the Incentive Plan every five years. Approval of the amendment to the Incentive Plan to extend the term of the plan for an additional five- year period will also constitute reapproval of the terms of the Incentive Plan for purposes of Section 162(m) of the Code. The complete text of the Incentive Plan, as amended, is set forth in Appendix B to this proxy statement. A summary of the Incentive Plan contained herein is qualified in its entirety by reference to Appendix B.

Background and Purpose.    The Incentive Plan represents another part of our Total Rewards strategy, which we developed as a result of a study we conducted of all employee, executive and non-employee director compensation and benefits. The Board of Directors adopted the Incentive Plan, effective October 1, 1998, which was approved by our shareholders in February 1999, and amended subsequent to the approval of our shareholders in February 2002 and February 2007 to extend the term of the plan through September 30, 2011. The purpose of the Incentive Plan is to promote our interests and those of our shareholders by attracting, motivating and retaining executives and senior managers. The Incentive Plan is also intended to establish a sense of personal commitment on the part of our executives and senior managers in our growth, development and financial success and reward these key employees accordingly. Any of our employees, including an employee who is also an officer, is eligible to participate in the Incentive Plan. However, only officers, division presidents and other key employees (a total of 165 employees in the last fiscal year) have participated in the Incentive Plan since its inception. The committee, upon its own action, may make, but shall not be required to make, an award to any employee.

Should our shareholders approve the extension of the Incentive Plan for an additional five-year period, the Incentive Plan will be extended through September 30, 2016. In the event of a change in control (as defined in the text of the Incentive Plan), all awards for the performance period shall be deemed earned at the maximum performance goal level and payment of the maximum award shall be made within 10 days after the effective date of the change in control. We will require any successor to assume and agree to perform our obligations under the Incentive Plan in the same manner and to the same extent that we would be required to perform them if no such succession had taken place. The Board may at any time amend, suspend or terminate the Incentive Plan; provided, however, that any amendment shall be made with shareholder approval where such approval is necessary to comply with Section 162(m) of the Code.

Administration.    The Incentive Plan is administered and interpreted by the HR Committee, unless otherwise determined by the Board. Actions taken by the committee with respect to the Incentive Plan have been and will continue to be taken by those members who are non-employee directors and who qualify as “outside directors” under Section 162(m) of the Code and as “non-employee directors” under the rules promulgated under Section 16 of the Exchange Act, insofar as such actions are affected by Section 162(m) or Section 16. The committee also determines and designates the eligible persons to whom awards will be made. The committee also has the power to: (i) interpret the Incentive Plan, (ii) prescribe, amend and waive any rules and regulations necessary for the administration of the Incentive Plan and (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Incentive Plan. All interpretations, determinations or actions made or taken by the committee are final, binding and conclusive on all interested parties.

Performance Goals and Measurement.    Performance goals are established by the committee in writing not later than 90 days after the beginning of the applicable performance period. Performance goals may be the same for all participants or at the discretion of the committee, may differ to reflect more appropriate measures of individual performance. Performance goals may be based on one or more business and/or financial criteria. In establishing performance goals for the plan year, the committee may include one or any combination of the following criteria: total shareholder return; return on assets, equity, capital or investment; earnings per share; cash flow; levels of operating expense; and measures of customer satisfaction and service. However, since the adoption of the Incentive Plan, the committee has established the performance goal each year based on the achievement of an earnings per share target for the fiscal year. The committee also has the discretion to make adjustments in calculating the attainment of performance goals in recognition of extraordinary items, changes in the law or financial reporting.

Awards.    Awards are generally paid in cash. However, the committee may choose to pay awards in the form of stock issued under the LTIP. In addition, if the committee permits and if the participant makes an election in advance, the participant may elect to convert his or her award in 25 percent increments, in whole or in part, into the following forms: (a) unrestricted stock in the form of bonus shares (value equal to 110 percent of the amount of the award) granted under the LTIP or (b) time-lapse restricted units with three-year cliff vesting (value equal to 150 percent of the amount of the award) granted under the LTIP. The maximum cash award for any performance period is $1,000,000. The total amount of incentive compensation that will be awarded during the 2011 fiscal year to each of the executive officers listed in the “Summary Compensation Table for Fiscal Year 2010” on page 43, all current executive officers as a group, all current directors who are not executive officers as a group and all employees including all current officers who are not executive officers, is not currently determinable. The total amount of incentive compensation that was awarded during the 2010 fiscal year under the Incentive Plan to each of the groups specified below is as follows: (a) each of the named executive officers listed received incentive compensation as reported in the Summary Compensation Table; (b) all named executive officers as a group received a total of $1,637,225; (c) all current directors who are not executive officers as a group received no incentive compensation; and (d) all employees including all current officers who are not named executive officers received a total of $7,413,479. The total amount of incentive compensation that was awarded during the 2010 fiscal year to these groups of individuals under the Incentive Plan would not have changed had the amendment extending the term of the Incentive Plan already been approved prior to the beginning of the 2010 fiscal year.

Board Recommendation to Approve Amendment to the Annual Incentive Plan for Management

On August 3, 2010, the Board of Directors approved and adopted the amendment to the Incentive Plan, which is subject to the approval of our shareholders at the annual meeting of shareholders on February 9, 2011. The Board of Directors believes that the Incentive Plan will continue to accomplish its purpose of promoting our interests and the best interests of our shareholders by attracting, motivating and retaining executives and senior managers.

The amendment to the Incentive Plan is being submitted to our shareholders for their approval pursuant to the provisions of the Incentive Plan and to comply with Section 162(m) of the Code. According to our bylaws, this proposal to approve an amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of common stock entitled to vote on the matter and present or represented by proxy at a meeting at which a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT

TO THE ANNUAL INCENTIVE PLAN FOR MANAGEMENT.

PROPOSAL FOUR—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young to continue as our independent registered public accounting firm for the fiscal year ending September 30, 2011. The firm of Ernst & Young and its predecessors have been our independent registered public accounting firm since our incorporation in 1983. It is expected that representatives of Ernst & Young will be present at the annual meeting. The representatives of Ernst & Young will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

As a matter of good corporate governance, the Company submits the Audit Committee’s selection of Ernst & Young as its independent registered public accounting firm to our shareholders for ratification each year. If the selection of Ernst & Young is not ratified by a majority of our common stock present or represented by proxy and entitled to vote on the matter, the Audit Committee will take into account the outcome of the vote in its future selection of an independent registered public accounting firm.

Audit and Related Fees

Fees for professional services provided by our independent registered public accounting firm, Ernst & Young, in each of the last two fiscal years, in each of the following categories are:

	September 30
	2010	2009
	($ In thousands)
Audit Fees	2,884	3,024
Audit-Related Fees	64	134
Tax Fees	295	340
All Other Fees	—	—

Total Fees	3,243	3,498

Audit Fees.    Fees for audit services include fees associated with the annual audit, the assessment by the firm of our design and operating effectiveness of internal control over financial reporting and the reviews of our quarterly reports on Form 10-Q.

Audit-Related Fees.    Audit-related fees principally include fees relating to procedures performed in connection with the statutory audit of the Company’s wholly-owned subsidiary, Blueflame Insurance Services, Ltd., and the examination of the Illinois Annual Reconciliation of Over/Under Gas Recoveries.

Tax Fees.    Tax fees include fees relating to reviews of tax returns, tax consulting and assistance with sales and use tax filings and audits.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011.

PROPOSAL FIVE—NON-BINDING, ADVISORY VOTE

ON APPROVAL OF EXECUTIVE COMPENSATION

Background of the Proposal

The Dodd-Frank Act requires all public companies, beginning with their shareholder meetings on or after January 21, 2011, to hold a separate non-binding, advisory shareholder vote to approve the compensation of executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal).

Executive Compensation

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 29, the Board believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. Our Board also believes that our executive compensation programs provide our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation programs that are based on the Company’s financial performance. These incentive programs are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals, the attainment of which do not require the taking of an unreasonable amount of risk, as discussed above in the “Compensation Risk Assessment” section beginning on page 14.

The HR Committee periodically reviews the Company’s overall approach to executive compensation to see that the Company’s current benefits, perquisites, policies and practices continue to be in line with the best practices of companies in the natural gas distribution industry and in other Fortune 500 companies and to assist us with the hiring and retention of a high-quality management team. As a result, in fiscal 2009 and 2010, (as discussed above in “Compensation Discussion and Analysis” beginning on page 29) the committee recommended changes to our executive compensation programs, which changes were approved by the Board, as follows:

•

imposition of a limit, at the target level of performance, on both short-term and long-term incentive compensation paid to our named executive officers if our Total Shareholder Return during the fiscal year or during the three fiscal year performance period is negative;

•	elimination of any excise tax gross-up payments made by the Company, to our named executive officers, which may be due on payment of severance benefits paid in the case of a change in control;

•

enforcement of restriction period through the end of the relevant three-year restriction period on all equity grants under our LTIP for all recipients, including those who have retired prior to the expiration of such restricted period;

•

adoption of a clawback policy, which provides for the recoupment by the Company under certain circumstances of all incentive compensation paid to all our corporate officers and division presidents; and

•	adoption of a policy that prohibits hedging transactions in our common stock by employees and directors of Atmos Energy.

The “Compensation Discussion and Analysis” discussion beginning on page 29 includes additional details about our executive compensation programs. This Say on Pay proposal is set forth in the following resolution:

RESOLVED, that the shareholders of Atmos Energy Corporation approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the proxy statement of Atmos Energy Corporation.

Because your vote on this proposal is advisory, it will not be binding on the Board or the Company. However, the HR Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF

EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION

DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL SIX—NON-BINDING, ADVISORY VOTE ON FREQUENCY OF ADVISORY

VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

Background of the Proposal

The Dodd-Frank Act also requires all public companies, beginning with their shareholder meetings on or after January 21, 2011, to permit a separate non-binding, advisory shareholder vote with respect to the frequency of the vote on the Say on Pay proposal thereafter. Companies must give shareholders the choice of whether to cast an advisory vote on the Say on Pay proposal every year, every two years or every three years (commonly known as the “Frequency Vote on Say on Pay”). Shareholders may also abstain from making a choice, pursuant to proposed rules recently issued by the SEC. After such initial votes are held, the Dodd-Frank Act requires all public companies to submit to their shareholders no less often than every six years thereafter the Frequency Vote on Say on Pay.

Frequency Vote on Say on Pay

As discussed above, the Board of Directors believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. The Board believes that giving our shareholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our shareholders, by allowing our shareholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year.

Although the Board recommends that the Say on Pay proposal be voted on every year, our shareholders will be able to specify one of four choices for the frequency of the vote on the Say on Pay proposal as follows: (i) one year, (ii) two years, (iii) three years or (iv) abstain. Shareholders are not voting to approve or disapprove of the Board’s recommendation of an annual vote on the Say on Pay Proposal.

The option of one year, two years or three years that receives the highest number of votes cast by our shareholders will be the frequency for the advisory vote on executive compensation that has been selected by our shareholders. However, because this vote is advisory and will not be binding on the Board or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THE SELECTION OF ONE YEAR

AS YOUR PREFERENCE FOR THE FREQUENCY WITH WHICH SHAREHOLDERS ARE

PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

OTHER MATTERS

Shareholder Proposals

In the event a shareholder intends to present a proposal at our annual meeting of shareholders on February 9, 2011, in accordance with the Company’s bylaws, the shareholder must be a shareholder of record on the record date, December 15, 2010, who shall continue to be entitled to vote at the annual meeting and who mails a notice of such proposal so that it is received by the Corporate Secretary at our principal executive offices by January 22, 2011 and includes the information required by the Company’s bylaws. In the event a shareholder intends to present a proposal at our 2012 annual meeting of shareholders, in order for such proposal to be included in our proxy statement relating to such meeting, it must be received by the Corporate Secretary at our principal executive offices no later than August 31, 2011 and it must be prepared according to applicable law, as determined by the Company.

Other Business

We know of no other business that may come before the annual meeting. However, if any other matters are properly brought before the meeting by the management or any shareholder, it is the intention of each person named in the accompanying proxy to vote such proxy in accordance with his judgment on such matters. The proxy confers discretionary authority to take action with respect to any such additional matters that may come before the meeting.

Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, including the financial statements and the financial statement schedules included therein, accompanies this proxy statement. In addition, the exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. If you would like to receive a copy of these exhibits, please call Shareholder Relations at 972-855-3792 or mail your written request to Shareholder Relations, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205.

By Order of the Board of Directors,

Dwala Kuhn

Corporate Secretary

Dallas, Texas

December 28, 2010

APPENDIX A

ATMOS ENERGY CORPORATION

1998 LONG-TERM INCENTIVE PLAN

(as amended and restated February 9, 2011)

The Atmos Energy Corporation 1998 Long-Term Incentive Plan (hereinafter called the “Plan”) was adopted by the Board of Directors of Atmos Energy Corporation, a Texas and Virginia corporation (hereinafter called the “Company”) on August 12, 1998 to be effective October 1, 1998, and was approved by the Company’s shareholders on February 10, 1999. An amendment to the Plan was approved by the Board of Directors on August 8, 2001, which amendment was approved by the Company’s shareholders on February 13, 2002. The Plan was further amended by the Board of Directors on November 7, 2006, which amendment was approved by the Company’s shareholders on February 7, 2007. The Plan was further amended by the Board of Directors on August 3, 2010, which amendment will be submitted to the Company’s shareholders for approval at the annual meeting on February 9, 2011.

ARTICLE 1

PURPOSE

The purpose of the Plan is to attract and retain the services of able persons as employees of the Company and its Subsidiaries and as Non-employee Directors (as herein defined), to provide such persons with a proprietary interest in the Company through the granting of incentive stock options, non-qualified stock options, stock appreciation rights or restricted stock and to motivate employees and Non-employee Directors using performance-related incentives linked to longer-range performance goals and the interests of the Company’s shareholders, whether granted singly, or in combination, or in tandem, that will

(a) increase the interest of such persons in the Company's welfare;

(b) furnish an incentive to such persons to continue their services for the Company; and

(c) provide a means through which the Company may attract able persons as employees and Non-employee Directors.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”). To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee. Further, any Awards granted under the Plan to a Non-employee Director shall be solely to compensate said Director for his services to the Company as a Non-employee Director.

ARTICLE 2

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Award” means the grant of any Incentive Stock Option, Non-qualified Stock Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share, Bonus Stock or other Stock Unit Award whether granted singly, in combination or in tandem (each individually referred to herein as an “Incentive”). “Award” also means any Incentive to which an award under the Management Incentive Plan is made or converted.

2.2 “Award Agreement” means a written agreement between a Participant and the Company, which sets out the terms of the grant of an Award.

2.3 “Award Period” means the period during which one or more Incentives granted under an Award may be exercised or earned.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Bonus Stock” means an Award granted pursuant to Section 6.8 of the Plan expressed as a share of Common Stock which may or may not be subject to restrictions.

2.6(a) “Change in Control” of the Company occurs upon a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:

(i) Change in Ownership. A change in ownership of the Company occurs on the date that any “Person” (as defined in Section 2.6(b) below), other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (ii) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (i); or

(ii) Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (i) above, a change in the effective control of the Company occurs on either of the following dates:

(A) the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30 percent or more of the total voting power of the Company’s stock. However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (ii)(A); or

(B) the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (B) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (C) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (D) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

(b) For purposes of subparagraph (a) above,

(i) “Person” shall have the meaning given in Section 7701(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”). Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.

(ii) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

(c) The provisions of this Section 2.6 shall be interpreted in accordance with the requirements of the Final Treasury Regulations under Code Section 409A, it being the intent of the parties that this Section 2.6 shall be in compliance with the requirements of said Code Section and said Regulations.

2.7 “Code” means the Internal Revenue Code of 1986, as amended, together with the published rulings, regulations, and interpretations duly promulgated thereunder.

2.8 “Committee” means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.9 “Common Stock” means the common stock, with no par value (stated value of $.005 per share), which the Company is currently authorized to issue or may in the future be authorized to issue.

2.10 “Company” means Atmos Energy Corporation, a Texas and Virginia corporation, and any successor entity.

2.11 “Covered Participant” means a Participant who is a “covered employee” as defined in Section 162(m)(3) of the Code, and the regulations promulgated thereunder, or who the Committee believes will be such a covered employee for a Performance Period, and who the Committee believes will have remuneration in excess of $1,000,000 for the Performance Period, as provided in Section 162(m) of the Code.

2.12 “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement; provided, however, that solely for purposes of Section 16 of the 1934 Act and the rules and regulations promulgated thereunder, the Date of Grant of an Award shall be the date of stockholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

2.13 “Employee” means common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company.

2.14 “Fair Market Value” of a share of Common Stock is the mean of the highest and lowest prices per share on the New York Stock Exchange Consolidated Tape, or such reporting service as the Board may select, on the appropriate date, or in the absence of reported sales on such day, the most recent previous day for which sales were reported.

2.15 “Incentive Stock Option” or “ISO” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.16 “Management Incentive Plan” means the Atmos Energy Corporation Annual Incentive Plan for Management, as amended from time to time.

2.17 “Non-employee Director” means a member of the Board who is not an Employee and who satisfies the requirements of Rule 16b-3(b)(3) promulgated under the 1934 Act or any successor provision.

2.18 “Non-qualified Stock Option” or “NQSO” means a non-qualified stock option, granted pursuant to this Plan.

2.19 “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.20 “Participant” shall mean an Employee or Non-employee Director to whom an Award is granted under this Plan.

2.21 “Performance Award” means a performance-based Award, which may be in the form of either Performance Shares or Performance Units.

2.22 “Performance Criteria” or “Performance Goals” or “Performance Measures” mean the objectives established by the Committee for a Performance Period, for the purpose of determining when an Award subject to such objectives is earned.

2.23 “Performance Period” means the time period designated by the Committee during which performance goals must be met.

2.24 “Performance Share” means an Award, designated as a Performance Share, granted to a Participant pursuant to Section 6.7 hereof, the value of which is determined, in whole or in part, by the value of Common Stock in a manner deemed appropriate by the Committee and described in the Agreement.

2.25 “Performance Unit” means an Award, designated as a Performance Unit, granted to a Participant pursuant to Section 6.7 hereof, the value of which is determined, in whole or in part, by the attainment of pre-established goals relating to Company financial or operating performance as deemed appropriate by the Committee and described in the Award Agreement.

2.26 “Plan” means The Atmos Energy Corporation 1998 Long-Term Incentive Plan, as amended from time to time.

2.27 “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the 1934 Act.

2.28 “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.29 “Restricted Stock Unit” means a fixed or variable dollar denominated right to acquire Common Stock, which may or may not be subject to restrictions, contingently awarded under Section 6.4 of the Plan.

2.30 “Retirement” means any Termination of Service solely due to retirement upon attainment of age 65, or permitted early retirement as determined by the Committee.

2.31 “SAR” means the right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the SAR Price for such shares.

2.32 “SAR Price” means the Fair Market Value of each share of Common Stock covered by an SAR, determined on the Date of Grant of the SAR.

2.33 “Stock Option” means a Non-qualified Stock Option or an Incentive Stock Option.

2.34 “Stock Unit Award” means awards of Common Stock or other awards pursuant to Section 6.9 hereof that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other securities of the Company.

2.35 “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.36 “Termination of Service” means with respect to each Participant who is an Employee or Non-employee Director a “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations under Code Section 409A, or any successor provision thereto.

2.37 “Total and Permanent Disability” means the termination of a Participant’s active employment with the Company on account of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, for which the employee is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

ARTICLE 3

ADMINISTRATION

The Plan shall be administered by the Human Resources Committee of the Board (the “Committee”) unless otherwise determined by the Board. If said Human Resources Committee does not so serve, the Committee shall consist of not fewer than two persons; any member of the Committee may be removed at any time, with or without cause, by resolution of the Board; and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

All actions to be taken by the Committee under this Plan, insofar as such actions affect compliance with Section 162(m) of the Code, shall be limited to those members of the Board who are Non-employee Directors and who are “outside directors” under Section 162(m). The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

The Committee shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan, including, but not limited to, any rights of the Committee to cancel or rescind any such Award. The Committee shall determine whether an Award shall include one type of Incentive, two or more Incentives granted in combination, or two or more Incentives granted in tandem (that is, a joint grant where exercise of one Incentive results in cancellation of all or a portion of the other Incentive).

The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the 1934 Act, Section 422 of the Code, Section 162(m) of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other applicable law, rule or restriction (collectively, “applicable law”), to the extent that any such restrictions are no longer required by applicable law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

ARTICLE 4

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer) and any Non-employee Director is eligible to participate in the Plan. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee or any Non-employee Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, different Awards need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees or Non-employee Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Employees and Non-employee Directors who receive, or are eligible to receive, Awards under the Plan.

ARTICLE 5

SHARES SUBJECT TO PLAN

Subject to adjustment as provided in Articles 14 and 15, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is (a) 8,700,000 shares; plus (b) shares of Common Stock previously subject to Awards which are forfeited, terminated, cancelled or rescinded, settled in cash in lieu of Common Stock, or exchanged for Awards that do not involve Common Stock, or expired unexercised.

Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

ARTICLE 6

GRANT OF AWARDS

6.1 In General. The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but not inconsistent with the Plan. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the date of adoption of this Plan. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of 30 days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

6.2 Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan, which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option shall be a Non-qualified Stock Option. The Committee may not grant Incentive Stock Options to Non-employee Directors.

6.3 Maximum Individual Grants. No Participant may receive during any fiscal year of the Company Awards of Stock Options and SARs covering an aggregate of more than five hundred thousand (500,000) shares of Common Stock.

6.4 Restricted Stock/Restricted Stock Units. If Restricted Stock and/or Restricted Stock Units are granted to a Participant under an Award, the Committee shall set forth in the related Award Agreement: (i) the number of shares of Common Stock and/or the number of Restricted Stock Units awarded, (ii) the price, if any, to be paid by the Participant for such Restricted Stock and/or Restricted Stock Units, (iii) the time or times within which such Award may be subject to forfeiture, (iv) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (v) all other terms, limitations, restrictions, and conditions of the Restricted Stock and/or Restricted Stock Units, which shall be consistent with this Plan. The provisions of Restricted Stock and/or Restricted Stock Units need not be the same with respect to each Participant.

(a) Legend on Shares. Each Participant who is awarded Restricted Stock shall be issued a stock certificate or certificates in respect of such shares of Common Stock. Such certificate(s) shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 18.12 of the Plan. The Committee may require that the stock certificates evidencing shares of Restricted Stock be held in custody by the Company until the restrictions thereon shall have lapsed, and that the Participant deliver to the Committee a stock power or stock powers, endorsed in blank, relating to the shares of Restricted Stock.

(b) Restrictions and Conditions. Shares of Restricted Stock and Restricted Stock Units shall be subject to the following restrictions and conditions:

(i) Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock and/or Restricted Stock Units. Except for these limitations, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock and/or Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii) Except as provided in subparagraph (i) above, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates for shares of Common Stock free of restriction under this Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period shall expire without forfeiture in respect of such shares of Common Stock. Certificates for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that (x) each Participant, by his or her acceptance of Restricted Stock, shall irrevocably grant to the Company a power of attorney to transfer any shares so forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and (y) such provisions regarding returns and transfers of stock certificates with respect to forfeited shares of Common Stock shall be specifically performable by the Company in a court of equity or law.

(iii) The Restriction Period of Restricted Stock and/or Restricted Stock Units shall commence on the Date of Grant and, subject to Article 15 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock and/or Restricted Stock Units, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business objectives, (iii) increases in specified indices, (iv) attainment of specified growth rates, or (v) other comparable Performance Measurements, as may be determined by the Committee in its sole discretion.

(iv) Subject to the provisions of the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock and/or Restricted Stock Units shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock and/or Restricted Stock Units, the Company shall, as soon as practicable after the event causing forfeiture (but in any event within 5 business days), pay to the Participant, in cash, an amount equal to the total consideration paid by the Participant for such forfeited shares and/or units. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

6.5 SAR. An SAR shall entitle the Participant at his election to surrender to the Company the SAR, or portion thereof, as the Participant shall choose, and to receive from the Company in exchange therefor cash in an amount equal to the excess (if any) of the Fair Market Value (as of the date of the exercise of the SAR) per share over the SAR Price per share specified in such SAR, multiplied by the total number of shares of the SAR being surrendered. In the discretion of the Committee, the Company may satisfy its obligation upon exercise of an SAR by the distribution of that number of shares of Common Stock having an aggregate Fair Market Value (as of the date of the exercise of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests, or the Company may settle such obligation in part with shares of Common Stock and in part with cash.

6.6 Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “tandem award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and an SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to 100 shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of 100 shares of Common Stock.

6.7 Performance Based Awards.

(a) Grant of Performance Awards. The Committee may issue Performance Awards in the form of either Performance Units or Performance Shares to Participants subject to the Performance Goals and Performance Period as it shall determine. The terms and conditions of each Performance Award will be set forth in the related Award Agreement. The Committee shall have complete discretion in determining the number and value of Performance Units or Performance Shares granted to each Participant. Participants receiving Performance Awards are not required to pay the Company thereof (except for applicable tax withholding) other than the rendering of services.

(b) Value of Performance Awards. The Committee shall set performance goals in its discretion for each Participant who is granted a Performance Award. Such Performance Goals may be particular to a Participant, may relate to the performance of the Subsidiary which employs him or her, may be based on the division which employs him or her, may be based on the performance of the Company generally, or a combination of the foregoing. The Performance Goals may be based on achievement of balance sheet or income statement objectives, or any other objectives established by the Committee. The Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The extent to which such Performance Goals are met will determine the value of the Performance Unit or Performance Share to the Participant.

(c) Form of Payment. Payment of the amount to which a Participant shall be entitled upon the settlement of a Performance Award shall be made in a lump sum or installments in cash, shares of Common Stock, or a combination thereof as determined by the Committee.

6.8 Bonus Stock. The Committee may award shares of Bonus Stock to Participants under the Plan without cash consideration. The Committee shall determine and indicate in the related Award Agreement whether such shares of Bonus Stock awarded under the Plan shall be unencumbered of any restrictions (other than those advisable to comply with law) or shall be subject to restrictions and limitations similar to those referred to in Section 6.7 hereof. In the event the Committee assigns any restrictions on the shares of Bonus Stock awarded under the Plan, then such shares shall be subject to at least the following restrictions:

(a) No shares of Bonus Stock may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated if such shares are subject to restrictions which have not lapsed or have not been vested.

(b) If any condition of vesting of the shares of Bonus Stock are not met, all such shares subject to such vesting shall be delivered to the Company (in a manner determined by the Committee) within 60 days of the failure to meet such conditions without any payment from the Company.

6.9 Other Stock Based Awards.

(a) Grant of Other Stock Based Awards. The Committee may issue to Participants, either alone or in addition to other Awards made under the Plan, Stock Unit Awards which may be in the form of Common Stock or other securities. The value of each such Award shall be based, in whole or in part, on the value of the underlying Common Stock or other securities. The Committee, in its sole and complete discretion, may determine that an Award, either in the form of a Stock Unit Award under this Section 6.9 or as an Award granted pursuant to the other provisions of this Article 6, may provide to the Participant (i) dividends or dividend equivalents (payable on a current or deferred basis) and (ii) cash payments in lieu of or in addition to an Award. The Committee shall determine the terms, restrictions, conditions, vesting requirements, and payment rules (all of which are sometimes hereinafter collectively referred to as “rules”) of the Award and shall set forth those rules in the related Award Agreement.

(b) Rules. The Committee, in its sole and complete discretion, may grant a Stock Unit Award subject to the following rules:

(i) Common Stock or other securities issued pursuant to Stock Unit Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant until the expiration of at least six months from the Award Date, except that such limitation shall not apply in the case of death or disability of the Participant. To the extent Stock Unit Awards are deemed to be derivative securities within the meaning of Rule 16b-3 under the 1934 Act, a Participant’s rights with respect to such Awards shall not vest or be exercisable until the expiration of at least six months from the Award Date. To the extent a Stock Unit Award granted under the Plan is deemed to be a derivative security within the meaning of Rule 16b-3 under the 1934 Act, it may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by laws of descent and distribution. All rights with respect to such Stock Unit Awards granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her guardian or legal representative.

(ii) Stock Unit Awards may require the payment of cash consideration by the Participant in receipt of the Award or provide that the Award, and any Common Stock or other securities issued in conjunction with the Award be delivered without the payment of cash consideration.

(iii) The Committee, in its sole and complete discretion, may establish certain Performance Criteria that may relate in whole or in part to receipt of the Stock Unit Awards.

(iv) Stock Unit Awards may be subject to a deferred payment schedule and/or vesting over a specified employment period.

(v) The Committee as a result of certain circumstances, may waive or otherwise remove, in whole or in part, any restriction or condition imposed on a Stock Unit Award at the time of Award.

ARTICLE 7

OPTION PRICE; SAR PRICE

The Option Price for any share of Common Stock which may be purchased under a Stock Option and the SAR Price for any share of Common Stock subject to an SAR shall be at least One Hundred Percent (100%) of the Fair Market Value of the share on the Date of Grant. If an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least 110% of the Fair Market Value of the Common Stock on the Date of Grant.

ARTICLE 8

AWARD PERIOD; VESTING

8.1 Award Period. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service in accordance with this Article 8 and Article 9. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

8.2 Vesting. The Committee, in its sole discretion, may determine that an Incentive will be immediately exercisable, in whole or in part, or that all or any portion may not be exercised until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Incentive may be exercised.

ARTICLE 9

TERMINATION OF SERVICE

In the event of Termination of Service of a Participant, an Incentive may only be exercised as determined by the Committee and provided in the Award Agreement.

ARTICLE 10

EXERCISE OF INCENTIVE

10.1 In General. A vested Incentive may be exercised during its Award Period, subject to limitations and restrictions set forth therein and in Article 9. A vested Incentive may be exercised at such times and in such amounts as provided in this Plan and the applicable Award Agreement, subject to the terms, conditions, and restrictions of the Plan.

In no event may an Incentive be exercised or shares of Common Stock be issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished. No Incentive may be exercised for a fractional share of Common Stock. The granting of an Incentive shall impose no obligation upon the Participant to exercise that Incentive.

(a) Stock Options. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock

Option is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as follows: (a) cash, check, bank draft, or money order payable to the order of the Company, (b) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, (c) by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, and/or (d) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so submitted.

Upon payment of all amounts due from the Participant, the Company shall cause certificates for the Common Stock then being purchased to be delivered as directed by the Participant (or the person exercising the Participant’s Stock Option in the event of his death) at its principal business office promptly after the Exercise Date; provided that if the Participant has exercised an Incentive Stock Option, the Company may at its option retain physical possession of the certificate evidencing the shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1) of the Code. The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

If the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, the Participant’s right to purchase such Common Stock may be terminated by the Company.

(b) SARs. Subject to the conditions of this Section 10.1(b) and such administrative regulations as the Committee may from time to time adopt, an SAR may be exercised by the delivery (including by FAX) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Participant shall receive from the Company in exchange therefor cash in an amount equal to the excess (if any) of the Fair Market Value (as of the date of the exercise of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered. In the discretion of the Committee, the Company may satisfy its obligation upon exercise of an SAR by the distribution of that number of shares of Common Stock having an aggregate Fair Market Value (as of the date of the exercise of the SAR)

equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests, or the Company may settle such obligation in part with shares of Common Stock and in part with cash.

10.2 Disqualifying Disposition of ISO. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

ARTICLE 11

SPECIAL PROVISIONS APPLICABLE TO COVERED PARTICIPANTS

Awards subject to Performance Criteria paid to Covered Participants under this Plan shall be governed by the conditions of this Section 11 in addition to the requirements of Sections 6.4, 6.7, 6.8 and 6.9 above. Should conditions set forth under this Section 11 conflict with the requirements of Sections 6.4, 6.7, 6.8 and 6.9, the conditions of this Section 11 shall prevail.

(a) All Performance Measures, Goals, or Criteria relating to Covered Participants for a relevant Performance Period shall be established by the Committee in writing prior to the beginning of the Performance Period, or by such other later date for the Performance Period as may be permitted under Section 162(m) of the Code. The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance.

(b) The Performance Goals relating to Covered Participants for a Performance Period shall be established by the Committee in writing. Performance Goals may include alternative and multiple Performance Goals and may be based on one or more business and/or financial criteria. In establishing the Performance Goals for the Performance Period, the Committee in its discretion may include one or any combination of the following criteria in either absolute or relative terms, for the Company or any Subsidiary:

(i) Total shareholder return;

(ii) Return on assets, equity, capital, or investment;

(iii) Pre-tax or after-tax profit levels, including: earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profits after tax, and net income;

(iv) Cash flow and cash flow return on investment;

(v) Economic value added and economic profit;

(vi) Growth in earnings per share;

(vii) Levels of operating expense or other expense items as reported on the income statement, including operating and maintenance expense; or

(viii) Measures of customer satisfaction and customer service as surveyed from time to time, including the relative improvement therein.

(c) The Performance Goals must be objective and must satisfy third party “objectivity” standards under Section 162(m) of the Code, and the regulations promulgated thereunder.

(d) The Committee is authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting principles, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, provided that such adjustment is permitted by Section 162(m) of the Code.

(e) The Performance Goals shall not allow for any discretion by the Committee as to an increase in any Award, but discretion to lower an Award is permissible.

(f) The Award and payment of any Award under this Plan to a Covered Participant with respect to a relevant Performance Period shall be contingent upon the attainment of the Performance Goals that are applicable to such Covered Participant. The Committee shall certify in writing prior to payment of any such Award that such applicable Performance Goals relating to the Award are satisfied. Approved minutes of the Committee may be used for this purpose.

(g) The maximum Award that may be paid to any Covered Participant under the Plan pursuant to Sections 6.4, 6.7, 6.8 and 6.9 for any Performance Period shall be (i) if in cash, One Million Dollars ($1,000,000.00) and (ii) if in shares of Common Stock, five hundred thousand (500,000) shares.

(h) All Awards to Covered Participants under this Plan shall be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purpose of this Section 11.

ARTICLE 12

AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 12, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the Plan and Incentives awarded under the Plan to continue to comply with Section 162(m) of the Code, including any successors to such Section, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 12 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

ARTICLE 13

EFFECTIVE DATE AND TERM

The Plan shall be effective as set forth in Section 18.11. Unless sooner terminated by action of the Board, the Plan will terminate on September 30, 2016, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

ARTICLE 14

CAPITAL ADJUSTMENTS

If at any time while the Plan is in effect, or Incentives are outstanding, there shall be any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from (1) the declaration or payment of a stock dividend, (2) any recapitalization resulting in a stock split-up, combination, or exchange of shares of Common Stock, or (3) other increase or decrease in such shares of Common Stock effected without receipt of consideration by the Company, then and in such event:

(a) An appropriate adjustment shall be made in the maximum number of shares of Common Stock then subject to being awarded under the Plan and in the maximum number of shares of Common Stock that may be awarded to a Participant to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock shall continue to be subject to being so awarded.

(b) Appropriate adjustments shall be made in the number of shares of Common Stock and the Option Price thereof then subject to purchase pursuant to each such Stock Option previously granted and unexercised, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each such instance shall remain subject to purchase at the same aggregate Option Price.

(c) Appropriate adjustments shall be made in the number of SARs and the SAR Price thereof then subject to exercise pursuant to each such SAR previously granted and unexercised, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price.

(d) Appropriate adjustments shall be made in the number of outstanding shares of Restricted Stock with respect to which restrictions have not yet lapsed prior to any such change.

(e) Appropriate adjustments shall be made with respect to shares of Common Stock applicable to any other Incentives previously awarded under the Plan as the Committee, in its sole discretion, deems appropriate, consistent with the event.

Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to (i) the number of or

Option Price of shares of Common Stock then subject to outstanding Stock Options granted under the Plan, (ii) the number of or SAR Price or SARs then subject to outstanding SARs granted under the Plan, (iii) the number of outstanding shares of Restricted Stock, or (iv) the number of shares of Common Stock otherwise payable under any other Incentive.

Upon the occurrence of each event requiring an adjustment with respect to any Incentive, the Company shall mail to each affected Participant its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 15

RECAPITALIZATION, MERGER AND

CONSOLIDATION; CHANGE IN CONTROL

(a) The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled.

(c) In the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of such outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms. Notwithstanding the foregoing, however, all Stock Options and SARs may be canceled by the Company immediately prior to the effective date of any such reorganization, merger, consolidation, share exchange or any dissolution or liquidation of the Company by giving notice to each holder thereof or his personal representative of its intention to do so and by permitting the purchase during the thirty (30) day period next preceding such effective date of all or any portion of all of the shares of Common Stock subject to such outstanding Incentives whether or not such Incentives are then vested or exercisable.

(d) In the event of a Change in Control, notwithstanding any other provision in this Plan to the contrary all unmatured installments of Incentives outstanding and not otherwise canceled in accordance with Section 15(c) above, shall thereupon automatically be accelerated and exercisable in full and all Restriction Periods applicable to Awards of Restricted Stock and/or Restricted Stock Units shall automatically expire. The determination of the Committee that any of the foregoing conditions has been met shall be binding and conclusive on all parties.

ARTICLE 16

LIQUIDATION OR DISSOLUTION

In case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (i) sell all or substantially all of its property, or (ii) dissolve, liquidate, or wind up its affairs, then each Participant shall be thereafter entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) then in such event the Option Prices or SAR Prices then in effect with respect to each Stock Option or SAR shall be reduced, on the payment date of such distribution, in proportion to the percentage reduction in the tangible book value of the shares of the Company’s Common Stock (determined in accordance with generally accepted accounting principles) resulting by reason of such distribution.

ARTICLE 17

INCENTIVES IN SUBSTITUTION FOR

INCENTIVES GRANTED BY OTHER CORPORATIONS

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees of a corporation who become or are about to become Employees of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company or the acquisition by the Company of stock of the employing corporation. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the Incentives in substitution for which they are granted.

ARTICLE 18

MISCELLANEOUS PROVISIONS

18.1 Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

18.2 No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

18.3 Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

18.4 Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

18.5 Compliance With Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the 1934 Act and Section 162(m) of the Code); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

18.6 Tax Requirements. The Company shall have the right to deduct from all amounts hereunder paid in cash or other form, any Federal, state, or local taxes required by law to be withheld with respect to such payments. The Participant receiving shares of Common Stock issued under the Plan shall be required to pay the Company the amount of any taxes which the Company is required to withhold with respect to such shares of Common Stock. Notwithstanding the foregoing, in the event of an assignment of a Non-qualified Stock Option or SAR pursuant to Section 18.7, the Participant who assigns the Non-qualified Stock Option or SAR shall remain subject to withholding taxes upon exercise of the Non-qualified Stock Option or SAR by the transferee to the extent required by the Code or the rules and regulations promulgated thereunder. Such payments shall be required to be made prior to the delivery of any certificate representing such shares of Common Stock. Such payment may be made in cash, by check, or through the delivery of shares of Common Stock owned by the Participant (which may be effected by the actual delivery of shares of Common Stock by the Participant or by the Company’s withholding a number of shares to be issued upon the exercise of a Stock Option, if applicable), which shares have an aggregate Fair Market Value equal to the required minimum withholding payment, or any combination thereof.

18.7 Assignability. Incentive Stock Options may not be transferred or assigned other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 18.7 that is not required for compliance with Section 422 of the Code. The Committee may, in its discretion, authorize all or a portion of a Non-qualified Stock Option or SAR to be granted to a Participant to be on terms which permit transfer by such Participant to (i) the spouse, children or grandchildren of the Participant (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Non-qualified Stock Option or SAR is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Non-qualified Stock Options or SARs shall be prohibited except those by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended. Following transfer, any such Non-qualified Stock Option and SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 10, 12, 14, 16 and 18 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Non-qualified Stock Options and SARs shall be exercisable by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of a Non-qualified Stock Option or SAR of any expiration, termination, lapse or acceleration of such Option. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Non-qualified Stock Option or SAR that has been transferred by a Participant under this Section 18.7.

18.8 Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.

18.9 Governing Law. The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable Federal law.

18.10 Successors and Assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform the Company’s obligation under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. As used herein, the “Company” shall mean the Company as hereinbefore defined and any aforesaid successor to its business and/or assets.

18.11 Effective Date. The Plan became effective as of October 1, 1998. After termination of the Plan, no future Awards may be made.

18.12 Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferrable only in accordance with that certain Atmos Energy Corporation 1998 Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company in Dallas, Texas. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

A copy of this Plan shall be kept on file in the principal executive offices of the Company in Dallas, Texas.

*  *  *  *  *  *  *  *  *  *

APPENDIX B

ATMOS ENERGY CORPORATION

ANNUAL INCENTIVE PLAN FOR MANAGEMENT

(as amended and restated February 9, 2011)

The Atmos Energy Corporation Annual Incentive Plan for Management (hereinafter called the “Plan”) was adopted by the Board of Directors of Atmos Energy Corporation, a Texas and Virginia corporation (hereinafter called the “Company”), on August 12, 1998 to be effective October 1, 1998 and was approved by the Company’s shareholders on February 10, 1999. An amendment to the Plan was approved by the Board of Directors on August 8, 2001, which amendment was approved by the Company’s shareholders on February 13, 2002. An amendment to the Plan was approved by the Board of Directors on November 7, 2006, which amendment was approved by the Company’s shareholders on February 7, 2007. The Plan was further amended by the Board of Directors on August 3, 2010, which amendment will be submitted to the Company’s shareholders for approval at the annual meeting on February 9, 2011.

ARTICLE 1

PURPOSE

The Plan is intended to provide the Company a means by which it can engender and sustain a sense of personal commitment on the part of its executives and senior managers in the continued growth, development, and financial success of the Company and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may award to executives and senior managers annual incentive compensation on the terms and conditions established herein.

ARTICLE 2

DEFINITIONS

For the purposes of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Award” means the compensation payable under this Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions, and limitations established by the Committee and Plan.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Bonus Stock” or “Bonus Shares” means shares of Common Stock of the Company awarded to a Participant as permitted and pursuant to the terms of the Long-Term Incentive Plan.

2.4(a) “Change in Control” of the Company occurs upon a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:

(i) Change in Ownership. A change in ownership of the Company occurs on the date that any “Person” (as defined in Section 2.4(b)(i) below), other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (ii) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (i); or

(ii) Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (i) above, a change in the effective control of the Company occurs on either of the following dates:

(A) the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock. However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (ii)(A); or

(B) the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (B) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (C) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (D) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

(b) For purposes of subparagraph (a) above:

(i) “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.

(ii) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

(c) The provisions of this Section 2.4 shall be interpreted in accordance with the requirements of the Final Treasury Regulations under Section 409A of the Code, it being the intent of the parties that this Section 2.4 shall be in compliance with the requirements of said Code Section and said Regulations.

2.5 “Code” means the Internal Revenue Code of 1986, as amended, together with the published rulings, regulations, and interpretations duly promulgated thereunder.

2.6 “Committee” means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.7 “Common Stock” or “Common Shares” means the Common Stock of the Company, with no par value (stated value of $.005 per share), or such other security or right or instrument into which such common stock may be changed or converted in the future.

2.8 “Company” means Atmos Energy Corporation, a Texas and Virginia corporation, and any successor entity.

2.9 “Covered Participant” means a Participant who is a “covered employee” as defined in Section 162(m)(3) of the Code, and the regulations promulgated thereunder, or who the Committee believes will be such a covered employee for a Performance Period, and who the Committee believes may have remuneration in excess of $1,000,000 for the Performance Period, as provided in Section 162(m) of the Code.

2.10 “Date of Conversion” means the date on which the Committee determines and approves Awards; this is also the effective Date of Conversion for Restricted Stock Units.

2.11 “Employee” means common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company and any Subsidiary of the Company.

2.12 “Fair Market Value” of a share of Common Stock is the mean of the highest and lowest prices per share on the New York Stock Exchange Consolidated Tape, or such reporting service as the Board may select, on the appropriate date, or in the absence of reported sales on such day, the most recent previous day for which sales were reported.

2.13 “Long-Term Incentive Plan” is the Atmos Energy Corporation 1998 Long-Term Incentive Plan, as amended from time to time.

2.14 “Participant” means an Employee who is selected by the Committee to participate in the Plan.

2.15 “Performance Criteria” or “Performance Goals” or “Performance Measures” mean the objectives established by the Committee for the Performance Period pursuant to Article V hereof, for the purpose of determining Awards under the Plan.

2.16 “Performance Period” means the consecutive 12 month period that constitutes the Company’s fiscal year.

2.17 “Plan” means the Atmos Energy Corporation Annual Incentive Plan for Management, dated effective October 1, 1998, as amended from time to time.

2.18 “Restricted Stock Unit” means a fixed or variable dollar denominated right to acquire shares of Common Stock of the Company, which may or may not be subject to restrictions, contingently granted to a Participant as permitted and pursuant to the terms and provisions of the Long-Term Incentive Plan.

2.19 “Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

2.20 “Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder.

2.21 “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.22 “Termination of Service” occurs when a Participant who is an Employee or Non-employee Director has a “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations under Section 409A, or any successor provision thereto, for any reason.

ARTICLE 3

ADMINISTRATION

The Plan shall be administered by the Human Resources Committee of the Board unless otherwise determined by the Board. If said Human Resources Committee does not so serve, the Committee shall consist of not fewer than two persons; any member of the Committee may be removed at any time, with or without cause, by resolution of the Board; and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

All actions to be taken by the Committee under this Plan, insofar as such actions affect compliance with Section 162(m), shall be limited to those members of the Board who are Non-employee Directors and who are “outside directors” under Section 162(m). The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

The Committee shall determine and designate from time to time the eligible persons to whom Awards will be made. The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the

Plan, and (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties.

With respect to restrictions in the Plan that are based on the requirements of Section 162(m), Section 409A, or any other applicable law, rule or restriction (collectively, “applicable law”), to the extent that any such restrictions are no longer required by applicable law, the Committee shall have the sole discretion and authority to make Awards hereunder that are no longer subject to such restrictions.

ARTICLE 4

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer) is eligible to participate in the Plan. The Committee, upon its own action, may make, but shall not be required to make, an Award to any Employee. Awards may be made by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards, and the agreements evidencing same) may be made by the Committee selectively among Employees who receive, or are eligible to receive, Awards under the Plan. Generally, an Employee must be a Participant in the Plan for a minimum of six months during the Performance Period to be eligible for a full Award for that Performance Period. However, an Employee with less than six months of participation in the Plan during a Performance Period may receive a pro rata Award at the discretion of the Committee.

ARTICLE 5

PERFORMANCE GOALS AND MEASUREMENT

5.1 Performance Goals Establishment. Performance Goals shall be established by the Committee not later than 90 days after commencement of the Performance Period. The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance.

5.2 Awards. Awards shall be made annually in accordance with actual performance compared to the Performance Goals previously established by the Committee for the Performance Period.

5.3 Performance Goals. Performance Goals relating to Covered Participants for a Performance Period shall be established by the Committee in writing. Performance Goals may include alternative and multiple Performance Goals and may be based on one or more business and/or financial criteria. In establishing the Performance Goals for the Plan Year, the Committee in its discretion may include one or any combination of the following criteria in either absolute or relative terms, for either the Company or any of its Subsidiary organizations:

(a)	Total shareholder return;

(b)	Return on assets, equity, capital, or investment;

(c)	Pre-tax or after-tax profit levels, including: earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profits after tax, and net income;

(d)	Cash flow and cash flow return on investment;

(e)	Economic value added and economic profit;

(f)	Growth in earnings per share;

(g)	Levels of operating expense or other expense items as reported on the income statement, including operating and maintenance expense; and/or

(h)	Measures of customer satisfaction and customer service as surveyed from time to time, including the relative improvement therein.

5.4 Adjustments for Extraordinary Items. The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting policies, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, provided that such adjustment is permitted by Section 162(m).

5.5 Determination of Awards. The Award and payment of any Award under this Plan to a Covered Participant with respect to the Performance Period shall be contingent upon the attainment of the Performance Goals that are applicable to such Covered Participant. The Committee shall certify in writing prior to payment of any such Award that such applicable Performance Goals relating to the Award are satisfied. Approved minutes of the Committee may be used for this purpose. The Performance Goals shall not allow for any discretion by the Committee as to an increase in any Award, but discretion to lower an Award is permissible.

ARTICLE 6

AWARDS

6.1 Timing of Awards. At the first meeting of the Committee after the completion of the Performance Period, the Committee shall review the prior year’s performance in relation to the Performance Goals. The first meeting of the Committee shall occur within 60 days following the completion of the Performance Period.

6.2 Form of Awards. Awards are paid in cash within ten (10) days following the meeting described in Section 6.1. In addition, if and as the Committee so permits, prior to the commencement of the Performance Period or, in the Committee’s sole discretion, at any time on or before the date that is six (6) months before the end of the Performance Period, provided that a Participant permitted to make such a voluntary election after the commencement of the Performance Period has continuously preformed services for the Company from the beginning of such Performance Period, the Participant may voluntarily elect to convert any Award paid to him in cash in 25 percent increments, in whole or part, into the following forms:

(a) Bonus Stock. The Participant may elect to convert all or a portion of the Award to Bonus Shares, with the value of the Bonus Shares (based on the Fair Market Value of such Bonus Shares as of the Date of Conversion) being equal to 110% of the amount of the Award. Such Bonus Shares shall be unrestricted and shall be granted pursuant to the Long-Term Incentive Plan within ten (10) days following the meeting described in Section 6.1.

(b) Restricted Stock Unit Awards. The Participant may elect to convert all or a portion of the Award to Company Restricted Stock Units, with the value of the Restricted Stock Units (each such Unit being equal to the Fair Market Value of a share of Common Stock as of the Date of Conversion) being equal to 150% of the amount of the Award. Such Restricted Stock Units shall provide that on the date which is three (3) years from the Date of Conversion (the “Distribution Date”), but in no event later than ten (10) days following the Distribution Date, the Participant shall receive a distribution of shares of Common Stock equal in number to the number of Restricted Stock Units determined under this paragraph (b). These Restricted Stock Units will be granted as time-lapse restricted stock units pursuant to the Long-Term Incentive Plan within ten (10) days following the meeting described in Section 6.1.

6.3 Maximum Awards. The maximum cash Award that may be made to a Covered Participant under the Plan for any Performance Period shall be $1.0 million.

ARTICLE 7

WITHHOLDING TAXES

The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld with respect to such payments.

ARTICLE 8

NO RIGHT TO CONTINUED EMPLOYMENT OR AWARDS

No Employee shall have any claim or right to be made an Award, and the making of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any of its Subsidiaries. Further, the Company and its Subsidiaries expressly reserve the right at any time to terminate the employment of any Participant free from any liability under the Plan; except that a Participant, who meets or exceeds the Performance Goals for the Performance Period and was actively employed for the full term of the Performance Period, will be eligible for an Award even though the Participant is not an active employee of the Company at the time the Committee makes Awards under the Plan.

ARTICLE 9

CHANGE IN CONTROL

Immediately upon a Change in Control, notwithstanding any other provision of this Plan, all Awards for the Performance Period in which the Change in Control occurs shall be deemed earned at the maximum Performance Goal level, and the Company shall make a payment in cash to each Participant within ten (10) days after the effective date of the Change in Control in the amount of such maximum Award. The making of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its businesses or assets.

ARTICLE 10

AMENDMENT, MODIFICATION, SUSPENSION, OR TERMINATION

Subject to the limitations set forth in this Article 10, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the Plan and Awards under the Plan to continue to comply with Section 162(m), including any successors to such Section, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon.

ARTICLE 11

GOVERNING LAW

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable Federal law.

ARTICLE 12

SUCCESSORS AND ASSIGNS

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform the Company’s obligation under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. As used herein, the “Company” shall mean the Company as hereinbefore defined and any aforesaid successor to its business and/or assets.

ARTICLE 13

EFFECTIVE DATE AND TERM

The Plan became effective as of October 1, 1998 and will terminate as of September 30, 2016. After termination of the Plan, no future Awards may be made.

ARTICLE 14

INTERPRETATION

The Plan is designed to comply with Section 162(m), and all provisions hereof shall be construed in a manner consistent with that intent.

ARTICLE 15

INDEMNIFICATION

No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or Employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

ARTICLE 16

SECTION 409A COMPLIANCE

To the extent (i) any payment to which a Participant becomes entitled under this Plan in connection with the Participant’s termination of employment with the Company (for reasons other than death) constitutes a payment of deferred compensation subject to Section 409A, and (ii) the Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of Participant’s “separation from service” (as such term is defined in final Treasury Regulations issued under Section 409A and any other guidance issued thereunder) with the Company; or (B) the date of the Participant’s death following such separation from service. Upon the expiration of the applicable deferral period, any payment which would have otherwise been made during that period in the absence of this Article 16 shall be made to the Participant or the Participant’s beneficiary.

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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You may also request electronic delivery of proxy materials on our Web site at www.atmosenergy.com.

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M28774-P03780-Z54257        KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ATMOS ENERGY CORPORATION
The Board of Directors recommends that you vote FOR the listed nominees:

1.	ELECTION OF DIRECTORS
		For	Against	Abstain			For	Against	Abstain
Nominees:
	1a) Kim R. Cocklin	☐	☐	☐	3.	Proposal to amend the Company’s Annual Incentive Plan for Management to extend the term for an additional five years.
	1b) Richard W. Douglas	☐	☐	☐
							☐	☐	☐
	1c) Ruben E. Esquivel	☐	☐	☐
					4.	Proposal to ratify the appointment of Ernst
	1d) Richard K. Gordon	☐	☐	☐		&Young LLP as the Company’s independent registered public accounting firm for fiscal 2011.	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2-5.		For	Against	Abstain	5.	Proposal for an advisory vote by shareholders to approve the compensation of the Company’s named executive officers for fiscal 2010 (“Say on Pay”).	☐	☐	☐

2.	Proposal to amend the Company’s 1998 Long-Term Incentive Plan to increase the number of shares reserved for issuance under the Plan and to extend the term of the Plan for an additional five years.	☐	☐	☐	The Board of Directors recommends that		1 Year	2 Years	3 Years	Abstain
you select one (1) year as your preference on the following proposal:

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	6.	Proposal for an advisory vote on the frequency of vote on Say on Pay in future years.	☐	☐	☐	☐

NOTE: Please sign exactly as your name(s) appear(s) on the stock certificate (as indicated hereon). If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a shareholder should give their full title. Please date the proxy.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Summary Annual Report & Form 10-K are available at www.proxyvote.com.

Please date, sign and mail your

proxy card back as soon as possible!

Annual Meeting of Shareholders

ATMOS ENERGY CORPORATION

February 9, 2011

- Please Detach and Mail in Envelope Provided -

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M28775-P03780-Z54257

ATMOS ENERGY CORPORATION PROXY FOR ANNUAL MEETING OF SHAREHOLDERS FEBRUARY 9, 2011

The undersigned hereby appoints Robert W. Best, Charles K. Vaughan and Richard W. Cardin, or any of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Atmos Energy Corporation to be held at 9:30 a.m. Central Standard Time on February 9, 2011, in the Pavilion Ballroom of the Belo Mansion, 2101 Ross Avenue, Dallas, TX 75201, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ATMOS ENERGY CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4 AND FOR PROPOSAL 5. IN ADDITION, IN THE ABSENCE OF DIRECTION, ON PROPOSAL 6, THIS PROXY WILL BE VOTED FOR THE ONE YEAR VOTE FREQUENCY PREFERENCE. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission, and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, is to be presented).

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE THIS PROXY BY MAIL BY DATING, SIGNING AND PROMPTLY MAILING THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Address Changes/Comments: _________________________________________________________________ _________________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be marked, dated and signed on the other side)